                                                                   EXHIBIT 10.6

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK


In re
                                                        Chapter 11
LODGIAN, INC., et al.,
                                                        Case No. 01-16345 (BRL)
                                    Debtors.
                                                        Jointly Administered


                      DISCLOSURE STATEMENT FOR JOINT PLAN
           OF REORGANIZATION OF LODGIAN, INC., ET AL. (OTHER THAN THE
             CCA DEBTORS), TOGETHER WITH THE OFFICIAL COMMITTEE OF
          UNSECURED CREDITORS UNDER CHAPTER 11 OF THE BANKRUPTCY CODE





CADWALADER, WICKERSHAM & TAFT                 CURTIS, MALLET-PREVOST, COLT
Attorneys for the Debtors and                  & MOSLE LLP
   Debtors-In-Possession                      Co-Attorneys for the Debtors and
100 Maiden Lane                                Debtors-In-Possession
New York, New York  10038                     101 Park Avenue
(212) 504-6000                                New York, New York  10178
                                              (212) 696-6000
                                    - and -

                       DEBEVOISE & PLIMPTON
                      Attorneys for the Official Committee of
                       Unsecured Creditors
                     919 Third Avenue
                     New York, New York  10022
                     (212) 909-6000

Dated:  As of September 25, 2002

THE DEADLINE BY WHICH EACH HOLDER OF AN IMPAIRED CLAIM OR EQUITY INTEREST MUST CAST A PROPERLY COMPLETED AND DELIVERED BALLOT FOR ITS VOTE TO ACCEPT OR REJECT THE PLAN TO BE COUNTED IS OCTOBER 28, 2002, AT 5:00 P.M. (PACIFIC TIME), UNLESS
                                   EXTENDED.

                                IMPORTANT NOTICE

                  THIS DISCLOSURE STATEMENT AND ITS RELATED DOCUMENTS ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT THE PLAN. NO REPRESENTATIONS HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT CONCERNING THE DEBTORS, THEIR BUSINESS OPERATIONS OR THE VALUE OF THEIR ASSETS, EXCEPT AS EXPLICITLY SET FORTH IN THIS DISCLOSURE STATEMENT.

                  PLEASE REFER TO THE GLOSSARY AND THE PLAN FOR DEFINITIONS OF THE CAPITALIZED TERMS USED BUT NOT DEFINED IN THIS DISCLOSURE STATEMENT.

                  THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED PLAN AND DISCLOSURE STATEMENT FROM TIME TO TIME. THE DEBTORS URGE YOU TO READ THIS DISCLOSURE STATEMENT CAREFULLY FOR A DISCUSSION OF VOTING INSTRUCTIONS, RECOVERY INFORMATION, CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS, THE HISTORY OF THE DEBTORS AND THE CHAPTER 11 CASES, THE DEBTORS' BUSINESSES, PROPERTIES AND RESULTS OF OPERATIONS, HISTORICAL AND PROJECTED FINANCIAL RESULTS AND A SUMMARY AND ANALYSIS OF THE PLAN.

                  THE PLAN AND THIS DISCLOSURE STATEMENT HAVE NOT BEEN REQUIRED TO BE PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAW. NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PLAN OR THE PLAN SECURITIES OR HAS PASSED ON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE THE CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN, ONLY TO AID AND SUPPLEMENT SUCH REVIEW. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, THE PLAN SUPPLEMENT AND THE EXHIBITS ATTACHED THERETO AND THE AGREEMENTS AND DOCUMENTS DESCRIBED THEREIN. IF THERE IS A CONFLICT BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE PROVISIONS OF THE PLAN WILL GOVERN. YOU ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN AND PLAN SUPPLEMENT AND TO READ CAREFULLY THE ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS, BEFORE DECIDING HOW TO VOTE WITH RESPECT TO THE PLAN.

                  EXCEPT AS OTHERWISE INDICATED, THE STATEMENTS IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE INDICATED ON THE COVER AND THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT IMPLY THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS CORRECT AT ANY TIME AFTER THAT DATE. ESTIMATES OF CLAIMS AND EQUITY INTERESTS IN THIS DISCLOSURE STATEMENT MAY VARY FROM THE FINAL AMOUNTS OF CLAIMS OR EQUITY INTERESTS ALLOWED BY THE BANKRUPTCY COURT.

                  YOU SHOULD NOT CONSTRUE THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. YOU SHOULD, THEREFORE, CONSULT WITH YOUR OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS IN CONNECTION WITH THE PLAN, THE SOLICITATION OF VOTES ON THE PLAN AND THE TRANSACTIONS CONTEMPLATED BY THE PLAN.


                                       2
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                  AS TO ANY CONTESTED MATTERS, ADVERSARY PROCEEDINGS OR OTHER
ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT IS NOT, AND IS IN NO EVENT TO BE CONSTRUED AS, AN ADMISSION OR STIPULATION. INSTEAD, THIS DISCLOSURE STATEMENT IS, AND IS FOR ALL PURPOSES TO BE CONSTRUED AS, SOLELY AND EXCLUSIVELY A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THE SETTLEMENTS AND COMPROMISES DESCRIBED IN THE PLAN AND THIS DISCLOSURE STATEMENT REMAIN SUBJECT TO ONGOING NEGOTIATIONS WITH THE RESPECTIVE PARTIES.


                          FORWARD-LOOKING INFORMATION

         THIS DISCLOSURE STATEMENT INCLUDES FORWARD-LOOKING STATEMENTS BASED LARGELY ON THE DEBTORS' CURRENT EXPECTATIONS AND PROJECTIONS ABOUT FUTURE EVENTS AND FINANCIAL TRENDS AFFECTING THE FINANCIAL CONDITION OF THE DEBTORS' OR THE REORGANIZED LODGIAN DEBTORS' BUSINESSES. THESE INCLUDE MANAGEMENT'S EXPECTATIONS WITH RESPECT TO THE CHAPTER 11 CASES, STATEMENTS THAT DESCRIBE ANTICIPATED REVENUES, CAPITAL EXPENDITURES AND OTHER FINANCIAL ITEMS, STATEMENTS THAT DESCRIBE THE REORGANIZED LODGIAN DEBTORS' BUSINESS PLANS AND OBJECTIVES, AND STATEMENTS THAT DESCRIBE THE EXPECTED IMPACT OF COMPETITION, GOVERNMENT REGULATION, LITIGATION AND OTHER FACTORS ON THE REORGANIZED LODGIAN DEBTORS' FUTURE FINANCIAL CONDITION AND RESULTS OF OPERATIONS. THE WORDS "MAY", "SHOULD", "EXPECT", "BELIEVE", "ANTICIPATE", "PROJECT", "ESTIMATE" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED IN SECTION VIII, "RISK FACTORS", OF THIS DISCLOSURE STATEMENT. IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THIS DISCLOSURE STATEMENT MAY NOT OCCUR AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. NONE OF THE DEBTORS, THE REORGANIZED LODGIAN DEBTORS NOR ANY OTHER PERSON UNDERTAKES ANY OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.


                                       3
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21375155v19

                               TABLE OF CONTENTS

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                                                                                                               ----

I.       Introduction..........................................................................................   1

II.      Treatment of Creditors and Shareholders Under the Plan................................................   5

         A.       New Capital Structure of the Reorganized Lodgian Debtors; Liquidation Plan of
                  Liquidating Debtors..........................................................................   5

                  1.       Reorganized Lodgian Debtors.........................................................   5

                  2.       Liquidation Plan of Liquidating Debtors.............................................   6

         B.       Summary of Classification and Treatment......................................................   7

         C.       Lodgian Debtors - Allocation of Value Under the Plan.........................................  10

         D.       Description of the Classes...................................................................  12

                  1.       Secured Claims (Class 1)............................................................  12

                  2.       Priority Non-Tax Claims (Class 2)...................................................  16

                  3.       General Unsecured Claims (Class 3)..................................................  17

                  4.       Senior Subordinated Notes Claims (Class 4)..........................................  19

                  5.       Convenience Claims (Class 5)........................................................  19

                  6.       CRESTS Claims (Class 7).............................................................  19

                  7.       Old Lodgian Common Stock Interests (Class 8)........................................  20

                  8.       Debtor Owned Old Subsidiary Equity Interests (Class 9)..............................  20

                  9.       Third Party Owned Old Subsidiary Equity Interests (Class 10)........................  21

                  10.      Subordinated Claims (Class 11)......................................................  22

         E.       Administrative Expenses of the Debtors.......................................................  23

                  1.       Debtor-in-Possession Financing......................................................  24

                  2.       Fees and Expenses of Professionals..................................................  24

                  3.       Indenture Trustee Claims............................................................  24

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
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                                                                                                               ----


         F.       Securities to Be Issued Under the Plan.......................................................  24

                  1.       New Preferred Stock.................................................................  24

                  2.       New Common Stock....................................................................  25

                  3.       Warrants............................................................................  25

                  4.       Equity Ownership of Reorganized Lodgian.............................................  26

         G.       Securities Law Matters.......................................................................  28

                  1.       Issuance and Resale of Securities Plan..............................................  28

                  2.       Listing.............................................................................  30

                  3.       Registration Rights.................................................................  30

                  4.       Subsequent Transfers Under State Law................................................  30

         H.       Reservation of "Cram Down" Rights............................................................  30

III.     Voting Procedures and Requirements....................................................................  31

         A.       Vote Required for Acceptance by a Class......................................................  32

         B.       Classes Not Entitled to Vote.................................................................  32

         C.       Voting.......................................................................................  32

IV.      Financial Information, Projections and Valuation Analysis.............................................  33

         A.       Operating Performance........................................................................  33

         B.       Three-Year Projections of the Reorganized Lodgian Debtors....................................  34

         C.       Reorganization Valuation of the Reorganized Lodgian Debtors..................................  35

                  1.       Reorganized Lodgian Debtors.........................................................  35

                  2.       Valuation Methodology...............................................................  36

V.       Business Description and Reasons for Chapter 11.......................................................  38

         A.       Historical Background........................................................................  38

                  1.       Commencement of Cases...............................................................  38

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
                                                                                                               PAGE
                                                                                                               ----

                  2.       Employment of the Debtors' Professionals............................................  38

                  3.       Formation of the Committee..........................................................  38

                  4.       Debtors' Businesses and Management..................................................  39

                  5.       Debtors' Debt Structure.............................................................  40

                  6.       Events Leading up to the Chapter 11 Cases and the Need to Reorganize................  46

                  7.       Debtors' Debtor-In-Possession Financing and Use of Cash Collateral..................  47

                  8.       Continuation of Business After the Commencement Date................................  48

                  9.       Disputes with CCA...................................................................  48

         B.       Filing of Schedules/Bar Date For Filing Proofs of Claim and Equity Interests.................  49

VI.      Governance of the Reorganized Debtors.................................................................  49

         A.       Boards of Directors of the Reorganized Debtors...............................................  49

         B.       Senior Management of the Reorganized Debtors.................................................  49

         C.       Liquidating Debtors..........................................................................  50

VII.     Other Aspects of the Plan.............................................................................  50

         A.       Exit Financing Facility - Condition Precedent to the Effective Date..........................  50

         B.       Distributions Under the Plan.................................................................  51

                  1.       Disbursing Agent....................................................................  51

                  2.       Timing and Conditions of Distributions..............................................  51

                  3.       Procedures for Treating Disputed Claims and Equity Interests Under the Plan.........  52

         C.       Treatment of Executory Contracts and Unexpired Leases........................................  54

                  1.       Contracts and Leases Not Expressly Assumed Are Rejected.............................  54

                  2.       Cure of Defaults....................................................................  54

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
                                                                                                               PAGE
                                                                                                               ----

                  3.       Rejection Claims....................................................................  54

                  4.       Franchise Agreements................................................................  54

         D.       New Equity Incentive Plan....................................................................  55

         E.       Releases.....................................................................................  55

         F.       Effect of Confirmation.......................................................................  56

                  1.       Discharge of Claims and Cancellation of Equity Interests............................  56

                  2.       Indemnification.....................................................................  56

                  3.       Waiver of Contractual Subordination Rights..........................................  56

         G.       Miscellaneous Provisions.....................................................................  57

VIII.    Risk Factors..........................................................................................  57

         A.       Certain Bankruptcy Considerations............................................................  57

                  1.       General Risks Relating to Confirmation and Consummation.............................  57

                  2.       Risks Relating to Plan Treatment of Mortgage Financings.............................  58

                  3.       Matters Affecting Recoveries........................................................  58

                  4.       Loss of Franchise Agreements........................................................  58

                  5.       No Assurance of Feasibility.........................................................  59

         B.       Risks Relating to the Plan Securities........................................................  60

                  1.       Variances from Projections..........................................................  60

                  2.       Significant Holders.................................................................  60

                  3.       Lack of Trading Market..............................................................  60

                  4.       Dividend Policies...................................................................  61

                  5.       Restrictions on Transfer............................................................  61

                  6.       Trading Values of the Plan Securities...............................................  61

         C.       Financing Risks..............................................................................  62

                  1.       Post-Reorganization Obligations.....................................................  62

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
                                                                                                               PAGE
                                                                                                               ----

                  2.       Limited Access to Working Capital...................................................  62

         D.       Risks Associated with the Businesses.........................................................  62

                  1.       Certain Tax Implications............................................................  63

IX.      Confirmation of the Plan..............................................................................  63

         A.       Confirmation Hearing.........................................................................  63

         B.       General Requirements of Section 1129.........................................................  64

         C.       Best Interests Tests.........................................................................  65

         D.       Liquidation Analysis.........................................................................  67

         E.       Feasibility..................................................................................  67

         F.       Section 1129(b)..............................................................................  68

                  1.       No Unfair Discrimination............................................................  68

                  2.       Fair and Equitable Test.............................................................  68

X.       Alternatives to Confirmation and Consummation of the Plan.............................................  69

         A.       Liquidation Under Chapter 7..................................................................  69

         B.       Alternative Plan.............................................................................  69

XI.      Certain Federal Income Tax Consequences of the Plan...................................................  70

         A.       Consequences to Certain Debtors..............................................................  71

                  1.       Cancellation of Debt................................................................  71

                  2.       Limitations on NOL Carryforwards and Other Tax Benefits.............................  72

                  3.       Alternative Minimum Tax.............................................................  74

         B.       Consequences to Holders of Certain Claims....................................................  74

                  1.       Consequences to Holders of General Unsecured Claims Against Lodgian, Inc. That
                           Do Not Constitute "Securities" Who Receive New Common Stock and New Preferred
                           Stock...............................................................................  75

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
                                                                                                               PAGE
                                                                                                               ----

                  2.       Consequences to Holders of General Unsecured Claims Against Lodgian, Inc. That
                           Constitute "Securities" Who Receive New Common Stock and New Preferred Stock........  76

                  3.       Consequences to Holders of General Unsecured Claims Against Lodgian Debtors
                           Other Than Lodgian, Inc.............................................................  77

                  4.       Consequences to Holders of Senior Subordinated Notes Claims.........................  78

                  5.       Consequences to Holders of CRESTS Junior Subordinated Debentures Claims.............  79

                  6.       Consequences to Holders of Old Lodgian Common Stock Interests.......................  80

                  7.       Distributions in Discharge of Accrued Interest......................................  81

                  8.       Market Discount.....................................................................  81

                  9.       Treatment of Subsequent Distributions on New Preferred Stock and New Common
                           Stock...............................................................................  81

                  10.      Subsequent Sale of New Common Stock or New Preferred Stock..........................  83

                  11.      Redemption of New Preferred Stock...................................................  83

                  12.      Ownership and Disposition of Warrants...............................................  84

                  13.      Information Reporting and Withholding...............................................  84

XII.     Conclusion............................................................................................  85



EXHIBITS
--------

Exhibit A       Debtors' Joint Plan of Reorganization

Exhibit B       Estimated Plan Recoveries and Liquidation Analysis by Debtor

Exhibit C       Estimated Class 3 Allowed Claims and Recoveries and Allocations
                of Class 3 Plan Securities

Exhibit D       Projections

Exhibit E       Commitment Letter and Summary of Principal Terms of Exit
                Financing Facility

Exhibit F       Liquidation Analysis Assumptions and Summary of Liquidation
                Recovery by Class

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21375155v19



                                    GLOSSARY

                  The terms in the following table are used in this Disclosure Statement and, in most cases, the Plan. The definitions given below of terms used in the Plan are summaries. Please refer to the Plan for the complete definitions of those terms and other defined terms used throughout this Disclosure Statement. Unless otherwise specified, all section references in this Disclosure Statement are to sections of this Disclosure Statement.


A Warrants                 Warrants to purchase up to 17.75% of the New Common
                           Stock on a fully diluted basis excluding (a) B
                           Warrant Shares, (b) New Incentive Shares and (c)
                           Other Future Shares. The A Warrants are described in
                           section II.F.3. The effect of the issuance of B
                           Warrant Shares and New Incentive Shares is summarized in section II.F.3.

A Warrant Shares           Shares of New Common Stock issuable upon exercise of
                           the A Warrants.

Administrative Expense     Any expense relating to the administration of a
Claim                      Debtor's Chapter 11 Case, including actual and
                           necessary costs and expenses of preserving the Debtor's estate and operating the Debtor's businesses, any indebtedness or obligations incurred or assumed during the applicable Chapter 11 Case, allowances for compensation and reimbursement of expenses to the extent allowed by the Bankruptcy
                           Court, and certain statutory fees chargeable against the Debtor's estate.

Allowed Claim or Equity    A Claim against, or Equity Interest in, a Debtor
Interest                   which the Debtor agrees, or in the event of a
                           dispute, which the Bankruptcy Court determines, to be a valid obligation of the Debtor in the amount so agreed or determined.

B Warrants                 Warrants to purchase up to 10.79% of the New Common
                           Stock on a fully diluted basis, excluding (a) New
                           Incentive Shares and (b) Other Future Shares. The B
                           Warrants are described in section II.F.3. The effect of the issuance of New Incentive Shares is summarized in section II.F.4.

B Warrant Shares           Shares of New Common Stock issuable upon exercise of
                           the B Warrants.

Bankruptcy Code            Title 11 of the United States Code.

Bankruptcy Court           The United States Bankruptcy Court for the Southern
                           District of New York.

Bar Date June 3, 2002, which is the date fixed by the Bankruptcy Court as the last date upon which proofs of claim and equity interests could be filed against the Debtors' estates.

CCA                        The Capital Company of America LLC.

CCA Debtors                IMPAC Hotels II, L.L.C. and IMPAC Hotels III, L.L.C,
                           as debtors and debtors in possession in chapter 11 cases 01-16367 and 01-16375, respectively.

Claim A right to payment from a Debtor, whether legal or equitable and whether or not liquidated, fixed, matured or undisputed.

Class Liquidating          Class 3 Subclasses consisting of General Unsecured
Subclasses                 Claims against a Liquidating Debtor.

Class 3 Plan Securities    The aggregate Plan Securities  available for
                           distribution to holders of Allowed Claims in Class 3
                           Lodgian Subclasses.

Class 3 Lodgian            Class 3 Subclasses consisting of General Unsecured
Subclasses                 Claims against a Lodgian Debtor.

Class 4 Compromise         The compromise embodied in the Plan of certain issues
                           between the Debtors and the holders of Senior
                           Subordinated Notes, including the amount of such holders' Allowed Claims against each Guarantor Debtor and the determination of the Debtors that are liable as Guarantor Debtors, as well as the valuation of the Debtors on which recoveries should be based.

Commencement Date          The date a Debtor's Chapter 11 Case was commenced
                           (December 20, 2001, for all the Debtors other than Worcester Hospitality, L.P., Lodgian Hotels, Inc.,
                           Brecksville Hospitality, L.P. and Sioux City
                           Hospitality, L.P., each of whose Commencement Date is December 21, 2001, and New Orleans Airport Motel
                           Associates, L.P., whose Commencement Date is April
                           17, 2002).

Committee                  The official committee of general unsecured creditors
                           appointed in the Debtors' Chapter 11 Cases.

CRESTS The 7% Convertible Redeemable Equity Structured Trust Securities issued by Lodgian Capital Trust I.

CRESTS Junior              The 7% Convertible Junior Subordinated Debentures due
Subordinated Debentures    2010 originally issued by Servico, Inc. and assumed
                           by Lodgian, Inc.

Debtors Lodgian, Inc. and its direct and indirect subsidiaries listed in Exhibit A to the Plan, which do not include the CCA Debtors. The CCA Debtors intend to file a separate plan or plans of reorganization which are not the subject of the Plan and this Disclosure Statement.

Disclosure Statement       This document together with the annexed exhibits.

Disputed Claim or Equity   A Claim or Equity Interest that is not an Allowed
Interest                   Claim or Equity Interest.

Effective                  Date A business day selected by the Plan Proponents
                           on or after the date of confirmation of the Plan, on which all conditions to the effectiveness of the Plan have been satisfied or waived and there is no stay of the order confirming the Plan. The Plan Proponents may select different Effective Dates for one or more
                           Debtors.

Equity Interest            The rights of a holder of a Debtor's capital stock,
                           membership or partnership interests, or similar ownership interests, including any right to acquire such an interest.

Final Order                An order of the Bankruptcy Court entered on the
                           docket in the Chapter 11 Cases, which has not been reversed, vacated or stayed and (i) as to which the time to appeal or move for a new trial, reargument or rehearing has expired and as to which no appeal or other proceedings for a new trial, reargument or rehearing is then pending, or (ii) if an appeal, new trial, reargument or rehearing has been sought, which has been affirmed by the highest court to which such order was appealed, or a new trial, reargument or rehearing has been denied or resulted in no modification of such order, and the time to take any further appeal or move for a new trial, reargument or rehearing has expired.

General Unsecured Claim    Any general unsecured Claim against a Debtor other
                           than Senior Subordinated Notes Claims, CRESTS Claims,
                           Subordinated Claims or any Administrative Expense
                           Claim or other priority Claim.

GMAC-Orix Debtors          Brecksville Hospitality, L.P., Servico Council
                           Bluffs, Inc., Servico Omaha, Inc., Servico Omaha
                           Central, Inc., Servico West Des Moines, Inc., Servico
                           Wichita, Inc., Sioux City Hospitality, L.P. and 1075
                           Hospitality, L.P.

Guarantor Debtor           Each Debtor that has guaranteed the Senior
                           Subordinated Notes, including Lodgian, Inc. and the direct and indirect subsidiaries of Lodgian Financing
                           Corp.

Hotel Properties           As applicable, the respective interests of the
                           Debtors and the CCA Debtors in the hotel properties
                           (including leasehold interests) described in section
                           V.A.5.

Initial New Common Stock   The shares of New Common Stock to be issued pursuant
                           to the Plan on the Effective Date, representing in the aggregate 100% of the shares of New Common Stock before issuance of (a) A Warrant Shares, (b) B
                           Warrant Shares, (c) New Incentive Shares and (d)
                           Other Future Shares. The effect of the issuance of A
                           Warrant Shares, B Warrant Shares and New Incentive
                           Shares is summarized in section II.F.4.

LCT I Lodgian Capital Trust I, a Delaware statutory business trust and the issuer of the CRESTS.

Liquidating Debtors        The GMAC-Orix Debtors and the Roundabout Debtor.

Lodgian Debtors            The Debtors other than the Liquidating Debtors.

Mortgage Financing         The Debtors' existing financing arrangements secured
                           by one or more Hotel Properties as described in
                           section V.A.5.

New Common Stock           New common stock of Reorganized Lodgian to be issued
                           under the Plan. The New Common Stock is described in
                           section II.F.2.

New Equity Incentive Plan  The management equity incentive plan to be adopted by
                           Reorganized Lodgian under which up to 10.0% of the New Common Stock on a fully diluted basis will be available for issuance.

New Incentive Share        Shares of New Common Stock issuable pursuant to the
                           New Equity Incentive Plan.

New Preferred Stock        New 12.25% preferred stock of Reorganized Lodgian to
                           be issued under the Plan in an aggregate liquidation preference of $125 million. The New Preferred Stock is described in section II.F.1.

New Subsidiary Equity      New Equity Interests issued by a Reorganized Debtor
                           other than Reorganized Lodgian, to be issued on the Effective Date pursuant to the Plan.

Old Lodgian Common         Common stock (and options, warrants or rights to
Stock                      acquire common stock) of Lodgian, Inc. outstanding
                           immediately prior to the Effective Date.

Other Future Shares        Shares of New Common Stock that the Board of
                           Reorganized Lodgian may in the future determine to issue other than (a) the Initial New Common Stock,
                           (b) Warrant Shares or (c) New Incentive Shares.

Plan The Debtors' Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, annexed as Exhibit A to this Disclosure Statement.

Plan Proponents            Each Debtor and the Committee.

Plan Securities            The New Preferred Stock, the New Common Stock and the
                           Warrants.

Plan Supplement            A supplemental appendix to the Plan to be filed with
                           the Bankruptcy Court within 7 days before the hearing to confirm the Plan, but no later than 5 days before the last day to vote to accept or reject the Plan.

Reorganized Debtors        The Debtors as reorganized as of the Effective Date
                           in accordance with the Plan.

Reorganized Lodgian        Lodgian, Inc. as reorganized as of the Effective Date
                           in accordance with the Plan.

Reorganized Lodgian        The Lodgian Debtors as reorganized as of the
Debtors                    Effective Date in accordance with the Plan.

Roundabout Debtor          Raleigh-Downtown Enterprises, Inc.

Secured Claim              A Claim to the extent (i) secured by Collateral, the
                           amount of which Claim is equal to or less than the value of such Collateral (A) as set forth in this Plan, (B) as agreed to by the holder of such Claim and the applicable Debtor(s), or (C) as determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (ii) secured by the amount of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

Senior Subordinated Notes  The 12 1/4% Senior Subordinated Notes due 2009 issued by Lodgian Financing Corp., and guaranteed by the Guarantor Debtors.

Subclass Debtor            With respect to any Subclass of Claims or Equity
                           Interests under the Plan, the Debtor to which those Claims or Equity Interests relate.

Voting Agent               See section I for contact information.

Voting Procedures Order    An order of the Bankruptcy Court that sets which
                           Claims and Equity Interests may vote on the Plan and designates the form of ballot to be used.

Warrants                   The A Warrants and the B Warrants.

Warrant Shares             The A Warrant Shares and the B Warrant Shares.

                                       I.

                                  INTRODUCTION

                  The Plan Proponents are soliciting votes to accept or reject the Plan. The overall purpose of the Plan is to provide for the restructuring of the Debtors' liabilities in a manner designed to maximize recoveries to all stakeholders. The Plan provides for the continued operation of the Reorganized Lodgian Debtors and the orderly liquidation of the Liquidating Debtors. A copy of the Plan is attached as Exhibit A to this Disclosure Statement. Please refer to the Glossary and the Plan for definitions of terms used but not defined in this Disclosure Statement.

                  Although the Plan is proposed as a joint plan of reorganization of the Debtors, the Plan is a separate Plan for each Debtor. As such, the Plan does not provide for substantive consolidation of the assets or liabilities of any of the Debtors with any other Debtor. The Plan Proponents reserve the right to proceed at any time with confirmation of the Plan as to some, but not all, of the Debtors.

                  The Plan does not include the CCA Debtors. The CCA Debtors intend to file a separate plan or plans of reorganization, which are not the subject of this Disclosure Statement. See section V.A.9.

                  The purpose of this Disclosure Statement is to provide sufficient information to enable the creditors and equity interest holders of each Debtor who are entitled to vote to make an informed decision on whether to accept or reject the Plan.

                  This Disclosure Statement describes:

                  - the new capital structures of the Reorganized Lodgian Debtors and the liquidation plan of the Liquidating Debtors, how the holders of Allowed Claims and Equity Interests are treated, and the terms of the Plan Securities (section II);

                  - how to vote on the Plan and who is entitled to vote (section III);

                  - certain financial information about the Debtors, including 3-year consolidated cash flow projections and potential enterprise valuations of the Reorganized Lodgian Debtors (section IV);

                  - the businesses of the Debtors, the reasons why they commenced their Chapter 11 Cases and significant events that have occurred in the Chapter 11 Cases (section V);

                  - how the Reorganized Debtors will be governed when the Plan becomes effective (section VI);

                  - how distributions under the Plan will be made and the manner in which Disputed Claims and Equity Interests will be resolved (section VII.B);

                  - certain factors creditors and equity interest holders should consider before voting (section VIII);

                  - the procedure and requirements for confirming the Plan, including a liquidation analysis (section IX);

                  -        alternatives to the Plan (section X); and

                  -        certain federal tax considerations (section XI).

                  Additional financial information about the Debtors can be found in Lodgian, Inc.'s periodic reports filed with the Securities and Exchange Commission including: Lodgian, Inc.'s annual report on Form 10-K for the fiscal year ended December 31, 2001, and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002. Copies of these filings will be included in the Plan Supplement and may be obtained over the Internet at www.sec.gov or www.freeedgar.com.

                  The Plan Supplement will contain material documents to be entered into in connection with the implementation of the Plan, including, among others, the organizational documents of the Reorganized Debtors, the documents related to the Plan Securities, the Exit Financing Facility documents and the amended Mortgage Financings. The Plan Supplement will be filed with the Bankruptcy Court within 7 days before the hearing to confirm the Plan, but no later than 5 days before the last day to vote to accept or reject the Plan.

                  This Disclosure Statement, the attached exhibits, the Plan and the Plan Supplement are the only materials that you should use in determining whether to vote to accept or reject the Plan. The summaries of the Plan and other documents related to the restructuring of the Debtors are qualified in their entirety by the Plan, its exhibits, and the documents and exhibits contained in the Plan Supplement.

                              CLASSES ENTITLED TO VOTE ON THE PLAN

         - Classes 1, 3 (other than Class 3 Liquidating Subclasses), 4, 5, 7 and 10-B are impaired under the Plan and entitled to vote on the Plan.

         - Class 2, Class 9 Lodgian Subclasses, Class 10-C are unimpaired under the Plan, are deemed to have accepted the Plan and will not be entitled to vote on the Plan.

         - Class 3 Liquidating Subclasses, Class 8, Class 9 (other than Class 9 Lodgian Subclasses), Class 10-A and Class 11 are impaired under the Plan, are deemed to have rejected the Plan and will not be entitled to vote on the Plan.

         See section II.B for a description of the Classes of Claims and Equity Interests and their treatment under the Plan.


                  The Bankruptcy Code provides that only Claims and Equity Interests actually voted will be counted for purposes of determining whether the requisite acceptances of the Plan are received. Failure to timely deliver a properly completed ballot with respect to any Claim or Equity Interest entitled to vote will constitute an abstention and that Claim or Equity Interest will not be counted for the purpose of approving the Plan.


                         VOTING DEADLINE AND RECORD DATE

         THE LAST DAY TO VOTE TO ACCEPT OR REJECT THE PLAN IS OCTOBER 28, 2002. ALL VOTES MUST BE RECEIVED BY THE VOTING AGENT BY 5:00 P.M. (PACIFIC
         TIME) ON THAT DAY.

         THE RECORD DATE FOR DETERMINING WHICH CREDITORS AND EQUITY INTEREST HOLDERS MAY VOTE ON THE PLAN IS SEPTEMBER 26, 2002

                  The Plan is based on extensive negotiations with holders of the various secured and unsecured Claims against the Debtors. The Plan Proponents believe that approval of the Plan is the best opportunity for each Debtor to emerge from chapter 11 and (other than for the Liquidating Debtors) return its business to profitability. The Committee, which includes holders of 54% of the Senior Subordinated Notes, 57% of the CRESTS, as well as holders of General Unsecured Claims, fully supports, and is a co-proponent of, the Plan.

                             VOTING RECOMMENDATIONS

         The Plan Proponents believe that confirmation of the Plan is the best opportunity for creditors and equity interest holders of the respective Debtors to maximize their recoveries and for the business operations of the Debtors to succeed. Each of the Debtors encourages its creditors and equity interest holders entitled to vote to accept the Plan.

         The Committee has participated fully in the reorganization process and, as a Plan Proponent, urges all creditors and equity interest holders of each Debtor entitled to vote to accept the Plan.

                  Please contact the Voting Agent with any questions relating to voting on the Plan. Additional copies of this Disclosure Statement and, when filed, copies of the Plan Supplement are available upon request made to the Voting Agent, at the following address:


        IF BY OVERNIGHT OR HAND DELIVERY:          IF BY STANDARD MAILING:

           POORMAN-DOUGLAS CORPORATION           POORMAN-DOUGLAS CORPORATION
           10300 S.W. ALLEN BOULEVARD                   P.O. BOX 4230
             BEAVERTON, OREGON 97005             PORTLAND, OREGON 97208-4230
         ATTN: LODGIAN BALLOTING CENTER        ATTN: LODGIAN BALLOTING CENTER

                                      II.

                     TREATMENT OF CREDITORS AND SHAREHOLDERS
                                 UNDER THE PLAN

                  The Plan governs the treatment of Claims against and Equity Interests in the Debtors. This section summarizes the new capital structures of the Reorganized Lodgian Debtors and the liquidation plan of the Liquidating Debtors, describes the Claims and Equity Interests in each Class established under the Plan, summarizes the treatment of each Class, and discusses legal issues affecting the trading of Plan Securities.

A. NEW CAPITAL STRUCTURE OF THE REORGANIZED LODGIAN DEBTORS; LIQUIDATION PLAN OF LIQUIDATING DEBTORS

                  The Plan provides for the continued operation of the Reorganized Lodgian Debtors. The Liquidating Debtors will have no continuing business operations after the Effective Date.

         1.       Reorganized Lodgian Debtors

                  The following table summarizes the proposed capital structure of the Reorganized Lodgian Debtors, including the exit financing arrangements the Lodgian Debtors expect to enter into on the Effective Date to refinance certain Mortgage Financings, pay Administrative Expense Claims, including cure costs of the executory contracts and unexpired leases assumed by the Lodgian Debtors, and fund capital expenditures and other needs of their ongoing business operations. Lodgian, Inc. has entered into a commitment letter providing for a $286.2 million Exit Financing Facility secured by certain of the Lodgian Debtors' Hotel Properties. The principal terms of the proposed exit financing are described in section VII.A. Except as otherwise provided in the Plan and described herein, the Lodgian Debtors' existing Mortgage Financings will be reinstated on their original or amended terms and will continue to be secured by the underlying Hotel Properties. The principal terms of the continuing Mortgage Financings are summarized in the table in section II.D.1. The principal terms of the Priority Tax Claim Note are summarized in the table in section II.B. The Plan Securities to be issued on the Effective Date are described in section II.F.

                           REORGANIZED LODGIAN DEBTORS

    INSTRUMENT                       DESCRIPTION                               COMMENTS
    ----------                       -----------                               --------

Secured Loan                 $286.2 million(1)                                (exit financing)

Mortgage Financings          Approximately $102.6(1) million                  (reinstated or amended)

Priority Tax Claims Note     Approximately $13.6 million                      (restructuring debt)

New Preferred Stock          $125 million                                     (Plan Securities)

New Common Stock             7,000,000 shares                                 (Plan Securities)

A Warrants                   To purchase up to 17.75% of the New Common       (Plan Securities)
                             Stock(2)
                             To purchase up to 10.79% of the New Common       (Plan Securities)
B Warrants                   Stock(3)


----------------------------
1 The Plan Proponents and the Exit Financing Lender have agreed in principal to increase the Exit Financing Facility by $5.3 million to be used to refinance the debt under Subclass 1-J. This would reduce the principal amount of the continuing Mortgage Financings by a corresponding amount.

2 Excludes (a) B Warrant Shares, (b) New Incentive Shares and (c) Other Future Shares.

3        Excludes (a) New Incentive Shares and (b) Other Future Shares.


2.       Liquidation Plan of Liquidating Debtors

                  The Plan Proponents have determined, in coordination with the applicable secured creditor, that the Liquidating Debtors' Hotel Properties are overleveraged and no longer economically valuable for those Debtors to continue to own or operate. As such, they have agreed that such Hotel Properties should be surrendered to the applicable secured creditor, which will seek to continue the business operations at the affected Hotel Properties independent from the Debtors' on-going businesses. The Plan provides for a consensual surrender of the Liquidating Debtors' Hotel Properties, as a going concern, to the holders of Secured Claims under the Liquidating Debtors' Mortgage Financings. The Liquidating Debtors anticipate that the terms of the consensual surrender will provide for the payment in full of all Allowed Administrative Expense Claims, Allowed Priority Tax Claims and Allowed Priority Non-Tax Claims against the Liquidating Debtors. If these Claims are not paid, the Plan cannot be confirmed as to the Liquidating Debtors, and the Liquidating Debtors shall evaluate their options to the disposition of their assets. Upon surrender of their respective Hotel Properties under the Plan, the Liquidating Debtors will hold no assets and will have no ongoing business operations. Because there is insufficient asset value to satisfy the Allowed Claims of the applicable secured creditors, no amounts will be available for distribution to holders of General Unsecured Claims against the Liquidating Debtors.

B.       SUMMARY OF CLASSIFICATION AND TREATMENT

                  The following table and the table in section II.D.1 divide the Claims against, and Equity Interests in, each of the Debtors into separate Classes, state the estimated aggregate amount of the Claims or Equity Interests in each Class and summarize the treatment of each Class. The tables also identify which Classes are entitled to vote on the Plan based on rules set forth in the Bankruptcy Code and the Voting Procedures Order. Finally, the tables indicate an estimated recovery for each Class.


                   IMPORTANT NOTE ON ESTIMATES AND VALUATIONS

         The estimates of recovery amounts and percentages in the following tables and elsewhere in this Disclosure Statement may differ from actual distributions if the Debtors' estimates of Allowed Claims prove to be inaccurate. The Debtors' estimates of Allowed Claims reflect the Debtors' reasonable judgment based on current information as of the date of this Disclosure Statement and the Debtors make no representation as to the accuracy of these amounts.

         In addition, the estimated valuation of the Reorganized Lodgian Debtors and the Plan Securities, and the estimated recoveries to holders of Claims, are not intended to represent the value at which the Plan Securities could be sold if a market for those securities emerges.

         As described in section VIII.D, the hotel and lodging industry is affected by numerous uncertainties, including the economy in general and the levels of business and leisure travel at any given time. Those uncertainties and other risks related to the Debtors make it difficult to determine a precise value for the Debtors and the Plan Securities to be distributed under the Plan.

                  The Claim amounts and recoveries described in the following tables and elsewhere in this Disclosure Statement represent the Debtors' best estimates of those values given the information available at this time. Approximately 4,299 proofs of claim were filed in the Debtors' Chapter 11 Cases and the CCA Debtors' Chapter 11 Cases as of the Bar Date. As of the date of this Disclosure Statement, the Debtors have completed a preliminary review of these Claims, including reconciliation with their own books and records. However, due to the number and amount of Claims in dispute, as well as the risk of error inherent in reconciling such a large number of proofs of claim with the books and records of 81 different entities, it is possible that the actual amount of Allowed Claims may differ materially from the Debtors' estimates. The Debtors continue to seek to resolve Disputed Claims and further refine their claims analysis. Unless otherwise specified, the estimated Claim amounts and recoveries in the following tables and elsewhere in this Disclosure Statement are based on the Debtors' claims analysis and financial projections as of the date of this Disclosure Statement.

                  The estimation of recoveries makes the following assumptions:

                  - The consolidated business and operations of the Reorganized Lodgian Debtors does not include the Hotel Properties or other assets or liabilities of the CCA Debtors or the Liquidating Debtors. See
                           section IV.B and Exhibit D for a description of the assumptions underlying the Debtors' financial projections for the Reorganized Lodgian Debtors.

                  - The consolidated enterprise value of the Reorganized Lodgian Debtors is approximately $615 million. See section IV.C for a description of the basis of these valuations.

                  - The aggregate amount of Allowed Secured Claims against the Lodgian Debtors is approximately $354.2 million.

                  - The aggregate amount of Allowed General Unsecured Claims (excluding Inter-Company Claims) against the Lodgian Debtors is approximately $22.8 million.

                  - The Initial New Common Stock has an aggregate value as of the Effective Date of approximately $85 million. See section IV.C for a description of the basis of this valuation.

                  - The Warrants have an aggregate value as of the Effective Date of approximately $8 million using a standard computation methodology for the valuation of warrants. See section IV.C for a description of the basis of this valuation.


Treatment of Claims and Equity Interests

  CLASS              DESCRIPTION                             TREATMENT                   ENTITLED      ESTIMATED
                                                                                         TO VOTE        RECOVERY
-          Debtor-in-Possession Credit       Payment of all amounts outstanding,         No              100%
           Agreement Claims                  and cash collateralization or
                                             replacement of outstanding letters
           Estimated Claim Amount:           of credit.
           $0(1)


------------------------
1 Excludes approximately $1.0 million in letters of credit issued and undrawn as of the date of this Disclosure Statement. These letters of credit will be replaced or cash collateralized on the Effective Date.

  CLASS              DESCRIPTION                             TREATMENT                   ENTITLED      ESTIMATED
                                                                                         TO VOTE        RECOVERY
  -----              -----------                             ---------                   --------      ---------
-          Other Administrative Expense      Paid in full.                               No              100%
           Claims

           Estimated Claim Amount:
           $22.4 million

-          Priority Tax Claims               Paid in full or paid over a period not to   No              100%
                                             exceed 6 years from the date of
           Estimated Claim Amount:           assessment of the tax, with interest at
           $13.8 million                     the Federal Judgment Rate as in effect on
                                             the Confirmation Date, payable monthly.

1          Secured Claims                    See section II.D.1.                         Yes             See
                                                                                                         section II.D.1.

2          Priority Non-Tax Claims           Paid in full.                               No              100%

           Estimated Claim Amount:
           $0.1 million

3          General Unsecured Claims          New Preferred Stock:  $7,735,000            Yes             53.4%
           against Lodgian Debtors           Initial New Common Stock:  5.24%

           Estimated Claim Amount:
           $22.8 million
           General Unsecured Claims          No Distribution                             No (deemed to   None
           against Liquidating Debtors                                                   reject)

           Estimated Claim Amount:
           $1.7 million

4          Senior Subordinated Notes Claims  New Preferred Stock:  $117,265,000          Yes             87.7%
                                             Initial New Common Stock:  79.39%
           Estimated Claim Amount:
           $210.5 million

5          Convenience Claims                Paid in full.                               Yes             100%

           Estimated Claim Amount:
           $0.5 million

6          [Reserved]

6A         [Reserved]

  CLASS              DESCRIPTION                             TREATMENT                   ENTITLED      ESTIMATED
                                                                                         TO VOTE        RECOVERY
  -----              -----------                             ---------                   --------      ---------
7          CRESTS Claims                     Initial New Common Stock:  12.40%           Yes             7.8%
                                             A Warrants:  83.33%
           Estimated Claim Amount:           B Warrants:  24.39%
           $197.2 million

8          Old Lodgian Common Stock          Initial New Common Stock:  2.97%            No (deemed to   NA
           Interests                         A Warrants:  16.67%                         reject)
                                             B Warrants:  75.61%
           Estimated Interests:
           28.5 million shares

9          Debtor Owned Old Subsidiary       In Lodgian Debtors: Unaltered.              No (deemed to   NA
           Equity Interests                                                              accept)
                                             In Liquidating Debtors:  No distribution    No (deemed to   NA
                                                                                         reject)

10         Third Party Owned Old             10-A: No distribution.                      No (deemed to   NA
           Subsidiary Equity Interests                                                   reject)
                                             10-B:    Reduced percentage of New          Yes             NA
                                                      Subsidiary Equity


                                             10-C:    Unaltered                          No (deemed to   NA
                                                                                         accept)

11         Subordinated Claims               No distribution.                            No (deemed to   None
                                                                                         reject)
           Estimated Claim Amount:
           $0

C.       LODGIAN DEBTORS - ALLOCATION OF VALUE UNDER THE PLAN

                  The Plan provides for distributions of Plan Securities to holders of General Unsecured Claims against Lodgian Debtors (Class 3), Senior Subordinated Notes (Class 4), CRESTS (Class 7) and Old Lodgian Common Stock (Class 8). The Plan Securities consist of $125 million aggregate liquidation preference of New Preferred Stock, 100% of the Initial New Common Stock and the Warrants to purchase up to an additional 26.62% of New Common Stock on a fully diluted basis excluding (a) New Incentive Shares and (b) Other Future Shares.

                  The distributions of Plan Securities under the Plan reflect a reallocation of value from the Senior Subordinated Notes to the General Unsecured Claims against Lodgian Debtors, CRESTS and Old Lodgian Common Stock, as described below. The Plan allocations are the result of extensive negotiations between the Debtors and the Committee, which includes the holders of 54% of the Senior Subordinated Notes and 57% of the CRESTS, as well as holders of General Unsecured Claims. Further, the Plan embodies the Class 4 Compromise, which compromises a number of issues between the Debtors and the holders of Senior Subordinated

Notes, including the amount of such holders' Allowed Claims against each Guarantor Debtor and the determination of the Debtors that are liable as Guarantor Debtors, as well as the valuation of the Debtors on which recoveries should be based.

                  The Debtors and the Committee believe that the proposed terms offer the best opportunity for the expeditious completion of a consensual restructuring, which is likely to afford greater recoveries to all creditors and shareholders, including the holders of Senior Subordinated Notes, than would result from protracted and costly bankruptcy proceedings. The treatment of General Unsecured Claims against Lodgian Debtors, CRESTS and Old Lodgian Common Stock under the Plan is not an admission by the holders of Senior Subordinated Notes, the Debtors, the Committee or any other party that those Claims and Equity Interests would otherwise be entitled to the recovery provided in the Plan. The Debtors and the Committee do not believe the recoveries provided in the Plan for these Classes would likely be realized other than pursuant to the Plan.

                  The following table compares the estimated recoveries under the Plan with those to which the holders of Senior Subordinated Notes, General Unsecured Claims against Lodgian Debtors, CRESTS and Old Lodgian Common Stock would otherwise be entitled. Recoveries for General Unsecured Claims against Lodgian Debtors, which range from 0% to 100% depending upon the Lodgian Debtor against which the Claim is made, are shown on a combined basis for all Lodgian Debtors. The recovery shown for the Senior Subordinated Notes is an aggregate of the recoveries from Lodgian Financing Corp., the issuer of the Senior Subordinated Notes, and each Guarantor Debtor. All dollar amounts are in millions.

                                                                                          RECOVERY PER PLAN
                                                                                     -------------------------
                                           STRICT ALLOCATIONS      ADJUSTMENT          AMOUNT             %
                                           ------------------      ----------         --------          ------
SENIOR SUBORDINATED NOTES                             $207.2

                                                                      ($1.4)
                                            to Gen Unsecured         ($15.3)
                                                   to CRESTS          ($5.8)
                                                                      ------
                                               to Old Equity
                                                                                       $184.7           87.7%
GENERAL   UNSECURED   CLAIMS  AGAINST                  $10.8
LODGIAN DEBTORS
                                                from Sen Sub            $1.4
                                                                         ---

                                                                                        $12.2           53.4%
CRESTS                                                    $0

                                                from Sen Sub           $15.3
                                                                        ----
                                                                                        $15.3            7.8%
OLD LODGIAN COMMON STOCK                                  $0

                                                from Sen Sub            $5.8
                                                                         ---
                                                                                         $5.8              --

                  The value reallocated to CRESTS and Old Lodgian Common Stock is composed of 15.37% of the Initial New Common Stock and 100% of the Warrants. The reallocation to the holders of General Unsecured Claims against Lodgian Debtors represents a 20% premium on the recovery to which they are otherwise entitled and is composed of an additional $0.9 million aggregate liquidation preference of New Preferred Stock and an additional 0.59% of the Initial New Common Stock.

                  The estimated recovery amounts of Inter-Company Claims of one Lodgian Debtor against another Lodgian Debtor is taken into account in determining the estimated reorganization value of the Lodgian Debtor to which the Claim is due. As a result, the recovery value of these Inter-Company Claims is reflected in the recovery amounts realized by the holders of Claims against and Equity Interests in the Lodgian Debtors to which the Claims are due. No separate distribution will be made on account of Allowed Inter-Company Claims of any Lodgian Debtor against another Lodgian Debtor.

                  The Debtors have estimated the recovery to the holders of each Class of Claims against, and Equity Interests in, each Debtor based on the estimated value of the Debtor against which such holders' Claims or Equity Interests are asserted and the estimated amount and relative priorities of Allowed Claims against that Debtor. Exhibit B to this Disclosure Statement sets forth for each Debtor an analysis of estimated recoveries.

D.       DESCRIPTION OF THE CLASSES

                  Unless otherwise indicated, the characteristics and amount of the Claims or Equity Interests in the following Classes are based on the books and records of each of the applicable Debtors. Each Subclass is treated as a separate Class for purposes of the Plan and the Bankruptcy Code. However, the following discussion may refer to a group of Subclasses as a single Class for ease of reference.

                INTEREST WILL NOT ACCRUE AFTER COMMENCEMENT DATE

         Unless otherwise specified in the Plan or by order of the Bankruptcy Court, no interest will accrue or be paid on an Allowed Claim, for any purpose, on or after the Commencement Date.

         1.       Secured Claims (Class 1)

                  Description.      Class 1 is a group of 16 Subclasses,
including estimated aggregate Secured Claims of approximately $383.2 million as of the date of this Disclosure Statement. Claims in these Subclasses are, for the most part, mortgage financings of the Hotel Properties. Each Subclass represents a separate Mortgage Financing (or other secured financing) and collateral pool. The table below describes the Subclasses in Class 1 by Mortgage Financing and the number of underlying Hotel Properties. The Mortgage Financings and collateral pools are further described in section V.A.5.

                  Treatment.        Class 1 is impaired. On or as soon as
reasonably practicable after the Effective Date, each holder of an Allowed Claim in a Class 1 Subclass will receive (i) the treatment for such Subclass summarized in the following table, except to the extent the holder and the applicable Debtor have agreed to a different treatment, or (ii) such other treatment as the Bankruptcy Court may approve in connection with confirmation of the applicable Debtor's Plan through a "cram down" of such Subclass under section 1129(b) of the Bankruptcy Code.

                  The Debtors desire to enter into separate consensual stipulations with the secured creditors in each Class 1 Subclass regarding the treatment of their Claims. The applicable Debtors are continuing negotiations with each Subclass. In the event that these negotiations result in a treatment of any Class 1 Subclass different from that provided in the Plan, the Plan Proponents intend to enter into a stipulation and order with the applicable creditors which will provide for such agreed treatment and constitute a modification of the Plan.

                  The estimated claim amount for each Class 1 Subclass shown in the following table is the amount of principal and unpaid interest on the Commencement Date and does not reflect an estimated valuation of the underlying collateral or constitute an admission by the Debtors of the amount of the Allowed Secured Claim.

---------------------------------------------------------------------------------------------------------------------------

                                                                                                  ENTITLED     ESTIMATED
   SUBCLASS                  DESIGNATION                               TREATMENT                   TO VOTE      RECOVERY
---------------------------------------------------------------------------------------------------------------------------
1-A             BO Agreements                           Repaid in full in cash.                  Yes          100%
                Hotel Properties Securing Claim: 1

                Estimated Claim Amount:
                $6.0 million
---------------------------------------------------------------------------------------------------------------------------
1-B             BO/Rockbridge Agreements                Repaid in full in cash.                  Yes          100%
                Hotel Properties Securing Claim: 5

                Estimated Claim Amount:
                $54.8 million
---------------------------------------------------------------------------------------------------------------------------
1-C             [Reserved]
---------------------------------------------------------------------------------------------------------------------------
1-D             Chase Agreements                        Reinstated on original terms, except     Yes          Reinstated
                Hotel Properties Securing Claim: 2      $492,000 arrearage in principal                       as amended
                                                        payments is rescheduled for payment at
                Estimated Claim Amount:                 final maturity; secured by existing
                $11.7 million                           collateral.
---------------------------------------------------------------------------------------------------------------------------
1-E             Column/Criimi Mae Agreements            Reinstated on original terms, except     Yes          Reinstated
                Hotel Properties Securing Claim: 1      $132,000 arrearage in principal                       as amended
                                                        payments is rescheduled for payment at
                Estimated Claim Amount:                 final maturity; secured by existing
                $3.4 million                            collateral.
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

                                                                                                  ENTITLED     ESTIMATED
   SUBCLASS                  DESIGNATION                               TREATMENT                   TO VOTE      RECOVERY
---------------------------------------------------------------------------------------------------------------------------
1-F             DLJ/Column Agreements                   Reinstated on original terms, except     Yes          Reinstated
                Hotel Properties Securing Claim: 1      $388,000 arrearage in principal                       as amended
                                                        payments is rescheduled for payment at
                Estimated Claim Amount:                 final maturity; secured by existing
                $9.4 million                            collateral.
---------------------------------------------------------------------------------------------------------------------------
1-G             DLJ/Column/Criimi Mae Agreements        Reinstated on original terms, except     Yes          Reinstated
                Hotel Properties Securing Claim: 9      $2,157,000 arrearage in principal                     as amended
                                                        payments is rescheduled for payment at
                Estimated Claim Amount:                 final maturity; secured by existing
                $29.8 million                           collateral.
---------------------------------------------------------------------------------------------------------------------------
1-H             DDL Kinser Agreements                   Five-year note; principal equal to       Yes          See
                Hotel Properties Securing Claim: 1      amount of Allowed Claim with interest                 treatment
                                                        at 7.0% per annum, payable monthly;
                Estimated Claim Amount:                 amortization after year one equivalent
                $2.5 million                            to 48-year straight line amortization
                                                        schedule, with balance payable at
                                                        maturity; secured by existing
                                                        collateral.
---------------------------------------------------------------------------------------------------------------------------
1-I             First Union Agreements                  Reinstated on original terms, except     Yes          Reinstated
                Hotel Properties Securing Claim: 1      $48,000 arrearage in principal                        as amended
                                                        payments is rescheduled for payment at
                Estimated Claim Amount:                 final maturity; secured by existing
                $3.4 million                            collateral.
---------------------------------------------------------------------------------------------------------------------------
1-J             GMAC Agreements                         At the election of the applicable        Yes          See
                Hotel Properties Securing Claim: 1      Debtor (i) repaid in full in cash, or                 treatment
                                                        (ii) reinstated on original terms,
                Estimated Claim Amount:                 except $103,000 arrearage in principal
                $5.3 million                            payments is rescheduled for payment at
                                                        final maturity; secured by existing
                                  collateral.
---------------------------------------------------------------------------------------------------------------------------
1-K             GMAC-Orix Agreements                    Consensual surrender of underlying       Yes          See
                Hotel Properties Securing Claim: 8      Hotel Properties and other existing                   treatment
                                  collateral.
                Estimated Claim Amount:
                $27.1 million
---------------------------------------------------------------------------------------------------------------------------
1-L             Lehman/Criimi Mae Agreements            Reinstated on original terms, except     Yes          Reinstated
                Hotel Properties Securing Claim: 5      $471,000 arrearage in principal                       as amended
                                                        payments is rescheduled for payment at
                Estimated Claim Amount:                 final maturity; final maturity
                $24.0 million                           extended to November 30, 2005; secured
                                                        by existing collateral.
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

                                                                                                  ENTITLED     ESTIMATED
   SUBCLASS                  DESIGNATION                               TREATMENT                   TO VOTE      RECOVERY
---------------------------------------------------------------------------------------------------------------------------
1-M             MSSF Pre-Petition Credit Facility       Repaid in full in cash.                  Yes          100%
                Hotel Properties Securing Claim: 50

                Estimated Claim Amount:
                $196.0 million
---------------------------------------------------------------------------------------------------------------------------
1-N             Roundabout Agreements                   Consensual surrender of underlying       Yes          See
                Hotel Properties Securing Claim: 1      Hotel Properties and other existing                   treatment
                                  collateral.
                Estimated Claim Amount:
                $1.9 million
---------------------------------------------------------------------------------------------------------------------------
1-O             Wells Fargo Agreements                  Five-year note; principal equal to       Yes          See
                Hotel Properties Securing Claim: 1      amount of Allowed Claim with interest                 treatment
                                                        at 7.0% per annum, payable monthly;
                Estimated Claim Amount:                 amortization after year one equivalent
                $5.8 million                            to 48-year straight line amortization
                                                        schedule, with balance payable at
                                                        maturity; secured by existing
                                                        collateral.
---------------------------------------------------------------------------------------------------------------------------
1-P             Miscellaneous                           At the election of the applicable        Depends on   Depends on
                                                        Debtor, holder will receive              treatment.   treatment.
                                                        (i) payment in full of Allowed Claim;
                                                        (ii) net proceeds of sale of
                                                        collateral up to the amount of Allowed
                                                        Claim; (iii) the collateral securing
                                                        the Claim; (iv) a note with periodic
                                                        cash payments having a present value
                                                        equal to the amount of the Allowed
                                                        Claim and secured by the existing
                                                        collateral; (v) such treatment that
                                                        leaves unaltered the legal, equitable
                                                        and contractual rights of the holder;
                                                        or (vi) such other distribution as is
                                                        necessary to satisfy the requirements
                                                        of the Bankruptcy Code.  In the event
                                                        that a Debtor treats a Claim as
                                                        described under clause (i) or (ii),
                                                        the liens securing the Claim will be
                                                        deemed released
---------------------------------------------------------------------------------------------------------------------------

                  If the creditors in any Class 1 Subclass reject the Plan, the applicable Debtors reserve the right to (i) request the Bankruptcy Court to confirm its Plan through a "cram down" of the dissenting creditors under section 1129(b) of the Bankruptcy Code and modify the Plan, to the extent, if any confirmation under section 1129(b) of the Bankruptcy Code requires modification, or (ii) defer confirmation of its Plan and continue with its Chapter 11 Case in order to further analyze its options under the Bankruptcy Code (even though the other Debtors will proceed with confirmation of their Plans and emergence from their Chapter 11 Cases).

         2.       Priority Non-Tax Claims (Class 2)

                  Description.      The Claims in Class 2 are the types of
Claims identified in section 507(a) of the Bankruptcy Code that are entitled to priority in payment (other than Administrative Expense Claims and Priority Tax Claims). For each of the Debtors, these Claims relate primarily to pre-petition wages and employee benefit plan contributions that had not yet been paid as of the Commencement Date. Each of the Debtors believes that all of these Claims have already been paid pursuant to an order entered by the Bankruptcy Court on the Commencement Date.

                  Treatment.        Allowed Claims in Class 2 are unimpaired. To
the extent that they have not already been paid, they will be paid in full on or as soon as reasonably practicable after the Effective Date, except to the extent that the holders of such Claims agree to a different treatment.

           IMPORTANT NOTES ON DISTRIBUTIONS TO CLASSES 3, 4, 7 AND 8

      INITIAL NEW COMMON STOCK AND WARRANT SHARES ARE SUBJECT TO DILUTION

         The Initial New Common Stock to be distributed to holders of General Unsecured Claims against Lodgian Debtors (Class 3), Senior Subordinated Notes (Class 4), CRESTS (Class 7) and Old Lodgian Common Stock (Class 8), and the Warrant Shares issuable upon exercise of the Warrants to be distributed to holders of CRESTS (Class 7) and Old Lodgian Common Stock (Class 8), are subject to dilution by future share issuances. See section II.F.4.

                  REALLOCATIONS PURSUANT TO CLASS 4 COMPROMISE

         Pursuant to the Class 4 Compromise, the distributions under the Plan reflect a reallocation to holders of General Unsecured Claims against Lodgian Debtors (Class 3), CRESTS (Class 7) and Old Lodgian Common Stock (Class 8) of a portion of the value to which the holders of Senior Subordinated Notes (Class 4) would otherwise be entitled. The treatment of Classes 3, 4, 7 and 8, however, is not an admission by the holders of the Senior Subordinated Notes, the Debtors, the Committee or any other party that such Classes would otherwise be entitled to the recovery provided in the Plan. See section II.C.

          RESOLUTION OF DISPUTED CLAIMS MAY AFFECT CLASS 3 RECOVERIES

         The allocations of Plan Securities to holders of General Unsecured Claims against Lodgian Debtors (Class 3) are based on the Debtors' estimates of Allowed Claims in Class 3 as of the date of this Disclosure Statement. The distributions received by holders of General Unsecured Claims against Lodgian Debtors could differ from the estimated percentage recoveries described in this Disclosure Statement if the Debtors' estimate of Allowed Claims in Class 3 proves to be inaccurate. Pursuant to the Class 4 Compromise, the Plan Securities allocated to the holders of Senior Subordinated Notes will not be affected by any increase or decrease in the actual amount of General Unsecured Claims.

         3.       General Unsecured Claims (Class 3)

                  Description.      Class 3 consists of the Claims of suppliers
and other vendors, personal injury and other litigation claimants to the extent not covered by insurance, parties to executory contracts or unexpired leases with the respective Debtors that are being rejected, any applicable Inter-Company Claims and other General Unsecured Claims. Class 3 includes Claims that are covered in whole or in part by insurance maintained by the Debtors. However, such Claims will share in the treatment of this Class only to the extent of the allowed amount of such Claims that is less than or equal to the Debtor's self-insured retention or deductible amount under the applicable insurance policy and not satisfied from proceeds of insurance payable to the holder of the Claim.

                  For purposes of the initial distribution, and as part of the distribution mechanism under the Plan for holders of Claims in Class 3, the applicable Debtor will be required to estimate the total amount of Allowed Claims in Class 3. The aggregate amount of General Unsecured Claims (excluding Inter-Company Claims) filed against the Debtors on or before the Bar Date was approximately $153.2 million.(2) However, the respective Debtors estimate that, after deducting duplicate Claims, Claims not supported by the respective Debtors' books and records, Claims that are (or will be) covered by insurance and Claims that are subject to other objections, the aggregate amount of Allowed Claims in Class 3 Lodgian Subclasses will be approximately $22.8 million.

                  Allowed Inter-Company Claims have been taken into account in determining the distributions to Class 3 Subclasses. No separate distribution will be made on account of any Allowed Inter-Company Claims.

                  For convenience of identification, the Plan classifies the Allowed Claims in Class 3 as a single Class. Class 3 actually consists of 81 separate Subclasses, one for the allowed Class 3 Claims against each Debtor. Each Subclass is treated under the Plan as a separate class for voting and distribution purposes.

                  Treatment of Class 3 Claims against Lodgian Debtors. Class 3 Lodgian Subclasses are impaired. The holders of Allowed Claims in each Class 3 Lodgian Subclass will receive the Plan Securities allocated to their Subclass Debtor. The aggregate Plan Securities available for all Class 3 Lodgian Subclasses, referred to as the "Class 3 Plan Securities", consists of:

         -        $7,735,000 of New Preferred Stock

         -        5.24% of the Initial New Common Stock

                  Each Lodgian Debtor will be allocated a pro rata share of the Class 3 Plan Securities on the basis of the estimated recovery value of estimated Allowed General Unsecured Claims against such Debtor, except that these allocations will be adjusted so that:

         - no Lodgian Debtor will be allocated Class 3 Plan Securities representing a recovery value of more than 100% of the estimated Allowed General Unsecured Claims against it; and

         - each Lodgian Debtor will be allocated Class 3 Plan Securities representing a recovery value of at least 10% of the estimated Allowed General Unsecured Claims against it.

                  Exhibit C sets forth for each Lodgian Debtor the estimated Allowed Claims and estimated recovery percentage and amount for Claims in that Debtor's Class 3 Lodgian Subclass and the percentage of Class 3 Plan Securities allocated to that Debtor. These allocations

---------------
(2) This amount excludes any potential deficiency claims that holders of Allowed Secured Claims may have. See sections II.D.1 and VIII.A.2.

are based on the Debtors' estimates of Allowed Claims in Class 3 Lodgian Subclasses as of the date of this Disclosure Statement. The distributions to be received by holders of General Unsecured Claims against Lodgian Debtors could differ from the estimated percentage recovery if the Debtors' estimate of Allowed Claims in Class 3 Lodgian Subclasses proves to be inaccurate. Pursuant to the Class 4 Compromise, the Plan Securities allocated to the holders of Senior Subordinated Notes will not be affected by any increase or decrease in the actual amount of Allowed General Unsecured Claims against Lodgian Debtors.

                  Treatment of Class 3 Claims against Liquidating Debtors. Class 3 Liquidating Subclasses are impaired. Because the value of the Liquidating Debtors' assets are fully encumbered, no property will be distributed to or retained by the holders of Allowed Claims in any Class 3 Liquidating Subclass on account of such Allowed Claims.

         4.       Senior Subordinated Notes Claims (Class 4)

                  Description.      Class 4 consists of the Claims of the
holders of the Senior Subordinated Notes, including Claims under the related Senior Subordinated Notes Guarantees.

                  Treatment.        Class 4 is impaired. The holders of Allowed
Claims in Class 4 will receive in the aggregate:

                  -        $117,265,000 of New Preferred Stock

                  -        79.39% of the Initial New Common Stock

This distribution reflects the aggregate recovery to Allowed Class 4 Claims from Lodgian Financing Corp., the issuer of the Senior Subordinated Notes, and each Guarantor Debtor.

         5.       Convenience Claims (Class 5)

                  Description.      Class 5 consists of (a) Allowed General
Unsecured Claims of a holder in an amount equal to $200 or less, (b) Allowed General Unsecured Claims of a holder that has irrevocably elected on its ballot to reduce its Claims to the amount of $200, or (c) a disputed General Unsecured Claim that becomes an Allowed General Unsecured Claim of $200 or less with the consent of, and in the amount agreed to by, the applicable Debtor or pursuant to a Final Order.

                  Treatment.        Class 5 is impaired. Class 5 Claims will
receive cash in an amount equal to the Allowed amount of their Claim on or as soon as reasonably practicable after the Effective Date.

         6.       CRESTS Claims (Class 7)

                  Description.      Class 7 consists of the Allowed Claims of
LCT I as the holder of the CRESTS Junior Subordinated Debentures, together with the Allowed Claims of the holders of the CRESTS under certain guarantees in respect of the CRESTS.

                  Treatment.        Class 7 is impaired. LCT I, the issuer of
the CRESTS, will receive the following Plan Securities, which it will in turn distribute to the holders of the CRESTS in accordance with the terms of the
CRESTS:

                  -        12.40% of the Initial New Common Stock

                  -        83.33% of the A Warrants

                  -        24.39% of the B Warrants

         7.       Old Lodgian Common Stock Interests (Class 8)

                  Description.      Class 8 consists of the Equity Interests of
the holders of Old Lodgian Common Stock.

                  Treatment.        Class 8 is impaired. The holders of Allowed
Equity Interests in Class 8 will receive in the aggregate:

                  -        2.97% of the Initial New Common Stock

                  -        16.67% of the A Warrants

                  -        75.61% of the B Warrants

All Old Lodgian Common Stock, and all instruments representing it, will be deemed canceled on the Effective Date.

                  The holders of Old Lodgian Common Stock will receive the Plan Securities described above as a result of the reallocation from the holders of the Senior Subordinated Notes pursuant to the Class 4 Compromise. However, the holders of Old Lodgian Common Stock are not otherwise entitled to receive or retain any property on account of their Equity Interests. Accordingly, the holders of Old Lodgian Common Stock are deemed to reject the Plan and are not entitled to vote and the Debtors will not solicit their vote.

         8.       Debtor Owned Old Subsidiary Equity Interests (Class 9)

                  Description.      Class 9 consists of the Equity Interests
owned by any Debtor in each of the 80 other Debtors, other than Lodgian, Inc.

                  For convenience of identification, the Plan classifies the Allowed Equity Interests in Class 9 as a single Class. Class 9 actually consists of 80 separate Subclasses, one for the Allowed Equity Interests in each of the Debtors other than Lodgian, Inc., including 76 Debtors that are 100% owned, directly or indirectly, by Lodgian, Inc., and the Equity Interests owned by Debtors in four Debtors in which an Equity Interest is owned by a Person other than a Debtor. These third party owned Equity Interests are classified in Class 10. Each Subclass is treated under the Plan as a separate class for voting and distribution purposes.

                  Treatment of Class 9 Equity Interests in Lodgian Debtors. Class 9 Lodgian Subclasses are unimpaired. Except as may otherwise be determined by the applicable Debtor, the legal, equitable and contractual rights of holders of Allowed Equity Interests in each Class 9 Lodgian Subclass shall remain unaltered, except as provided in section II.D.9.

                  Treatment of Class 9 Equity Holders in Liquidating Debtors. Class 9 Liquidating Subclasses are impaired and have no estimated recovery value. Because the value of the Liquidating Debtors' assets is less then the total value of its debts and liabilities, it is not anticipated that the holders of Allowed Equity Interests in Class 9 Liquidating Subclasses will receive any distributions on account of such Equity Interests. The Plan Proponents will request that the Bankruptcy Court make a finding that these Equity Interests have no value for purposes of the "best interest" test under section 1129(a)(7) of the Bankruptcy Code. On the date the Liquidating Debtors are dissolved in accordance with the Plan, the instruments evidencing Equity Interests in the Liquidating Debtors shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule, and the Equity Interests in the Liquidating Debtors evidenced thereby shall be extinguished.

         9.       Third Party Owned Old Subsidiary Equity Interests (Class 10)

                  Description       Class 10 consists of the Equity Interests in
a Debtor that are owned by any Person other than a Debtor.

                  For convenience of identification, the Plan classifies the Allowed Equity Interests in Class 10 as a single Class. Class 10 actually consists of four separate Subclasses, one for the Allowed Equity Interests in each of the Debtors identified in the table below. Each Subclass is treated under the Plan as a separate class for voting and distribution purposes. These Subclasses are further grouped in three Divisions, depending on the estimated recovery value of those Equity Interests.

                  Division A of Class 10 consists of the Equity Interests in those Debtors in which an Equity Interest is owned by a Person other than a Debtor and which are estimated to have no recovery value. Division B of Class 10 consists of the Equity Interests in those Debtors in which an Equity Interest is owned by a Person other than a Debtor and which are estimated to have a positive recovery value. Division C of Class 10 consists of the Equity Interests in those Debtors in which an Equity Interest is owned by a Person other than a Debtor, which are estimated to have a positive recovery value and which the applicable Debtor and the holders of such Equity Interests have agreed to leave unimpaired. The Debtors in Divisions A, B and C of Class 10 are identified below:

                                                                                 % OF NEW SUBSIDIARY
                                                                                EQUITY OF REORGANIZED
                CLASS 10 SUBCLASS DEBTOR                      DIVISION           SUBCLASS 10 DEBTOR
         ------------------------------------------           --------          ---------------------

         Columbus Hospitality Associates, L.P.                   B                     34.3%

         Melbourne Hospitality Associates, L.P.                  C                     50.0%

         New Orleans Airport Motel Associates,                   B                     13.4%
         L.P.

         Servico Centre Associates, Ltd.                         A                      0.0%

                  Treatment.        Subclasses in Division A of Class 10 are
impaired. Except to the extent the applicable Debtor and the holders of Allowed Equity Interests in the Subclasses otherwise agree, no property will be distributed to or retained by the holders of Allowed Equity Interests in these Subclasses on account of those Equity Interests and the Debtor holding Equity Interests in the Subclass Debtor will receive 100% of the New Subsidiary Equity in such Reorganized Subclass Debtor. All old Equity Interests in the Subclass Debtor, and all instruments representing it, will be deemed canceled on the Effective Date. The holders of Allowed Equity Interests in these Subclasses are deemed to reject the Plan and are not entitled to vote and the Debtors will not solicit their vote.

                  Subclasses in Division B of Class 10 are impaired. Except to the extent the applicable Debtor and the holders of Allowed Equity Interests in these Subclasses otherwise agree, holders of Allowed Equity Interests in these Subclasses will receive the percentage of New Subsidiary Equity in the Subclass Debtor indicated in the table above, and the Debtor holding Equity Interests in such Subclass Debtor will receive the balance of the New Subsidiary Equity in such Subclass Debtor. All old Equity Interests in the Subclass Debtor, and all instruments representing it, will be deemed canceled on the Effective Date.

                  The applicable Debtors are continuing discussions with the holders of Equity Interests in Subclasses in Division A and B of Class 10 and have offered such holders the opportunity to make additional capital contributions to maintain their percentage ownership in the applicable Reorganized Debtor. To the extent a holder makes all or a portion of the required contribution, its percentage ownership will be greater than that shown in the preceding table.

                  The Subclass in Division C of Class 10 is unimpaired. The legal, equitable and contractual rights of holders of Allowed Equity Interests in the Subclass in Division C of Class 10 shall remain unaltered.

         10.      Subordinated Claims (Class 11)

                  Description.      Class 11 consists of any Claim against any
of the Debtors for any fine, penalty, forfeiture or attorneys' fees (but only to the extent such attorneys' fees are punitive in nature), or for multiple, exemplary or punitive damages, to the extent that such fine, penalty, forfeiture, attorneys' fees or damages are not compensation for actual pecuniary loss suffered by the holder of such Claim and not statutorily prescribed. In general, punitive or exemplary damage Claims are intended to punish or make an example of a wrongdoer. However, in the context of an insolvent entity, such as each of the Debtors, the enforcement of punitive Claims would have the effect of punishing unsecured creditors by diluting the ultimate recovery to all unsecured creditors. Moreover, punitive and exemplary damage Claims differ significantly from other general unsecured Claims which are based upon pecuniary losses. For these reasons, such Claims have been classified separately from other unsecured Claims. The Debtors do not believe that there will be any Allowed Claims in this Class. However, several proofs of claim have been filed concerning personal injury or wrongful death Claims that include punitive or exemplary damage amounts and this Class has been included in the Plan for completeness.

                  Treatment.        Class 11 is impaired. To the extent that
there are any Allowed Claims in Class 11, they are subordinated to the Claims in other Classes. No property will be distributed to or retained by the holders of Allowed Claims in this Class on account of these Claims. Class 11 is therefore deemed to reject the Plan and the Debtors will not solicit their vote.

E.       ADMINISTRATIVE EXPENSES OF THE DEBTORS

                  In order to confirm the Plan, Administrative Expense Claims and Allowed Tax Claims entitled to priority under the Bankruptcy Code must be paid in full or in a manner otherwise agreeable to the holders of those Claims. Administrative expenses are the actual and necessary costs and expenses of the Chapter 11 Cases of each of the respective Debtors. Those expenses include, but are not limited to, cure payments in connection with the assumption of certain contracts, post-petition salaries and other benefits for employees, post-petition rent for facilities and offices, amounts owed to vendors providing goods and services during the Chapter 11 Cases, tax obligations incurred after the commencement of the Chapter 11 Cases, and certain statutory fees and expenses. Other administrative expenses include the actual, reasonable and necessary professional fees and expenses of the professionals retained by each of the Debtors and the Committee, as well as the obligations outstanding under the DIP financing facility.

                  Consistent with the requirements of the Bankruptcy Code, the Plan generally provides for Allowed Administrative Expense Claims to be paid in full on the later of the Effective Date and the first business day after the date that is 30 days after the date such Administrative Expense Claim becomes Allowed, except for Administrative Expense Claims relating to ordinary course of business transactions or for money borrowed, both of which will be paid in accordance with the past practice of the applicable Debtor and the terms of the agreements governing such obligations. Administrative Expense Claims relating to compensation of the professionals retained by the applicable Debtors or the Committee or for the reimbursement of expenses of certain members of the Committee will, unless otherwise agreed by the claimant, be paid on the later of the Effective Date and the date on which an order allowing such Administrative Expense Claim is entered.

                  Unless otherwise specified in the Plan or by order of the Bankruptcy Court, no interest will accrue or be paid in connection with an Allowed Administrative Expense Claim for any purpose, on or after the Commencement Date.

                  Allowed Tax Claims entitled to priority under the Bankruptcy Code will be paid over a period not exceeding six years from the date of assessment of the tax, with interest at a fixed annual rate so that the periodic payments have a value, as of the Effective Date, equal to the Allowed amount of the Claim.

         1.       Debtor-in-Possession Financing

                  The Debtors estimate that there will be $0 outstanding under the DIP Financing Facility on the Effective Date. Obligations under the DIP Financing Facility will be paid in full on the Effective Date. After the Allowed Claims of the DIP Lenders are paid in full, the DIP Financing Facility and any agreements or instruments related to it will terminate, subject to any exceptions that the Bankruptcy Court may approve. There is approximately $1.0 million of letters of credit issued and undrawn as of the date of this Disclosure Statement. These letters of credit will be replaced or cash collateralized on the Effective Date.

         2.       Fees and Expenses of Professionals

                  The Debtors estimate that the fees and expenses of the various professionals in the Chapter 11 Cases will be approximately $15.1 million, including amounts paid on an interim basis during the Chapter 11 Cases and certain restructuring fees payable (subject to Bankruptcy Court approval) to the Debtors' and the Committee's financial advisors. See sections V.A.2 and V.A.3.

         3.       Indenture Trustee Claims.

                  Deutsche Bank Trust Company of America, the Indenture Trustee for the Senior Subordinated Notes, shall be granted, pursuant to section 503(b) of the Bankruptcy Code, an Administrative Claim for its reasonable fees and expenses in performing its duties as Indenture Trustee from the Commencement Date through the Effective Date to the extent that such fees and expenses are either (i) not in dispute by the Plan Proponents or (ii) in the event of any dispute, determined by a Final Order of the Bankruptcy Court.

F.       SECURITIES TO BE ISSUED UNDER THE PLAN

         1.       New Preferred Stock

                  On the Effective Date, Reorganized Lodgian will issue 5,000,000 shares of New Preferred Stock with an initial aggregate liquidation preference of $125,000,000. The shares will be distributed on behalf of the applicable Debtor to the holders of General Unsecured Claims against Lodgian Debtors (Class 3) and Senior Subordinated Notes (Class 4). The following table shows the allocation:

                                                                        SHARES OF NEW       % OF NEW PREFERRED
                                  CLASS                                PREFERRED STOCK             STOCK
                  -----------------------------------                  ---------------      ------------------

                  General  Unsecured  Claims against                        309,400                 6.19%
                  Lodgian Debtors (Class 3)

                  Senior Subordinated Notes (Class 4)                     4,690,600                93.81%
                                                                          ---------               ------

                                                Total                     5,000,000               100.00%

                  The New Preferred Stock will accrue cumulative dividends, compounded annually, at the annual rate of 12.25% and will have a liquidation preference equal to the initial liquidation preference plus accumulated unpaid dividends. The dividends will be paid in the manner described in section VIII.B.4. The New Preferred Stock is subject to redemption at any time at Reorganized Lodgian's option (including a premium during the first five years) and to mandatory redemption on the tenth anniversary of the Effective Date.

         2.       New Common Stock

                  On the Effective Date, Reorganized Lodgian will issue the Initial New Common Stock. The shares will be distributed on behalf of the applicable Debtor to the holders of General Unsecured Claims against Lodgian Debtors (Class 3), Senior Subordinated Notes (Class 4), CRESTS (Classes 7) and Old Lodgian Common Stock (Class 8). The Initial New Common Stock will consist of 7,000,000 shares. The following table shows the allocation of the Initial New Common Stock:

                                                                         SHARES OF NEW         % OF INITIAL NEW
                                      CLASS                               COMMON STOCK           COMMON STOCK
                  ---------------------------------------------          -------------         ----------------

                  General   Unsecured  Claims  against  Lodgian              366,589                 5.24%
                  Debtors (Class 3)

                  Senior Subordinated Notes (Class 4)                      5,557,511                79.39%

                  CRESTS (Class 7)                                           868,000                12.40%

                  Old Lodgian Common Stock (Class 8)                         207,900                 2.97%
                                                                           ---------               ------

                                                          Total            7,000,000               100.00%

                  The New Common Stock will vote as a single class for the election of directors and on other matters that require shareholder approval. The Initial New Common Stock will be subject to dilution by (a) the Warrant Shares, (b) New Incentive Shares and (c) Other Future Shares. The effect of these issuances is described in section II.F.4. The Plan will provide for authorization of sufficient shares of New Common Stock to accomplish these purposes.

         3.       Warrants

                  A Warrants.       On the Effective Date, Reorganized Lodgian
will issue A Warrants to purchase up to 17.75% of the New Common Stock on a fully diluted basis, excluding

(a) B Warrant Shares, (b) New Incentive Shares and (c) Other Future Shares. The effect of these issuances is described in section II.F.4. The A Warrants will be distributed on behalf of the applicable Debtor to the holders of CRESTS (Class 7) and Old Lodgian Common Stock (Class 8). The following table shows the allocation of the A Warrants:

                                                                                                     % OF
                                CLASS                                        A WARRANTS           A WARRANTS
                  ----------------------------------                         ----------           ----------

                  CRESTS (Class 7)                                           1,258,815              83.33%

                  Old Lodgian Common Stock (Class 8)                           251,823              16.67%
                                                                             ---------             ------

                                               Total                         1,510,638             100.00%

                  The A Warrants initially provide for the purchase of up to 1,510,638 shares of New Common Stock at an exercise price of $18.29 per share, subject to adjustment. The A Warrants will expire on the fifth anniversary of the Effective Date. The current estimated valuation of the A Warrants is $3.16 per A Warrant and is based on (i) a volatility of 40%, (ii) a market price of $12.14 per share of New Common Stock, (iii) an exercise price of $18.29 per share, (iv) a five-year expiration and (v) a risk free rate of 2.8%.

                  B Warrants.       On the Effective Date, Reorganized Lodgian
will issue B Warrants to purchase up to 10.79% of the New Common Stock on a fully diluted basis, excluding (a) New Incentive Shares and (b) Other Future Shares. The effect of these issuances is described in section II.F.4. The B Warrants will be distributed on behalf of the applicable Debtor to the holders of CRESTS (Class 7) and Old Lodgian Common Stock (Class 8). The following table shows the allocation of the B Warrants:

                                                                                                     % OF
                                CLASS                                        B WARRANTS           B WARRANTS
                  -----------------------------------                        ----------           ----------

                  CRESTS (Class 7)                                             251,062              24.39%

                  Old Lodgian  Common Stock (Class 8)                          778,304              75.61%
                                                                             ---------             ------

                                                Total                        1,029,366             100.00%

                  The B Warrants initially provide for the purchase of up to 1,029,366 shares of New Common Stock at an exercise price of $25.44 per share, subject to adjustment. The B Warrants will expire on the seventh anniversary of the Effective Date. The current estimated valuation of the B Warrants is $3.17 per B Warrant and is based on (i) a volatility of 40%, (ii) a market price of $12.14 per share of New Common Stock, (iii) an exercise price of $25.44 per share, (iv) a seven-year expiration and (v) a risk free rate of 3.4%.

                  4.       Equity Ownership of Reorganized Lodgian

                  The following table shows the percentage equity ownership of Reorganized Lodgian held by the holders of General Unsecured Claims against Lodgian Debtors (Class 3), Senior Subordinated Notes (Class 4), CRESTS (Class
7) and Old Lodgian Common Stock (Class 8):

                  -        on the Effective Date;

                  -        after issuance of the A Warrant Shares;

                  -        after issuance of the B Warrant Shares; and

                  -        after issuance of the maximum number of New
                           Incentive Shares.

The table does not show the effect of possible issuances of Other Future
Shares.

                                                           PERCENTAGE EQUITY OWNERSHIP
                                      --------------------------------------------------------------------

                                                                         AFTER ISSUANCE OF
                                                        --------------------------------------------------
                                          AS OF                                                   NEW
                                        EFFECTIVE          A WARRANT         B WARRANT         INCENTIVE
           CLASS                          DATE              SHARES            SHARES             SHARES
-----------------------------------   --------------    --------------      -----------       ------------

GENERAL UNSECURED CLAIMS AGAINST
LODGIAN DEBTORS (CLASS 3)

                New Common Stock                5.2%               4.3%             3.8%              3.5%

SENIOR SUBORDINATED NOTES (CLASS 4)

                New Common Stock               79.4%              65.3%            58.3%             52.3%

CRESTS (CLASS 7)

                New Common Stock      12.4%             10.2%                9.1%              8.2%

                      A Warrants        --              14.8%               13.2%             11.9%

                      B Warrants        --                --                 2.6%              2.4%
                                      ----              ----                ----              ----

                                               12.4%              25.0%            24.9%             22.5%

OLD LODGIAN COMMON STOCK (CLASS 8)

                New Common Stock       3.0%              2.4%               2.2%              2.0%

                      A Warrants        --               3.0%               2.6%              2.4%

                      B Warrants        --                --                8.2%              7.3%
                                      ----              ----                ----              ----

                                                3.0%               5.4%            13.0%             11.7%

NEW EQUITY INCENTIVE PLAN                        --                 --               --              10.0%
                                              -----              -----            -----             -----

                           TOTAL              100.0%             100.0%           100.0%            100.0%

G.       SECURITIES LAW MATTERS

                 THE ISSUANCE AND RESALE OF THE PLAN SECURITIES
              RAISE ISSUES UNDER FEDERAL AND STATE SECURITIES LAWS

         The issuance of Plan Securities under the Plan and resales of the Plan Securities raise securities law issues under the Bankruptcy Code and federal and state securities laws that are discussed in this section. The applicability and effect of relevant laws and regulations depend heavily on facts and circumstances relating to each recipient of Plan Securities and any proposed transfer by such person. ACCORDINGLY, THE DEBTORS MAKE NO REPRESENTATION AS TO THESE MATTERS, INCLUDING WHETHER ANY PLAN SECURITIES MAY BE FREELY TRANSFERRED, AND URGE POTENTIAL RECIPIENTS OF PLAN SECURITIES TO CONSULT THEIR OWN COUNSEL.

                  Holders of Allowed Claims in Classes 3, 4, 7 and 8 will receive Plan Securities pursuant to the Plan. Section 1145 of the Bankruptcy Code provides certain exemptions from the securities registration requirements of federal and state securities laws with respect to the distribution of securities under a Plan.

         1.       Issuance and Resale of Securities Plan

                  Under section 1145(a) of the Bankruptcy Code, the issuance of the Plan Securities, as well as the issuance of New Common Stock pursuant to the Warrants, and the subsequent resale of such securities by entities which are not "underwriters" (as defined in section 1145(b) of the Bankruptcy Code), are not subject to the registration requirements of section 5 of the Securities Act. In addition, such securities generally may be resold without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the several states. HOWEVER, RECIPIENTS OF SECURITIES ISSUED UNDER THE PLAN ARE ADVISED TO CONSULT WITH THEIR OWN LEGAL ADVISORS AS TO THE AVAILABILITY OF ANY SUCH EXEMPTION FROM REGISTRATION UNDER STATE LAW IN ANY GIVEN INSTANCE AND AS TO ANY APPLICABLE REQUIREMENTS OR CONDITIONS TO SUCH AVAILABILITY.

                  Section 1145(b)(l) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who, except with respect to "ordinary trading transactions" of an entity that is not an "issuer," (A) purchases a claim against, equity interest in, or claim for an administrative expense, with a view to distribution of any security to be received in exchange for the claim or equity interest, or (B) offers to sell securities issued under a plan to the holders of such securities, or (C) offers to buy securities issued under a plan from the holders of such securities, if the offer to buy is made with a view to distribution of such securities and under an agreement made in connection with the plan, the consummation of the plan, or the offer or sale of securities under the plan, or (D) is an issuer of the securities within the meaning of section 2(11) of the Securities Act.

                  The term "issuer" is defined in section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(l)(D) of the Bankruptcy Code to section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a Plan may be deemed to be a "control person" of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor's or its successor's voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent or more of the securities of a reorganized debtor may be presumed to be a "control person."

                  To the extent that persons deemed to be "underwriters" receive Plan Securities pursuant to the Plan, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be "underwriters" for purposes of section 1145 of the Bankruptcy Code may, however, be able to sell securities pursuant to a registration statement (see discussion of registration rights below) or, under certain conditions described below, without registration pursuant to the resale provisions of Rule 144 under the Securities Act or any other exemption from registration requirements.

                  Pursuant to Rule 144 under the Securities Act, "affiliates" of the issuer who resell securities which are not restricted, will be deemed not to be engaged in a distribution of such securities and therefore not to be "underwriters" of such securities as defined in section 2(11) of the Securities Act, if they comply with certain conditions including, in general terms: (a) the availability of adequate current public information with respect to the issuer,
(b) limiting the amount of securities sold within any three-month period to the greater of one percent of the shares outstanding or the average weekly trading volume and (c) selling the securities only through "brokers' transactions."

                  Pursuant to the Plan, certificates evidencing Plan Securities received by a holder of ten percent or more of the New Common Stock and New Preferred Stock will bear a legend substantially in the form below in the event that the Debtors reasonably believe that such holder is an underwriter:

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

Any person or entity that would receive legended securities as provided above may instead receive certificates evidencing Plan Securities without such legend if, prior to the Effective Date, such person or entity delivers to Reorganized Lodgian (i) an opinion of counsel reasonably satisfactory to Reorganized Lodgian to the effect that the Plan Securities to be received by such person or entity are not subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act and (ii) a certification that such person or entity is not an "underwriter" within the meaning of section 1145 of the Bankruptcy Code.

                  Any holder of a certificate evidencing Plan Securities bearing such legend may present such certificate to the transfer agent for the shares of Reorganized Lodgian in exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as
(i) such shares are sold pursuant to an effective registration statement under the Securities Act, or (ii) such holder delivers to Reorganized Lodgian an opinion of counsel reasonably satisfactory to Reorganized Lodgian to the effect that such shares are no longer subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act or to the effect that such transfer is exempt from registration under the Securities Act, in which event the certificate issued to the transferee shall not bear such legend, unless otherwise specified in such opinion.

         2.       Listing

                  Reorganized Lodgian will use commercially reasonable efforts to cause the shares of New Common Stock and, in the sole discretion of the Board of Directors of Reorganized Lodgian, New Preferred Stock to be listed on a national securities exchange or a qualifying interdealer quotation system. The Reorganized Debtors will have no such obligation to list or seek to have listed or qualified the equity securities of any other Reorganized Debtor.

         3.       Registration Rights

                  The Plan provides for the execution of a registration rights agreement, under which Reorganized Lodgian will grant registration rights to certain holders of Plan Securities on the terms provided in such agreement. A copy of the registration rights agreement will be part of the Plan Supplement.

         4.       Subsequent Transfers Under State Law

                  The state securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of New Preferred Stock, New Common Stock and Warrants.

         Any person intending to rely on these exemptions is urged to consult his or her own counsel as to their applicability to his or her circumstances.

H.       RESERVATION OF "CRAM DOWN" RIGHTS

                  The Bankruptcy Code permits the Bankruptcy Court to confirm a chapter 11 plan over the dissent of any class of claims or equity interests as long as the standards in section 1129(b) are met. This power to confirm a plan over dissenting classes - often referred to as "cram down" - is an important part of the reorganization process. It assures that no single group (or multiple groups) of claims or equity interests can block a restructuring that otherwise meets the requirements of the Bankruptcy Code and is in the interests of the other constituents in the case.

                  Each of the Debtors reserves the right to seek confirmation of the Plan, notwithstanding the rejection of the Plan by any Class entitled to vote. In the event that a Class votes to reject the Plan, the applicable Debtor may request the Bankruptcy Court to rule that the Plan meets the requirements specified in section 1129(b) of the Bankruptcy Code with respect to such Class. The applicable Debtor will also seek such a ruling with respect to each Class that is deemed to reject the Plan.

                  Additionally, the Plan Proponents reserve the right to delay seeking confirmation of the Plan as to any Debtor(s) and proceed with confirmation of the Plan as to other Debtor(s) in order to continue to avail themselves of the protection of the Chapter 11 Cases in the context of a non-consensual Plan for any of the Debtors.

                                      III.

                       VOTING PROCEDURES AND REQUIREMENTS

                  Detailed voting instructions are provided with the ballot accompanying this Disclosure Statement. The following Classes are the only Classes entitled to vote to accept or reject the Plan.


          CLASS                      DESCRIPTION
                           ---------------------------------------------

            1              Secured Claims

            3              General Unsecured Claims (other than Class 3
                           Liquidating Subclasses)

            4              Senior Subordinated Notes Claims

            5              Convenience Claims

            7              CRESTS Claims

           10-B            Third Party Owned Old Subsidiary Equity Interests in
                           Division B of Class 10


If your Claim or Equity Interest is not in one of these Classes, you are not entitled to vote. If your Claim or Equity Interest is in one of these Classes, you should read your ballot and follow the listed instructions carefully. Please only use the ballot that accompanies this Disclosure Statement.


         BALLOT INFORMATION NUMBER:          (888) 697-3594

A.       VOTE REQUIRED FOR ACCEPTANCE BY A CLASS

                  The Debtors have filed a motion seeking entry of the Voting Procedures Order to set certain procedures in connection with voting on the Plan. If the Voting Procedures Order is approved, it will set forth the procedures to be employed in tabulating acceptances and rejections of the Plan.


                      CLASS VOTE REQUIRED TO ACCEPT A PLAN

         Acceptance of the Plan by a Class of Claims or Equity Interests will be determined by calculating the number and the amount of Claims and the amount of Equity Interests voting to accept, based only on the Claims or Equity Interests in the Class actually voting.

         Acceptance by a Class of Claims requires an affirmative vote of a majority of the total Claims voting and two-thirds in amount of the total Claims in the Class voting. Acceptance by a Class of Equity Interests requires an affirmative vote of two-thirds in amount of the total Equity Interests in the Class voting. Any impaired Class that fails to achieve the specified majority vote will be deemed to have rejected the Plan.

B.       CLASSES NOT ENTITLED TO VOTE

                  Under the Bankruptcy Code, holder of Claims or Equity Interests are not entitled to vote if their contractual rights are unimpaired by the Plan or if they will not receive any property under the Plan. Based on this standard, the holders of Claims in Class 2 and the holders of Equity Interests in Class 9 Lodgian Subclasses and Subclasses in Division C of Class 10 are not being affected by the Plan and thus are not entitled to vote on the Plan. In addition, the holders of Equity Interests in Class 8 are not entitled to receive (but for the reallocation of value described in section II.C), and the holders of Equity Interests in Class 9 Liquidating Subclasses and Subclasses in Division A of Class 10 and Claims in Class 3 Liquidating Subclasses and in Class 11 will not receive, any property under the Plan. Therefore, they are deemed to reject the Plan and are not entitled to vote. For a summary of the Classes entitled to vote, see the tables in sections II.B and II.D.1.

C.       VOTING

                  In order for your vote to be counted, your vote must be received by the Voting Agent at the following address before the voting deadline of 5:00 p.m., Pacific Time, on October 28, 2002:

       IF BY OVERNIGHT OR HAND DELIVERY:           IF BY STANDARD MAILING:

          POORMAN-DOUGLAS CORPORATION            POORMAN-DOUGLAS CORPORATION
           10300 S.W. ALLEN BOULEVARD                   P.O. BOX 4330
            BEAVERTON, OREGON 97005              PORTLAND, OREGON 97208-4330
         ATTN: LODGIAN BALLOTING CENTER         ATTN: LODGIAN BALLOTING CENTER


                  If the instructions on your ballot require you to return the ballot to your bank, broker or other nominee, or to their agent, you must deliver your ballot to them in sufficient time for them to process it and return it to the Voting Agent before the voting deadline. If a ballot is damaged or lost, you may contact the Voting Agent at (888) 697-3594. Any ballot that is executed and returned but which does not indicate an acceptance or rejection of the Plan will not be counted.

                                      IV.

            FINANCIAL INFORMATION, PROJECTIONS AND VALUATION ANALYSIS

                  This section provides summary information concerning the recent financial performance of the Debtors, three-year financial projections for the Debtors and discusses an estimated reorganization valuation for the Debtors. Because the Plan provides for the liquidation of the Liquidating Debtors and the orderly transfer of the ownership and on-going business operation of the affected Hotel Properties to the applicable secured lenders (or their designees), no such information is provided for the Liquidating Debtors.

                  The projections and reorganization value are based on information available as of the date of this Disclosure Statement. The significant assumptions underlying the projections and valuation and the basis of their preparation are discussed below.

A.       OPERATING PERFORMANCE

                  For a recent description of the operating performance of Debtors on a consolidated basis, see Lodgian, Inc.'s annual report on Form 10-K for the fiscal year ended December 31, 2001, and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002. Copies of these reports will be included in the Plan Supplement and may be obtained over the Internet at www.sec.gov or www.freeedgar.com.

B.       THREE-YEAR PROJECTIONS OF THE REORGANIZED LODGIAN DEBTORS



                     IMPORTANT NOTE ON FINANCIAL PROJECTIONS

         The projections included in this Disclosure Statement (the "Projections") are based on a number of important assumptions, which are subject to significant business, economic and competitive risks and uncertainties that are not within the Lodgian Debtors' control and could cause actual results to differ materially and adversely from the Projections.

         These factors include the impact of the Chapter 11 Cases on the Lodgian Debtors' businesses and operations; the Debtors' ability to maintain their existing franchise affiliations, to confirm the Plan in a timely manner, to access adequate financing and to generate cash flow from operations to meet their obligations; the effect of general economic conditions; and other factors. See section VIII, "Risk Factors".

         The Projections are not, and should not be regarded as, a representation that the Projections can or will be achieved.


                  As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan and for the purpose of determining whether the Plan satisfies this feasibility standard, the Debtors developed the Projections, including certain income statement, cash flows and balance sheet projections for the fiscal years 2003 through 2005 (the "Projection Period") for the Reorganized Lodgian Debtors.

                  Projections for the Reorganized Lodgian Debtors on a consolidated basis, including the principal assumptions on which they are based, are attached as Exhibit D hereto.

                  Based on the Projections, the Lodgian Debtors believe that the Reorganized Lodgian Debtors will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Projections should be read in conjunction with the assumptions and notes set forth in Exhibit D.

C.       REORGANIZATION VALUATION OF THE REORGANIZED LODGIAN DEBTORS


               IMPORTANT NOTE ON ESTIMATES OF REORGANIZATION VALUE

         The estimates of reorganization value discussed below are not, and do not purport to be, appraisals or liquidation values of the Reorganized Lodgian Debtors or their assets, or estimates of the market value that could be realized through a sale of any Plan Securities should a market for those securities develop.

         Such estimates were developed solely for purposes of formulating and negotiating a plan of reorganization for the Debtors and analyzing the projected recoveries under the Plan.


                  The Debtors have been advised by Chilmark Partners LLC ("Chilmark") with respect to the range of estimated reorganization values of the Reorganized Lodgian Debtors. Chilmark's valuations reflect a number of other assumptions, including a successful reorganization in a timely manner of the businesses and finances of the Lodgian Debtors, the continuation of the Reorganized Lodgian Debtors as the owner and operator of their businesses and assets from and after the Effective Date, the projections reflected in the Projections, the amount of available cash, market conditions and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

         1.       Reorganized Lodgian Debtors

                  The reorganization value of the Reorganized Lodgian Debtors discussed in this section (i) includes the operating businesses and the estimated value of certain non-operating assets of the Reorganized Lodgian Debtors and (ii) excludes the Hotel Properties and other assets and liabilities of the Liquidating Debtors.

                  The midpoint of the total reorganization value range for the Reorganized Lodgian Debtors was estimated by Chilmark to be approximately $615 million as of an assumed Effective Date of December 31, 2002. The midpoint of the reorganization common equity value range, which takes into account the estimated debt balances and the New Preferred Stock at and beyond the Effective Date, was estimated by Chilmark to be approximately $93 million as of an assumed Effective Date of December 31, 2002. The foregoing reorganization equity value (ascribed as of the date of this Disclosure Statement) reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty as to the achievement of the Projections.

                  Based on the assumed reorganization equity value set forth above, the midpoint value of the 7,000,000 shares of New Common Stock to be issued under the Plan, adjusted for the estimated value of the Warrants, is estimated to be approximately $12.14 per share.

                  The Plan contemplates the distribution of Warrants to holders of Allowed Claims in Class 7 and Allowed Equity Interests in Class 8. The exercise price of each Warrant issued under the Plan exceeds the estimated reorganization equity value per share, and the exercise of the Warrants requires the payment to Reorganized Lodgian of cash in the amount of the exercise price. While warrants may be valued using complex mathematical computations, these computations are based upon highly subjective assumptions, including, among others, the estimated trading prices of the equity securities for which the warrants may be exercised and the projected volatility of price movements of those equity securities. Based on an assumed trading price equal to the estimated reorganization common equity value of $12.14 per share and an estimated trading volatility of 40%, Chilmark computed the theoretical value of the Warrants, using a standard computation methodology for the valuation of warrants, to be $3.16 per A Warrant and $3.17 per B Warrant. There can be no assurance that the New Common Stock will trade at the estimated reorganization equity value per share, that the trading volatility of the New Common Stock will be or will be perceived to be 40% or that the market value of an A Warrant will be $3.16 or that the market value of a B Warrant will be $3.17. Finally, actual trading values for warrants frequently differ materially from those values derived from mathematical computations. Accordingly, the foregoing computation of value cannot be relied upon as a measure of realizable value of the Warrants.

         2.       Valuation Methodology

                  In preparing the estimated reorganization value, Chilmark: (a) reviewed certain historical financial information of Lodgian, Inc. and its subsidiaries for recent years and interim periods; (b) reviewed certain internal financial and operating data of Lodgian, Inc. and its subsidiaries and their financial projections relating to their businesses and prospects; (c) met with certain members of senior management of Lodgian, Inc. to discuss the operations and future prospects of Lodgian, Inc. and its subsidiaries; (d) reviewed publicly available financial data and considered the market values of public companies that Chilmark deemed generally comparable to the operating businesses of Lodgian, Inc.; (e) reviewed the financial terms of assets sold by Lodgian, Inc. in recent years; (f) reviewed the financial terms, to the extent publicly available, of certain recent acquisitions of companies that Chilmark believes were comparable to the operating businesses of Lodgian, Inc.; (g) considered certain economic and industry information relevant to the operating businesses of Lodgian, Inc.; and (h) conducted such other analyses as Chilmark deemed appropriate. Although Chilmark conducted a review and analysis of the businesses, operating assets and liabilities and business plans of Lodgian, Inc. and its subsidiaries, Chilmark assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors and publicly available information. In addition, Chilmark did not independently verify the assumptions underlying the Projections in connection with such valuation.

                  The estimated reorganization value reflects work performed by Chilmark on the basis of information in respect of the business and assets of Lodgian, Inc. available to Chilmark as of August 30, 2002.

                  The estimates of reorganization value prepared by Chilmark reflect the application of various valuation techniques, including, among others:

                  (a) a comparable company analysis, in which Chilmark analyzed the enterprise value of public companies that Chilmark deemed generally comparable to the operating businesses of the Debtors as a multiple of earnings before interest, taxes, depreciation and amortization ("EBITDA") and then applied multiples provided by such analysis to the EBITDA of Lodgian, Inc. and its subsidiaries;

                  (b) a discounted cash flow analysis, in which Chilmark, using a weighted average cost of capital, computed the present value of free cash flows and terminal value of Lodgian, Inc. and its subsidiaries; and

                  (c) a comparable transaction analysis, in which Chilmark analyzed the financial terms of certain acquisitions of companies and sales of assets that Chilmark believed were comparable to the operating businesses of the Debtors and then applied the EBITDA multiples provided by such analysis to the EBITDA of Lodgian, Inc. and its subsidiaries.

                  An estimate of reorganization value is not entirely mathematical, but involves complex consideration and judgments concerning various factors that could affect the value of an operating business. As a result, the estimate of reorganization value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, none of the Debtors, Chilmark, the Committee nor any other person assumes responsibility for their accuracy. Depending on the results of the Debtors' operations or changes in the financial markets, Chilmark's valuation analysis as of the Effective Date may differ from that disclosed herein.

                  In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of pre-petition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors' history in Chapter 11, conditions affecting the Debtors' competitors or the industry generally in which the Debtors participate or by other factors not possible to predict. Accordingly, the reorganization value estimated by Chilmark does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in Chilmark's analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges associated with Chilmark's valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New Common Stock. See section VIII.B.3, "Risk Factors - Risks Relating to the Plan Securities - Lack of Trading Market."

                  Furthermore, in the event that the actual Allowed Claims and the actual distributions to holders of Allowed Claims in Class 3 differ from those assumed by the Debtors in their recovery analysis, the actual recoveries realized by holders of Allowed Claims in Class 3 could be significantly higher or lower than estimated by the Debtors.

                                       V.

                 BUSINESS DESCRIPTION AND REASONS FOR CHAPTER 11

A.       HISTORICAL BACKGROUND

                  The following is a discussion of pertinent events that have occurred during the Chapter 11 Cases in connection with the overall restructuring of each Debtor's financial obligations. Where relevant, the following discussion addresses pertinent events prior to the commencement of the Chapter 11 Cases.

         1.       Commencement of Cases

                  On December 20, 2001, Lodgian, Inc. and seventy-seven of its subsidiaries commenced their cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The following four Debtors commenced their Chapter 11 Cases on December 21, 2001: Worcester Hospitality, L.P., Lodgian Hotels, Inc., Brecksville Hospitality, L.P. and Sioux City Hospitality, L.P. On April 17, 2002, an affiliate of the Debtors, New Orleans Airport Motel Associates, L.P., filed its voluntary case under chapter 11 of the Bankruptcy Code. The Chapter 11 Cases are being jointly administered for procedural purposes only.

         2.       Employment of the Debtors' Professionals

                  On the Commencement Date, the Debtors filed applications to retain each of Cadwalader, Wickersham & Taft ("CW&T") and Curtis, Mallet-Prevost, Colt & Mosle LLP ("CM-P") as co-attorneys for the Debtors; Chilmark Partners LLC ("Chilmark") as investment bankers to the Debtors; Richard Cartoon LLC ("Cartoon") as Chief Financial Officer to the Debtors; and PKF Consulting ("PKF") as real estate and business appraisers to the Debtors. Applications to retain PricewaterhouseCoopers LLP ("PWC") as accountants and tax advisors to the Debtors and Arthur Andersen, LLP ("Arthur Andersen") as accountants and auditors to the Debtors were filed on January 15, 2002 and January 31, 2002, respectively. On December 21, 2001, the Bankruptcy Court approved the retention of CW&T, CM-P, PKF, Chilmark and Cartoon on an interim basis. By final Orders dated March 13, 2002, the Bankruptcy Court approved the retention of CW&T, CM-P, PKF and Cartoon. By a final Order dated April 15, 2002, the Bankruptcy Court approved the retention of Chilmark. By final Orders of the Bankruptcy Court dated March 13, 2002, Arthur Andersen and PWC were retained effective as of the Commencement Date. The Debtors intend to file a motion with the Bankruptcy Court seeking to replace Arthur Anderson with Deloitte & Touche ("D&T") as the Debtors' accountants. By motion filed on August 21, 2002, the Debtors are seeking authorization to pay Chilmark, upon consummation of the Plan, the restructuring fee provided under Chilmark's retention agreement.

         3.       Formation of the Committee

                  On January 8, 2002, the United States Trustee for the Southern District of New York appointed the Committee. The Committee currently consists of the following seven members: (i) Northeast Investors Trust, (ii) BRE/HY Funding, L.L.C., (iii) OCM Real Estate Opportunities Fund II, L.P., (iv) Bankers Trust Company, (v) Third Avenue Funds, (vi) U.S.

Foodservice, Inc. and (vii) Hospitality Restoration Builders. By Order of the Bankruptcy Court dated March 7, 2002, the Committee retained Debevoise & Plimpton as its attorneys. On August 21, 2002, the Committee filed an application seeking an interim order to retain Evercore Partners L.P. ("Evercore") as its financial advisors. By motion filed on that same date, the Debtors are seeking authorization to pay Evercore, upon consummation of the Plan and subject to entry of a final Order approving Evercore's retention, the restructuring fee provided under Evercore's retention agreement. By Order dated September 9, 2002, the Bankruptcy Court approved the retention of Evercore on an interim basis.

         4.       Debtors' Businesses and Management

                  The Debtors are one of the largest owners and operators of both full and limited-service hotels in the United States with 88 hotels under the Debtors' ownership or management, containing approximately 17,500 rooms located in 28 states and one hotel in Windsor, Canada. The CCA Debtors own 18 hotels, containing approximately 2,500 rooms located in 12 states. The Debtors' hotels include 73 wholly-owned hotels and four hotels in which they have a 50% or greater equity interest. The CCA Debtors' hotels are wholly-owned by the CCA Debtors. In addition, the Debtors manage one hotel in which they own less than a 50% equity interest. The Debtors' hotels are primarily full-service properties which offer food and beverage services, meeting space and banquet facilities and compete in the mid-price and upscale segments of the lodging industry. Substantially all of the Debtors' hotels are affiliated with nationally recognized hospitality franchises. The Debtors own 58 hotels under franchise agreements with Six Continents, which includes the Holiday Inn, Holiday Inn Express and Crowne Plaza brands; nine hotels under franchise agreements with Marriott International, Inc. ("Marriott"), which includes the Courtyard by Marriott and Fairfield Inn brands; and seven hotels under franchise agreements with Hilton, which includes the Hampton Inn and Doubletree brands. The remaining franchise hotels are operated under franchise agreements with Radisson, Starwood and Choice. The CCA Debtors own ten hotels under franchise agreements with Six Continents; seven under franchise agreements with Marriott and one independent.

                  Lodgian, Inc. was formed in December 1998 through the merger of Servico, Inc. and Impac Hotel Group, L.L.C. Prior to the merger, both companies had portfolios consisting of full-and limited-service properties.(3)

                  The Debtors are a sizable lodging company and for the year ended December 31, 2001, they generated revenues of approximately $395.6 million and an operating profit of approximately $11.6 million (before interest expense of $67.9 million and an impairment charge of $19.1 million) and, on a consolidated basis with the CCA Debtors, $448 million and an operating profit of approximately $16 million (before interest expense of $75 million and an impairment charge of $67 million).

                  The hotel business is highly competitive. The Debtors compete with other facilities on various bases, including room price, quality, service, location and amenities customarily offered to the traveling public. The demand for accommodations and the resulting


-------------------------------
3 In September 1990, Servico filed for chapter 11 protection in the United States Bankruptcy Court for the Southern District of Florida. In August 1992, Servico emerged from the reorganization proceedings as Servico, Inc., a Florida corporation.

cash flow vary seasonally. The off-season tends to be the winter months for properties located in colder weather climates and the summer months for properties located in warmer weather climates. Levels of demand are dependent upon many factors, including general and local economic conditions and changes in levels of tourism and business-related travel. The Debtors' hotels depend upon both commercial and tourist travelers for revenues, and generally, the Debtors' hotels operate in areas that contain numerous other competitive lodging facilities.

                  An important feature of the Debtors is that the management of all 106 properties is closely coordinated and integrated. Like any other national scale business, the Debtors do not operate as independent and individualized hotels. Instead, the Debtors operate on a centralized basis, thereby enabling the Debtors to achieve numerous operating efficiencies, including: (i) national vendor contracts with food companies, telecommunications companies and software companies; and (ii) centralized management of hotel operations, consisting of human resources, payroll, federal and state taxes, general ledger accounting and bank reconciliations, accounts payable processing and payment, operation of an integrated computer system, planning, negotiation and execution of capital expenditures and maintaining franchisor relationships. As an important part of operating all of the individual hotels, the Debtors have been able to negotiate preferential terms and treatment for their properties as a result of their consolidated buying power.

         5.       Debtors' Debt Structure

                  Prior to the Commencement Date, the Debtors financed their growth and development through a variety of means, principally including entering into the Mortgage Financings and issuing the Senior Subordinated Notes and the CRESTS.

                  (a)      Mortgage Financings

                  The Debtors estimate that approximately $381.1 million in aggregate principal amount and unpaid interest was outstanding under their Mortgage Financings, and $108.8 million under the CCA Debtors' Mortgage Financings, as of the Commencement Date. The Mortgage Financings of the Debtors and the CCA Debtors are described below. In each case, the Mortgage Financings are principally secured by mortgages (including, as applicable, leasehold mortgages) on the Hotel Properties identified below. In addition, in many cases, the Mortgage Financings are secured by additional collateral including, among other things, personal property located on the Hotel Property premises and certain monies and accounts.

                  (i)      Loans from Morgan Stanley Senior Funding, Inc.
                           ("MSSF")

                  Approximately $196.0 million was outstanding on the Commencement Date under loan agreements entered into on or about July 23, 1999 between MSSF as agent for a group of lenders and Lodgian Financing Corp. as borrower. Such loans are guaranteed by Lodgian, Inc., Impac Hotel Group, L.L.C., Servico, Inc., Impac Hotels I, L.L.C. and certain other affiliates of the borrower. The Hotel Properties securing the MSSF Mortgage Financing are:

       Holiday Inn - Sheffield, AL                             Holiday Inn - Dothan, AL

       Hampton Inn - Dothan, AL                                Holiday Inn Express - Gadsden, AL

       Courtyard by Marriott - Bentonville, AR                 Residence Inn - Little Rock, AR

       Holiday Inn - East Hartford, CT                         Crowne Plaza - West Palm Beach, FL

       Holiday Inn Express - Pensacola, FL                     Holiday Inn - University Mall, FL

       Holiday Inn - Winter Haven, FL                          Hampton Inn - Pensacola, FL

       Holiday Inn - Brunswick, GA                             Courtyard by Marriott - Atlanta, GA

       Holiday Inn Hotel & Suites - Marietta, GA               Fairfield Inn - Valdosta, GA

       Holiday Inn - Rolling Meadows, IL                       Quality Hotel - Metairie, LA

       Hilton Inn - Columbia, MD                               Holiday Inn - Silver Spring, MD

       Holiday Inn - Frederick, MD                             Holiday Inn - Cromwell Bridge, MD

       Holiday Inn - Belmont, MD                               Crowne Plaza - Cedar Rapids, IA

       Holiday Inn Arden Hills - St. Paul, MN                  Courtyard by Marriott - Paducah, KY

       Courtyard by Marriott - Florence, KY                    Hurstbourne Hotel - Louisville, KY

       Holiday Inn - St. Louis North, MO                       Crowne Plaza - Albany, NY

       Holiday Inn Select - Niagara Falls, NY                  Four Points Niagara Falls, NY

       Holiday Inn - Grand Island, NJ                          Holiday Inn - Select Strongsville, OH

       Holiday Inn - Greentree, PA                             Holiday Inn - Parkway East, PA

       Doubletree Club - Philadelphia, PA                      Holiday Inn - York, PA

       Hilton Inn - Northfield, MI                             Clarion - Charleston, SC

       Holiday Inn Sunspree - Myrtle Beach, SC                 French Quarter Suites - Memphis, TN

       Crowne Plaza - Houston, TX                              Courtyard by Marriott - Abilene, TX

       Holiday Inn - Austin, TX                                Holiday Inn Market Center - Dallas, TX

       Holiday Inn Select - DFW Airport, TX                    Holiday Inn Select - Windsor, Ontario

       Holiday Inn - Valdosta, GA                              Holiday Inn - Jamestown, NY

                  (ii)     Loans from Capital Corporation of America LLC ("CCA")

                  Approximately $108.8 million was outstanding on the Commencement Date under loan agreements entered into on or about August 31, 2000 between CCA as lender and Impac Hotels II, L.L.C. and Impac Hotels III, L.L.C. as borrowers. Up to $10.2 million of this loan is guaranteed on a limited basis by Impac Hotel Group, L.L.C. and Lodgian, Inc. (the "CCA Guarantee"). See
section V.A.9. The Hotel Properties purported to secure the CCA Mortgage Financing are:

       Holiday Inn - Cincinnati, OH                                Mayfair House - Miami, FL

       Holiday Inn - Fort Mitchell, KY                             Marriott Denver Airport - Denver CO

       Holiday Inn - Sycamore View, Memphis, TN                    Holiday Inn - Clarksburg, WV

       Holiday Inn - Morgantown, WV                                Fairfield Inn - Augusta, GA

       Holiday Inn - Fairmont, WV                                  Courtyard by Marriott - Lafayette, LA

       Holiday Inn - Florence, KY                                  Fairfield Inn - Merrimack, NH

       Holiday Inn - Farrell Road, Syracuse, NY                    Courtyard by Marriott - Tulsa, OK

       Holiday Inn - Miami, FL                                     Fairfield Inn - Jackson, TN

       Holiday Inn - Hamburg, NY                                   Fairfield Inn - Colchester, VT

                  (iii)    Loans from Banc One Capital Funding
                           Corporation/RockBridge Capital, Inc.
                           ("BO/RockBridge")

                  Approximately $54.8 million was outstanding on the Commencement Date under cross-collateralized loan agreements entered into on or about December 8, 1998 between Nationwide Life Insurance Company as lender and Lodgian AMI, Inc. as borrower. Such loans are guaranteed by Penmoco, Inc. and Island Motel Enterprises, Inc. and, on a limited basis, by Lodgian, Inc. The Hotel Properties securing the BO/RockBridge Mortgage Financing are:


       Holiday Inn - Lancaster, PA             Holiday Inn - Jekyll Island, GA

       Holiday Inn - Glen Burnie North, MD     Holiday Inn - BWI Airport, MD

       Holiday Inn - Inner Harbor

                  (iv) Cities of Manhattan and Lawrence, Kansas Commercial Development Revenue Refunding Bonds/Chase ("Chase")

                  Approximately $11.7 million was outstanding on the Commencement Date under promissory notes issued in connection with the Mortgage Financings entered into on or about January 1, 1997 among Chase, the City of Manhattan, Kansas, the City of Lawrence, Kansas, Lawrence Hospitality Associates, L.P. and Manhattan Hospitality Associates, L.P. The "reserve funds" to pay the principal and interest on the promissory notes are guaranteed by Servico, Inc. on a limited basis and in a limited amount. The Hotel Properties securing the Lawrence/Chase Mortgage Financing are:


       Holiday Inn - Lawrence, KS              Holiday Inn - Manhattan, KS


                  (v)      Loans from Lehman Brothers Holdings, Inc./Criimi Mae
                              ("Lehman/Criimi Mae")

                  Approximately $24.0 million was outstanding in the aggregate on the Commencement Date under cross-collateralized loan agreements entered into on or about April 11, 1997 and June 30, 1997 between Lehman Brothers Holdings, Inc. as lender, and Melbourne Hospitality Associates, L.P., Fort Wayne Hospitality Associates II, L.P., Servico Frisco, Inc., Worcester Hospitality, L.P. and Apico Inns of Pittsburgh, Inc. as borrowers. Such loans are guaranteed on a limited basis by Servico, Inc. The Hotel Properties securing the Lehman/Criimi Mae Mortgage Financing are:

       Holiday Inn - Fort Wayne, IN               Holiday Inn - Monroeville, PA

       Crowne Plaza - Worcester, MA               Holiday Inn - Melbourne, FL

       Holiday Inn - Frisco, CO

                  (vi)     Loans from Banc One ("BO")

                  Approximately $6.0 million was outstanding on the Commencement Date under loan agreements entered into on or about April 26, 1999 between Nationwide Insurance Company as lender and Dedham Lodging Associates I, L.P. Such loans are guaranteed on a limited basis by Lodgian, Inc. The Hotel Property securing the Banc One Mortgage Financing is Residence Inn - Dedham, MA.

                  (vii) Loans from First Union Bank of North Carolina ("First Union")

                  Approximately $3.4 million was outstanding on the Commencement Date under loan agreements entered into on or about March 18, 1997 between First Union as lender and Atlanta-Boston Lodging L.L.C. as borrower. Such loans are guaranteed by Impac Hotel Group, L.L.C. The Hotel Property securing the First Union Mortgage Financing is Courtyard by Marriott - Boston/Revere, MA.

                  (viii)   Loans from GMAC Commercial Mortgage Corporation and
                            Orix Corp. ("GMAC-Orix")

                  Approximately $27.1 million was outstanding in the aggregate on the Commencement Date under cross-collateralized loan agreements entered into on or about January 17, 1996 and July 18, 1996 between GMAC Commercial Mortgage Corporation as lender, and Servico Council Bluffs, Inc., Servico West Des Moines, Inc., Servico Omaha, Inc., Servico Omaha Central, Inc., Servico Wichita, Inc., Brecksville Hospitality, L.P., Sioux City Hospitality, L.P. and 1075 Hospitality, L.P. as borrowers. Such loans are guaranteed on a limited basis by Servico, Inc. The Hotel Properties securing the GMAC/Orix Mortgage Financings are:


       Clarion - West Des Moines, IA           Clarion - Omaha, NE

       Quality - Council Bluffs, IA            Clarion Central - Omaha, NE

       Holiday Inn - Wichita Airport, KS       Hilton Hotel - Sioux City, IA

       Holiday Inn - Richfield, OH             Holiday Inn - Augusta, GA

                  (ix)     Loans from GMAC Commercial Mortgage Corporation
                           ("GMAC")

                  Approximately $5.3 million was outstanding on the Commencement Date under loan agreements entered into on or about May 9, 1996 between GMAC as lender and Servico Lansing, Inc. as borrower. Such loans are guaranteed by Servico, Inc. on a limited basis. The Hotel Property securing the GMAC Mortgage Financing is Holiday Inn - West Lansing, MI.

                  (x)      Loans from DLJ/Column Financial, Inc. and Criimi Mae
                            ("DLJ/Column/Criimi Mae")

                  Approximately $29.8 million was outstanding in the aggregate on the Commencement Date under cross-collateralized loan agreements entered into on or about January 31, 1995 between Column Financial, Inc. ("Column") as lender, and Hilton Head Motel Enterprises, Inc., Servico Hotels I, Inc., Servico Hotels II, Inc., Moon Airport Motel, Inc., Servico Fort Wayne, Inc., Washington Motel Enterprises, Inc., Servico Hotels III, Inc., Servico Hotels IV, Inc. and New Orleans Airport Motel Associates, L.P. as borrowers. The Hotel Properties securing the DLJ/Column/Criimi Mae Mortgage Financing are:


       Holiday Inn - Phoenix, AZ                 Holiday Inn - Santa Fe, NM

       Radisson - Phoenix, AZ                    Crowne Plaza - Pittsburgh, PA

       Holiday Inn Express - Palm Desert, CA     Holiday Inn Meadowlands - Washington, PA

       Fort Wayne Hilton - Fort Wayne, IN        Holiday Inn - Hilton Head, SC

       New Orleans Airport Hotel & Conference Center, LA

                  (xi)     Loans from DLJ/Column Financial, Inc. ("DLJ/Column")

                  Approximately $9.4 million was outstanding on the Commencement Date under loan agreements entered into on or about June 29, 1995 between Column as lender and East Washington Hospitality Limited Partnership as borrower. The Hotel Property securing the DLJ/Column Mortgage Financing is Holiday Inn Airport East - Phoenix, AZ.

                  (xii)    Loans from Roundabout Partners ("Roundabout")

                  Approximately $1.9 million was outstanding on the Commencement Date under lease agreements between Roundabout as lender and Raleigh-Downtown Enterprises, Inc. as borrower. The Hotel Property securing the Roundabout Mortgage Financing is Clarion Downtown - Raleigh, NC.

                  (xiii)   Loans from Column Financial, Inc./Criimi Mae
                              ("Column/Criimi Mae")

                  Approximately $3.4 million was outstanding on the Commencement Date under loan agreements entered into on or about January 31, 1995 between Column as lender and McKnight Motel, Inc. as borrower. The Hotel Property securing the Column/Criimi Mae Mortgage Financing is Holiday Inn - McKnight Road, PA.

                  (xiv)    Loans from DDL Kinser Partners LLC ("DDL Kinser")

                  Approximately $2.5 million was outstanding on the Commencement Date under loan agreements entered into on or about December 29, 1986 between Westinghouse Credit Corporation as lender and Kinser Motel Enterprises as borrower, as modified on May 7, 1992 by order confirming Servico Inc.'s Plan of Reorganization and ultimately assigned to DDL Kinser. The Hotel Property securing the DDL Kinser Mortgage Financing is in Bloomington, Indiana.

                  (xv) Loans from Wells Fargo Bank Minnesota National Association ("Wells Fargo")

                  Approximately $5.8 million was outstanding on the Commencement Date under loan agreements dated as of December 22, 1997 between Wells Fargo (known as and successor by merger to Norwest Bank Minnesota, National Association) as lender and Columbus Hospitality Associates, L.P. (of which 70% of the limited partnership interests are owned by a third party) as borrower. The Hotel Property securing the Wells Fargo Mortgage Financing is Holiday Inn - Columbus, OH.

                  (b)      Senior Subordinated Notes

                  The Debtors are indebted on the Senior Subordinated Notes, which were issued on or about July 23, 1999 by Lodgian Financing Corp. and guaranteed by Lodgian, Inc. and 36 Guarantor Debtors together with nine non-debtor subsidiaries of the Debtors. On the Commencement Date, an aggregate $200,000,000 principal amount of Senior Subordinate Notes were outstanding with an annualized interest expense of $24.5 million. The Guarantor Debtors are:


         Albany Hotel, Inc.                                 AMI Operating Partners, LP
         Apico Hills, Inc.                                  Apico Inns of Green Tree, Inc.
         Atlanta-Hillsboro Lodging, LLC                     Brunswick Motel Enterprises, Inc.
         Dothan Hospitality 3053, Inc.                      Dothan Hospitality 3071, Inc.
         Gadsden Hospitality, Inc.                          Impac Hotels I, L.L.C.
         Little Rock Lodging Associates, Limited            Lodgian Mount Laurel, Inc.
         Partnership
         Lodgian Ontario, Inc.                              Lodgian Richmond, LLC.
         Minneapolis Motel Enterprises, Inc.                NH Motel Enterprises, Inc.
         Servico Austin, Inc.                               Servico Cedar Rapids, Inc.
         Servico Centre Associates, Ltd.                    Servico Columbia, Inc.
         Servico Grand Island, Inc.                         Servico Houston, Inc.
         Servico Jamestown, Inc.                            Servico Market Center, Inc.
         Servico Maryland, Inc.                             Servico Metairie, Inc.
         Servico New York, Inc.                             Servico Niagara Falls, Inc.
         Servico Northwoods, Inc.                           Servico Pensacola 7200, Inc.
         Servico Pensacola 7330, Inc.                       Servico Rolling Meadows, Inc.
         Servico Windsor, Inc.                              Servico Winter Haven, Inc.
         Sheffield Motel Enterprises, Inc.

                  Third party holders of 50% of the limited partnership interests in Servico Centre Associates, Ltd. have asserted that Servico Centre Associates, Ltd.'s guarantee of the Senior Subordinated Notes was not properly authorized and is, therefore, unenforceable. The Debtors are investigating the authorization of the guarantee, but believe that under applicable law, the lack of proper authorization would not affect the enforceability of the guarantee.

                  (c)      CRESTS

                  In June of 1998, LCT I issued 3,500,000 CRESTS with an aggregate liquidation amount of $175,000,000, plus accrued interest. LCT I used the proceeds of the CRESTS to purchase the CRESTS Junior Convertible Debentures. Lodgian, Inc. is the holder of LCT I's common securities and has guaranteed payments of distributions on the CRESTS and payments on liquidation of LCT I or the redemption of the CRESTS, to the extent that LCT I has available funds therefor and fails to make such payments. On the Commencement Date, the liquidation amount plus accumulated distributions on the CRESTS was approximately $197,218,000 and an equal amount was due in respect of the CRESTS Junior Subordinated Debentures. The CRESTS are convertible into shares of Old Lodgian Common Stock and are redeemable upon the repayment of the CRESTS Junior Subordinated Debentures on June 30, 2010.

                  6. Events Leading up to the Chapter 11 Cases and the Need to Reorganize.

                  The Debtors' chapter 11 filings were precipitated by the weaker U.S. economy, the decline in travel since the events of September 11, 2001 and the Debtors' heavy debt load.

                  The Debtors' businesses have been negatively impacted by the general economic slowdown, and in particular, the dramatic decline in both business and leisure travel. On a comparative basis, occupancy of the Debtors' hotels declined from 64.7% occupancy to 59.9% occupancy for the twelve months ended December 31, 2000 and December 31, 2001, respectively, and average daily rates declined by approximately 2% during this same period.

                  The events of September 11, 2001 and the weakened U.S. economy have exacerbated the pressure on each of the Debtors' revenues because of a virtual standstill in travel demand. Although travel and occupancy usage has increased in the months following September 11, each of the Debtors expects the negative impact on travel to continue for the foreseeable future.

                  As of December 31, 2001, the Debtors' books and records (on a consolidated basis) reflected assets totaling approximately $975 million (at book value) and liabilities totaling approximately $982 million.

                  In the months preceding the filing of the Chapter 11 Cases, certain of the Debtors began discussions with certain of their secured lenders, as well as with an Ad Hoc Committee of holders of the Senior Subordinated Notes to review the respective Debtors' financial condition and outline possible restructuring alternatives. However, the combination of the general economic decline, as well as the low season of each of the Debtors' business cycle, left the respective Debtors without sufficient immediate liquidity to service their debt on the Commencement Date in accordance with its terms and, thus, without sufficient time to continue their pre-petition negotiations.

         7.       Debtors' Debtor-In-Possession Financing and Use of Cash
                  Collateral

                  As noted above, as of the Commencement Date, the Debtors had executed more than 100 hotel mortgages under the Mortgage Financings in favor of more than 15 separate lenders or lender groups.

                  On December 20, 2001, the Debtors sought authorization from the Bankruptcy Court to use "cash collateral" (as such term is defined in section 363(a) of the Bankruptcy Code) to sustain each of the Debtors' business operations. In addition, to supplement the liquidity that each of the Debtors anticipated would be provided through their use of cash collateral, the respective Debtors sought approval of a post-petition financing facility (the "DIP Financing Facility"). The DIP Financing Facility provides for financing by the DIP Lenders in the amount of up to $25 million.

                  Each of the Debtors required the DIP Financing Facility in order to, among other things, have sufficient liquidity to meet their post-petition obligations. Because of seasonal variations in cash flow from their hotel properties, each of the Debtors anticipated that it would need financing in order to meet its day to day working capital needs and to fund certain capital expenditures.

                  On December 20, 2001, the Bankruptcy Court entered interim Orders (i) approving the DIP Financing Facility on an interim basis; (ii) authorizing the Debtors to obtain post-petition financing in an aggregate amount not to exceed $10 million; (iii) granting adequate protection; and (iv) authorizing the use of cash collateral in accordance with certain terms and conditions regarding such use, pending a final hearing on the DIP motion.

                  On February 14, 2002, the Bankruptcy Court entered final Orders authorizing and approving the DIP Financing Facility, and continuing the respective Debtors' authorization to use cash collateral upon substantially the same terms as those contained in the interim Order, on a permanent basis. In addition, on February 14, 2002, the Bankruptcy Court approved three different stipulations between the respective Debtors and certain lenders, limiting the respective Debtors' use of the respective lenders' cash collateral to the terms and conditions delineated in each of such stipulations.(4)

                  As of the date of this Disclosure Statement, $24.05 million of the $25 million DIP Financing remains available for the respective Debtors' use. The respective Debtors expended $950,000 of the DIP Financing to establish letters of credit to meet the needs of the largest vendor of each of the Debtors.


-------------------------------
4 The Debtors have entered into cash collateral stipulations with each of the following secured lenders: CCA, Criimi Mae Services L.P. as Special Servicer, JPMorgan Chase Bank as successor Indenture Trustee and Lennar Partners, Inc. as Special Servicer. Each of the cash collateral stipulations between the applicable Debtors and their secured lenders are on file with the Bankruptcy Court and available electronically through the Bankruptcy Court's website: www.nysb.uscourts.gov.

         8.       Continuation of Business After the Commencement Date

                  Since the Commencement Date, the Debtors have continued to operate their businesses in the ordinary course as debtors-in-possession under sections 1107 and 1108 of the Bankruptcy Code. As described in greater detail below, a variety of steps have been taken to strengthen and enhance the value of the Debtors' businesses during these cases.

                  Both before and after the Commencement Date, the Debtors have taken action to stabilize operations. The Debtors' management is actively and regularly reaching out to its vendors to assure them that these cases will not affect the Debtors' ability to operate and honor trade terms on a going-forward basis. At the same time, management has addressed and will continue to address the many emergencies and other matters which are incidental to the commencement of complex Chapter 11 cases, including responding to a multitude of inquiries by employees, unsecured creditors, the Committee and its professionals, holders of Secured Claims and their professionals, and others.

                  In addition, the Debtors have moved quickly to ensure liquidity during the pendency of these cases by seeking authorization from the court to use cash collateral and by obtaining the DIP Financing Facility as described above. The Debtors believe that establishing the DIP Financing Facility has been and will be viewed by third parties as a means of providing stability and improving cash flow and enhancing the long term competitiveness of the Debtors. In addition, post-petition financing has enabled the Debtors to increase their available financial resources and engender confidence in their vendors such that the Debtors were and are able to purchase goods and services on normal trade terms.

         9.       Disputes with CCA

                  Since the commencement of the Chapter 11 cases, the Debtors have been negotiating with CCA a consensual treatment of its Claims. CCA had disputed the amount of its Allowed Secured Claim and the related CCA Guarantee Claims. In addition, CCA had challenged allocation to the CCA Debtors of responsibility for costs of the Chapter 11 cases and the ability of the Debtors to use CCA's cash collateral to satisfy these expenses as they relate to and benefited the estates of the CCA Debtors. At the Debtors' request, the parties are currently in court mandated mediation.

                  On September 24, 2002, as a result of the mediation, the parties reached an agreement in principle for the consensual resolution of CCA's claims against the CCA Debtors and CCA's Guarantee Claims against certain of the Debtors (the "Settlement"). The Debtors, the CCA Debtors and CCA are presently documenting the Settlement, which will be subject to court approval. The Settlement provides, inter alia, for the removal of the CCA Debtors from the Plan. The CCA Debtors shall proceed separately with respect to their Hotel Properties in their chapter 11 cases, which are contemplated to continue after the Effective Date of the Debtors' Plan. The Debtors, the CCA Debtors and the Committee believe that the proposed Settlement is in the best interests of the CCA Debtors' estates. In the event that the Settlement with the Debtors and the CCA Debtors were not approved, CCA would likely assert its claims under the CCA Guarantee against the Debtors which, if allowed, would dilute the distribution to the Debtors' General Unsecured Creditors under the Plan. See Section V.A.5(a)(ii).

B.       FILING OF SCHEDULES/BAR DATE FOR FILING PROOFS OF CLAIM AND EQUITY
         INTERESTS

                  On March 5, 2002, each of the Debtors filed their Statement of Financial Affairs and Schedules of Assets and Liabilities (collectively, as amended, the "Schedules"). Certain of the Schedules were amended on April 5, 2002. The Debtors reserve their rights to further amend the Schedules as may be necessary. The Schedules with respect to New Orleans Airport Motel Associates, L.P. were filed on May 2, 2002. Each of the Debtors' Schedules are available on the Bankruptcy Court's website: www.nysb.uscourts.gov.

                  In accordance with the Local Bankruptcy Rules, June 3, 2002 was fixed as the Bar Date, the last date and time upon which proofs of claim or equity interest could be filed against the Debtors' estates. On or about April 4, 2002, Poorman-Douglas Corporation, the Debtors' Bankruptcy Court appointed claims agent, mailed a notice of entry of the order establishing the Bar Date to all creditors listed on the creditor matrix for each of the Debtors filed with the Bankruptcy Court. The notice included the Bar Date, a proof of claim form, and instructions for completing such form as well as notice of the meeting of creditors in connection with section 341 of the Bankruptcy Code. Pursuant to Bankruptcy Rule 3003(c)(2), any creditor: (a) whose Claim (i) was not scheduled by the Debtors or (ii) was scheduled as disputed, contingent or unliquidated, and (b) who failed to file a proof of claim on or before the Bar Date, will not be treated as a creditor with respect to that Claim for purposes of voting on the Plan or receiving a distribution under the Plan. The Debtors received approximately 4,299 proofs of claim as of the Bar Date.

                                       VI.

                      GOVERNANCE OF THE REORGANIZED DEBTORS

A.       BOARDS OF DIRECTORS OF THE REORGANIZED DEBTORS

                  The Board of Directors of Reorganized Lodgian shall consist initially of nine members, of whom eight (including three independent directors) will be designated by the Committee and one will be the Chief Executive Officer of the Reorganized Debtors.

B.       SENIOR MANAGEMENT OF THE REORGANIZED DEBTORS

                  The officers of the Reorganized Debtors immediately before the Effective Date, including David Hawthorne, Chief Executive Officer of Lodgian, Inc., shall continue to serve immediately after the Effective Date in their respective capacities. The Debtors have assumed Mr. Hawthorne's employment agreement by Order of the Bankruptcy Court dated April 17, 2002. Mr. Hawthorne will continue to be employed under the terms of that agreement as it may be amended in connection with the consummation of the Plan.

                  On September 5, 2002, the Debtors filed a motion with the Bankruptcy Court seeking authorization to pay emergence bonuses on the Effective Date to certain members of the Debtors' senior management.

C.       LIQUIDATING DEBTORS

                  As discussed above, the Plan is a chapter 11 Plan of Liquidation for the Liquidating Debtors. Upon the distribution of all assets of the Liquidating Debtors' Estates pursuant to the Plan and the filing by or on behalf of the Liquidating Debtors of a certification to that effect with the Bankruptcy Court, the Liquidating Debtors shall be deemed dissolved for all purposes without the necessity for any other or further actions to be taken by or on behalf of each of the Liquidating Debtors or payments to be made in connection therewith; provided, however, that Liquidating Debtors may (but shall not be required to) file with the Office of the Secretary of State for the applicable State a certificate of dissolution. From and after the Effective Date, the Liquidating Debtors shall not be required to file any document, or take any other action, to withdraw their business operation from any states in which the Liquidating Debtors previously conducted their business operations.

                  From and after the Confirmation Date, the Liquidating Debtors shall continue in existence (and shall consult with the Committee as specifically provided for in the Plan) for the purpose of (i) winding up their affairs as expeditiously as reasonably possible, (ii) liquidating, by conversion to Cash or other methods, any remaining assets of their Estates, as expeditiously as reasonably possible, (iii) enforcing and prosecuting claims, interests, rights and privileges of the Liquidating Debtors, including, without limitation, the prosecution of avoidance actions in conjunction with the marshalling of the Liquidating Debtors' assets, as agreed upon by the Plan Proponents (iv) resolving Disputed Claims, (v) administering the Plan, and (vi) filing appropriate tax returns.

                  From and after the Confirmation Date, and subject to the Effective Date, the then current officers of each of the Liquidating Debtors shall continue to serve in their respective capacities through the earlier of the date such Liquidating Debtor is dissolved in accordance with the Plan and the date such officer resigns, is replaced or is terminated.

                                      VII.

                            OTHER ASPECTS OF THE PLAN

A.       EXIT FINANCING FACILITY - CONDITION PRECEDENT TO THE EFFECTIVE DATE

                  By Order dated August 8, 2002, the Bankruptcy Court authorized the Debtors to perform their obligations under a Commitment Letter with Merrill Lynch Mortgage Capital Inc. ("MLMC"), which provides for a $286.2 million loan from MLMC and/or affiliates (the "Exit Financing Facility"), secured by the MSSF Hotel Properties, the BO Hotel Property and the BO/Rockbridge Hotel Properties. A copy of the Commitment Letter, including a Summary of the Principal Terms of the Exit Financing Facility, is attached as Exhibit E. Of the amounts available under the Exit Financing Facility, $256.6 million will be used to refinance the Mortgage Financings under the MSSF Agreements, the BO Agreements and the BO/Rockbridge Agreements, with the $29.6 million balance available to fund other required payments at consummation of the Plan and for general corporate purposes, including on-going capital expenditures of the Reorganized Lodgian Debtors.(5)

B.       DISTRIBUTIONS UNDER THE PLAN

                  One of the key concepts under the Bankruptcy Code is that only claims against, and equity interests in, a debtor that are "allowed" may receive distributions under a chapter 11 plan. This term is used throughout the Plan and the descriptions below. In general, an "allowed" claim or "allowed" equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the claim or equity interest, and the amount thereof, is in fact a valid obligation of the debtor.

         1.       Disbursing Agent

                  Lodgian, Inc. will contribute the Plan Securities to be distributed under the Plan to each other Debtor as a capital contribution to allow such Debtor to discharge the Claims against it. Lodgian, Inc. will act as Disbursing Agent, on behalf of itself and each other Debtor, with respect to the Plan Securities to be distributed under this Plan.

                  All distributions under the Plan (other than distribution of Plan Securities) shall be made by the applicable Reorganized Debtor as Disbursing Agent (or such other entity designated by the Reorganized Debtor as a Disbursing Agent on or after the Effective Date).

         2.       Timing and Conditions of Distributions

                  (a)      Date of Distribution

                  Except as otherwise provided for in the Plan, distribution on account of Allowed Claims and Equity Interests will be made on or as soon as practicable after the later of the Effective Date and the date an order allowing a Disputed Claim or Equity Interest becomes a Final Order. Disputed Claims and Equity Interests will be treated as set forth below.

                  (b)      Surrender of Certain Securities Necessary for
                           Distribution

                  Plans of reorganization generally require a holder of an instrument or security of a debtor to surrender such instrument or security prior to receiving a new instrument or security in exchange therefor under a plan. This rule avoids disputes regarding who is the proper recipient of instruments or securities under a plan.

                  As a condition to participating in the distributions under the Plan, a holder of a certificated instrument or note must surrender such instrument or note prior to the first anniversary of the Effective Date or provide the Disbursing Agent with a satisfactory affidavit of loss and/or indemnity and bond. Failure to do so will result in the forfeiture of such holder's right to receive any distribution relating to such instrument or note. This requirement does not apply to certificated instruments or notes that are being reinstated under the Plan. Any other


-------------------------------
5 The Plan Proponents and MLMC have agreed in principal to increase the Exit Financing Facility by $5.3 million to be used to refinance the Mortgage Financing under the GMAC Agreements.

holder of an Allowed Claim who fails to take such action required by the Disbursing Agent or its designee to receive its distribution under the Plan before the first anniversary of the Effective Date, or such earlier time as otherwise provided for in the Plan, may not participate in any distribution under the Plan in respect of such Claim. Any distribution so forfeited shall become property of the applicable Reorganized Debtor.

                  (c)      Fractional Shares

                  No fractional shares of New Preferred Stock, New Common Stock or Warrants (or cash in lieu thereof) will be distributed. For purposes of distribution, fractional shares of New Preferred Stock or New Common Stock, and Warrants shall be rounded down to the next whole number or zero, as appropriate. Fractional shares or Warrants that are not distributed because of this rounding will be returned to Reorganized Lodgian and canceled.

                  (d) Final Distribution of New Preferred Stock, New Common Stock and Warrants

                  Upon the resolution or determination of all Disputed Claims and Equity Interests, the Disbursing Agent shall distribute to all holders of Allowed Claims and Equity Interests entitled to receive New Preferred Stock, New Common Stock and Warrants the amount of such securities that such holders would have received if the resolution of all Disputed Claims and Equity Interests had been known on the Effective Date. In the event that dividend distributions have been made with respect to the New Preferred Stock and/or New Common Stock, such holder shall be entitled to receive the allocable portion of such dividends without any interest with respect thereto.

                  (e)      De Minimis Distributions

                  The applicable Reorganized Debtor as Disbursing Agent or such other entity designated by such Reorganized Debtor as a Disbursing Agent on or after the Effective Date will not be required to distribute cash to the holder of an Allowed Claim in an impaired Class if the amount of cash to be distributed on any distribution date under the Plan (including the Effective Date and the Final Distribution Date) on account of such Claim is less than $50. Any holder of an Allowed Claim on account of which the amount of cash to be distributed is less than $50 will have its Claim for such distribution discharged and will be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property. Any cash not distributed pursuant to this section VII.B.1.(e) will become the property of the Reorganized Debtors, free of any restrictions thereon, and any such cash held by a third-party Disbursing Agent will be returned to the Reorganized Debtors.

         3. Procedures for Treating Disputed Claims and Equity Interests Under the Plan

                  For purposes of the following discussion, the term "Allowed" when it applies to a Claim or Equity Interest means that the Claim or Equity Interest has been recognized as a valid Claim or Equity Interest against the respective Debtor and is entitled to participate in the Class to which such Claim or Equity Interest belongs.

                  (a)      Disputed Claims and Equity Interests

                  Disputed Claims include those Claims or Equity Interests (i) listed by any Debtor in such Debtor's schedules of assets and liabilities, as may be amended from time to time, as not liquidated in amount or contingent or disputed, (ii) to which an objection or request for estimation has been filed and not withdrawn or determined, (iii) for which a proof of claim or equity interest has been filed and with respect to which no corresponding Claim or Equity Interest is listed in the schedules or the corresponding Claim or Equity Interest is listed as other than contingent, disputed, or unliquidated but for which the nature or amount of the Claim or Equity Interest as filed differs from that listed in the schedules, or (iv) asserting tort Claims.

                  (b)      Objections to Claims and Equity Interests

                  Each of the Debtors shall be entitled to object to all Claims and Equity Interests. Any objections to Claims or Equity Interests shall be served and filed on or before one hundred and twenty (120) days after the Effective Date or such later date as may be fixed by the Bankruptcy Court.

                  (c)      No Distributions Pending Allowance

                  If any portion of a Claim or Equity Interest is a Disputed Claim or Equity Interest, no payment or distribution shall be made on account of the Claim or Equity Interest until the disputed portion of the Claim or Equity Interest becomes an Allowed Claim or Equity Interest or is otherwise resolved. Pending the allowance or disallowance of the Disputed Claims or Equity Interests, the applicable Debtor shall withhold from the payments and distributions made pursuant to the Plan to the holders of Allowed Claims or Equity Interests the payments and distributions allocable to the Disputed Claims or Equity Interests as if the Disputed Claims or Equity Interests had been Allowed Claims or Equity Interests.

                  (d)      Distributions After Allowance

                  Once a Disputed Claim or Equity Interest becomes an Allowed Claim or Equity Interest, the holder of such Allowed Claim or Equity Interest shall receive a distribution in accordance with the provisions of the Plan. If the holder is entitled to a cash distribution under the Plan, the cash distribution shall include interest, calculated at the average rate received by the respective Debtor in its deposit accounts, from the Effective Date until the date of distributions. Cash distributions shall be made as soon as practicable after the order allowing the Disputed Claim becomes a Final Order. If the holder of a Disputed Claim or Equity Interest which becomes Allowed after the Effective Date is entitled to New Preferred Stock, New Common Stock or Warrants, the Disbursing Agent may distribute to such holder the amount of shares of such securities as such holder would have received had such holder's Claim or Equity Interest been Allowed in such amount on the Effective Date. In the event that dividend distributions have been made with respect to the New Preferred Stock or New Common Stock, such holder shall be entitled to receive such previously distributed dividends without any interest with respect thereto.

                  (e) No Recourse With Respect to Disputed Claims and Equity Interests

                  Notwithstanding that the Allowed amount of any particular Disputed Claim or Equity Interest is reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules, no Claim or Equity Interest holder will have recourse against the Disbursing Agent, the Debtors, the Committee, the Reorganized Debtors, or any of their professional consultants, officers, directors or members or their successors or assigns, or any of their property. However, nothing in the Plan will modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code.

C.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         1.       Contracts and Leases Not Expressly Assumed Are Rejected

                  All executory contracts and unexpired leases, except for those expressly assumed by the Plan or by separate motion, are rejected pursuant to the Plan. The Plan provides for the applicable Debtor to assume those executory contracts and unexpired leases specifically designated as a contract or lease to be assumed as specified in the Schedule of Assumed Contracts included in the Plan Supplement. Any time prior to the first Business Day prior to the commencement of the hearing on confirmation of the Plan, any Debtor may modify that list. The applicable Debtor will provide notice to the parties affected by any such amendment. Each of the applicable Debtors expressly reserves the right to reject any contract in the event that there is a dispute concerning the amount necessary to cure defaults, notwithstanding the fact that such dispute may arise after the confirmation of the Plan.

         2.       Cure of Defaults

                  Generally, if there has been a default (other than a default specified in section 365(b)(2) of the Bankruptcy Code) under an executory contract or unexpired lease, the debtor can assume the contract or lease only if the debtor cures the default. Accordingly, a condition to the assumption of an executory contract or unexpired lease is that any default under an executory contract or unexpired lease that is to be assumed pursuant to the Plan will be cured in a manner consistent with the Bankruptcy Code and as set forth in the Plan.

         3.       Rejection Claims

                  If an entity with a claim for damages arising from the rejection of an executory contract or unexpired lease under the Plan has not filed a proof of claim for such damages within 20 days after the Effective Date, that Claim shall be barred and shall not be enforceable against any of the Debtors or the Reorganized Debtors.

         4.       Franchise Agreements

                  At the present time, the Lodgian Debtors intend to continue operating each of their respective Hotel Properties under the Plan and intend to assume any franchise agreements relating to those Hotel Properties. In connection therewith, the applicable Debtors hope to reach consensual resolution with each applicable franchisor on the terms of the assumption of its franchise agreement. In the event that the applicable Debtor and franchisor are unable to reach an agreement over such terms, including the cure of any defaults as and to the extent required by section 365 of the Bankruptcy Code, then the applicable Debtor shall request that the Court resolve such disputes.

                  The Liquidating Debtors intend to effect under the Plan a consensual surrender of their Hotel Properties to their secured creditors. Accordingly, the Liquidating Debtors shall seek to enter into a consensual transfer of the applicable franchise agreement. If such a consensual treatment cannot be reached by the parties, then, either the applicable Debtor shall seek to assume and assign the applicable franchise agreement or, alternatively, reject the same. The Debtors do not believe that any such rejection and corresponding rejection damage claims shall have a material adverse impact upon the unsecured creditors of the applicable Liquidating Debtor as, under the Plan, such unsecured creditors are not otherwise receiving a distribution. Lodgian, Inc. has guaranteed the rejection damage claims under certain of the Liquidating Debtors' franchise agreements. Accordingly, a rejection of such franchise agreements could result in a dilution of the recoveries to unsecured creditors of Lodgian, Inc.

                  Because the Plan excludes the estates of the CCA Debtors, the Plan does not address the assumption or rejection of any executory contracts and unexpired leases, including franchise agreements, for the CCA Debtors. Any such agreements shall be treated in the context of the CCA Chapter 11 cases, including any Chapter 11 plan relating thereto. Lodgian, Inc. has guaranteed the rejection damage claims under certain of the CCA Debtors' franchise agreements. Accordingly, a rejection of such franchise agreements could result in a dilution of the recoveries to unsecured creditors of Lodgian, Inc.

D.       NEW EQUITY INCENTIVE PLAN

                  Reorganized Lodgian will adopt the New Equity Incentive Plan, a new long term management incentive plan under which up to 10.0% of the New Common Stock on a fully diluted basis will be available for issuance to management employees. A copy of the New Equity Incentive Plan is part of the Plan Supplement.

E.       RELEASES

                  The Plan provides for a release of all claims by each of the Debtors against (i) any director, officer, agent or employee of any Debtor who was employed or otherwise serving in such capacity on the Confirmation Date,
(ii) the Committee, and (iii) any member of the Committee, any member, director, officer, agent or employee of a member of the Committee, or any of the Debtors' or the Committee's attorneys or advisors, in each case who were acting, employed or otherwise serving in such capacity on the Confirmation Date, with respect to the activities of such releasees in the Chapter 11 Cases, except for (x) claims resulting from the willful misconduct or gross negligence of such releasees and
(ii) claims against directors, officers or employees of any Debtor in respect of any loan or other contractual obligation owed by these individuals person to any Debtor. This provision is intended to release all claims of each Debtor, whether arising pre-petition or post-petition, and based on any theory (other than willful misconduct or gross negligence) against these individuals. The release is limited to claims that could be asserted by the respective Debtors and only applies to claims against such parties in their representative capacity.

                  The purpose of the release of the personnel of each of the Debtors is to prevent a collateral attack against those individuals based on derivative actions. It is the intent of the Plan to bring finality to the disruption caused by the reorganization of these companies. Despite many obstacles, management of the respective Debtors has not only continued to stay with the company, but also made enormous contributions to the reorganization efforts and the compromises set forth in the Plan. None of the Debtors are aware of any pending or threatened actions, whether civil or criminal, against the management of the Debtors. However, in order to continue to retain the Debtors' management, it is important that they be relieved of the threat of any derivative actions against them personally by parties in the Chapter 11 Cases that may be dissatisfied with the treatment provided in the Plan.

                  The purpose of the release of the representatives of the other major constituency in these cases, the Committee, is to protect the chapter 11 process for individuals who have contributed to the restructuring process. None of the Debtors are aware of any pending or threatened actions against the representatives of the Committee.

F.       EFFECT OF CONFIRMATION

         1.       Discharge of Claims and Cancellation of Equity Interests

                  Except as otherwise provided in the Plan, confirmation of the Plan will discharge all existing debts and Claims and cancel all Equity Interests, of any kind, nature or description whatsoever, against or in each of the Debtors or any of their assets or properties, to the full extent permitted by section 1141 of the Bankruptcy Code (except for certain interdebtor Equity Interests that the Reorganized Debtors will continue to maintain for corporate organizational purposes). All holders of existing Claims against and Equity Interests in the Debtors will be enjoined from asserting against the Reorganized Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of equity interest. In addition, upon the Effective Date, each holder of a Claim against or Equity Interest in the Debtors shall be forever precluded and enjoined from prosecuting or asserting any discharged Claim against or canceled Equity Interest in the Debtors or the Reorganized Debtors.

         2.       Indemnification

                  The Plan provides for the assumption and continuation of normal corporate indemnification provisions related to the protection of officers and directors.

         3.       Waiver of Contractual Subordination Rights

                  The distributions under the Plan take into account the relative priority of the Claims in each Class in connection with any applicable contractual subordination provisions. For this reason, the distributions to the holders of Senior Subordinated Note Claims in Class 4 will not be subject to levy, garnishment, attachment or other legal process by any holder of indebtedness senior to the indebtedness represented by Senior Subordinated Note Claims because of contractual subordination rights. On the Effective Date, all holders of Claims will be deemed to have waived any and all contractual subordination rights that they may have with respect to a distribution, and the Confirmation Order will permanently enjoin, effective as of the Effective Date, all holders of Claims from enforcing or attempting to enforce any such rights with respect to the distributions under the Plan to the holders of Senior Subordinated Note Claims in Class 4.

G.       MISCELLANEOUS PROVISIONS

                  The Plan contains provisions relating to the cancellation of existing securities, corporate actions, the Disbursing Agent, delivery of distributions, manner of payment, vesting of assets, binding effect, term of injunctions or stays, injunction against interference with the Plan, payment of statutory fees, recognition of guaranty rights, substantial consummation, compliance with tax requirements, severability, revocation, and amendment of the Plan, governing law, and timing. For more information regarding these items, see the Plan attached hereto as Exhibit A.

                                      VIII.

                                  RISK FACTORS

                  Holders of Claims against and Equity Interests in the Debtors should read and consider carefully the following risk factors and the other information in this Disclosure Statement, the Plan, the Plan Supplement and the other documents delivered or incorporated by reference in this Disclosure Statement and the Plan, before voting to accept or reject the Plan.

                  These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation. Additional risks and other information about Lodgian, Inc. and the other Debtors can be found in Lodgian, Inc.'s annual report on Form 10-K for the fiscal year ended December 31, 2001, and quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002, and its other filings from time to time with the Securities and Exchange Commission, which are incorporated into this Disclosure Statement by reference. Copies of the Debtors' most recent annual and quarterly reports will be included in the Plan Supplement and may also be obtained over the Internet at www.sec.gov or www.freeedgar.com.

A.       CERTAIN BANKRUPTCY CONSIDERATIONS

         1.       General Risks Relating to Confirmation and Consummation

                  Although each of the Debtors believes that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes. In addition, although each of the Debtors believes that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.

                  The Plan does not provide for any distribution to Class 3 Liquidating Subclasses, Class 9 Liquidating Subclasses, Class 10-A or Class 11. The Bankruptcy Code conclusively deems these Classes to have rejected the Plan. Notwithstanding the fact that these Classes are deemed to have rejected the Plan, the Bankruptcy Court may confirm the Plan if at least one impaired Class votes to accept the Plan (with such acceptance being determined without including the vote of any "insider" in such Class). Thus, for the Plan to be confirmed, one of the impaired Classes must vote to accept the Plan. As to each impaired Class that has not accepted the Plan, the Plan may be confirmed if the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to these Classes. Each of the Debtors believes that the Plan satisfies these requirements. For more information, see section IX.F.

         2.       Risks Relating to Plan Treatment of Mortgage Financings

                  At this time, the Projections do not reflect a reduction in the principal amount of any Class 1 Claim. Further, the Debtors believe that it will reach agreement with its secured creditors that will not give rise to deficiency Claims. However, if the Debtors determine, based on a valuation of the underlying collateral, that any Class 1 Claim should be bifurcated into a reduced Secured Claim and an unsecured deficiency Claim, the affected secured creditor could raise potential issues with respect to its right to make an election under section 1111(b) of the Bankruptcy Code which would require the Debtor to give the applicable secured creditor a note in the full principal amount of the debt with the present value of the collateral. If the applicable secured creditor were to make this election, the total debt obligations of the applicable Reorganized Debtor(s) would be increased accordingly. However, the Debtors do not believe that the increase in principal amount would impair the feasibility of the Plan as it relates to any affected Debtors.

         3.       Matters Affecting Recoveries

                  The estimates of recovery amounts and percentages in this Disclosure Statement are based on a number of assumptions including the Debtors' estimates of Allowed Claims in each Class. Actual recoveries may differ from such estimates if the Debtors' estimates of Allowed Claims prove to be inaccurate. The Debtors' estimates of Allowed Claims reflect the Debtors' reasonable judgment based on current information as of the date of this Disclosure Statement and the Debtors make no representation as to the accuracy of these amounts.

         4.       Loss of Franchise Agreements

                  As discussed above, if any of the Debtors were required to terminate or reject any of their franchise agreements on a non-consensual basis, and if such franchisor were to assert a claim against such Debtor (either as franchisee or as a guarantor of obligations under the franchise agreement), then any Allowed Claim relating to such termination or rejection could reduce recoveries (if any) to the holders of Allowed General Unsecured Claims against such Debtors. The Plan Proponents do not believe that such risks are any greater than that attendant to the resolution of Disputed Claims generally. In addition, as of the date hereof, one franchisor, Marriott International Inc., has filed a motion for permission for relief from the automatic stay to terminate a "Fairfield" franchise agreement covering a Hotel Property owned by a Lodgian

Debtor (as well as a "Fairfield" franchise agreement covering a Hotel Property owned by a CCA Debtor). The affected Lodgian Debtor and the affected CCA Debtor are in discussions with Marriott regarding a consensual resolution of the motion but, in the absence of any agreement with Marriott, will contest the relief sought. In the event that the affected Lodgian Debtor and the affected CCA Debtor are unable to prevail in their defense of such motion, if prosecuted by Marriott, the Plan Proponents do not believe that the loss of this "flag" at the affected Hotel Property will affect their ability to confirm the Plan. Lodgian, Inc. has guaranteed the obligations under the Marriott franchise agreement. If that agreement is terminated as a result of Marriott's motion or otherwise, the resulting claim under Lodgian, Inc.'s guarantee of rejection damages could result in a dilution of the recoveries to unsecured creditors of Lodgian, Inc.

         5.       No Assurance of Feasibility

                  The Debtors cannot assure you that the Reorganized Lodgian Debtors will be able to achieve the revenue or cash flow levels reflected in the Projections, which the Debtors have relied on to project their future business prospects. If any or all of the Reorganized Lodgian Debtors do not achieve the revenue or cash flow levels reflected in the Projections, such Debtor or Debtors may lack sufficient liquidity to continue operating as planned after the Effective Date. Failure to meet specified financial results would be likely to result in an event of default under the Exit Financing Facility.

                  The Projections represent management's view as of the date of this Disclosure Statement based on current known facts as to the projected operations of the Reorganized Lodgian Debtors and the assumptions stated in section IV.B. However, while management believes that the assumptions underlying the Projections are reasonable, the Projections do not attempt to demonstrate the viability of the business in a "worst case" environment. Additionally, approximately 4,299 proofs of claim were filed as of the Bar Date against the Debtors and the CCA Debtors. As of the date of this Disclosure Statement, the Debtors have completed a preliminary review of these Claims, including reconciliation to their own books and records. However, due to the number and amount of Claims in dispute, as well as the risk of error inherent in reconciling such a large number of proofs of claim with the books and records of 81 different entities, it is possible that the actual amount of Allowed Claims may differ materially from the Debtors' estimates. The Debtors continue to seek to resolve Disputed Claims and further refine their claims analysis. Because distributions under the Plan and the Projections and the estimated valuation of the Reorganized Lodgian Debtors are linked to the amount and value of the Allowed Claims, any change in the Debtors' estimates of Allowed Claims resulting from further analysis of the proofs of claim filed as of the Bar Date could impact the Projections. Claim estimates for purposes of effectuating the reserve for Disputed Claims will ultimately be established, after notice and hearing, by the Bankruptcy Court. See section IV, "Financial Information, Projections and Valuation Analysis".

                  Moreover, the Projections may not adequately account for continuing or unforeseen effects on the Reorganized Lodgian Debtors' operations that may result from the terrorist attacks that occurred on September 11, 2001 or from extended weakening in the U.S. economy. The long-term effects of these events on the overall global and U.S. economies, the Debtors' areas of business and the Debtors' operations cannot be predicted. Further, the Projections do not take into account any changes in interest rates during the Projection Period.


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

B.       RISKS RELATING TO THE PLAN SECURITIES

         1.       Variances from Projections

                  The Projections included in this Disclosure Statement reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors and with respect to the prevailing market and economic conditions that are beyond the control of the Reorganized Debtors and that may not materialize. Each of the Debtors believes that the assumptions underlying the Projections are reasonable. However, unanticipated events and circumstances occurring subsequently to the preparation of the Projections may affect the actual financial results of each of the Debtors. Therefore, the actual results achieved throughout the periods covered by the Projections necessarily will vary from the projected results, which variations may be material and adverse.

                  The impact, if any, that the Chapter 11 Cases may have on the operations of the Reorganized Debtors cannot be accurately predicted or quantified. The Debtors believe that the consummation of the Plan in an expeditious manner will have a minimal further adverse impact on relationships with customers, employees and suppliers, especially in view of the fact that the Plan is supported by the Committee. If confirmation and consummation of the Plan do not occur expeditiously, the Chapter 11 Cases could further adversely affect the Debtors' relationships with their customers, employees and suppliers.

                  However, even expedited Chapter 11 Cases could have a detrimental impact on future sales and patronage due to the possibility that the Chapter 11 Cases may have created a negative image of the Debtors in the eyes of their customers and suppliers. Notwithstanding the support offered by the Committee for the Plan, the Debtors' continuation of the Chapter 11 Cases could further adversely affect the Debtors' relationships with their customers, suppliers and employees. Prolonged Chapter 11 Cases may make it more difficult for the Debtors to retain and attract management and other key personnel and would require senior management to spend an excessive amount of time and effort dealing with the Debtors' financial problems instead of focusing on the operation of their businesses.

         2.       Significant Holders

                  Under the Plan, certain holders of Allowed Claims may receive distributions of shares in Reorganized Lodgian representing in excess of 5% of the outstanding shares of New Common Stock. If holders of a significant number of shares of Reorganized Lodgian were to act as a group, such holders may be in a position to control the outcome of actions requiring shareholder approval, including the election of directors. Further, the possibility that one or more of the holders of a number of shares of Reorganized Lodgian may determine to sell all or a large portion of their shares in a short period of time may adversely affect the market price of the stock of Reorganized Lodgian.

         3.       Lack of Trading Market

                  Reorganized Lodgian will use reasonable commercial efforts to cause the shares of New Common Stock and, in the sole discretion of the Board of Directors of Reorganized Lodgian, shares of New Preferred Stock to be listed on a national securities exchange or a


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

qualifying interdealer quotation system as soon as practicable following the Effective Date. There can be no assurance, however, that the New Preferred Stock and New Common Stock will be listed on such exchange or system. Accordingly, there can be no assurance that a holder of such securities will be able to sell such shares in the future or as to the price at which such shares might trade. Even if such securities are subsequently listed, the Debtors cannot assure you that an active market for such securities will develop or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop.

         4.       Dividend Policies

                  Because all of the respective Debtors' cash flows will be used in the foreseeable future to make payments under the Exit Financing Facility and the restructured Mortgage Financings, Reorganized Lodgian does not anticipate paying dividends on the New Common Stock in the near future. As to the New Preferred Stock, dividends will be cumulative and compounded annually at the annual rate of 12.25%. For the first year following the Effective Date, such dividends will be declared and paid via the issuance of additional shares of New Preferred Stock, and for the second and third years following the Effective Date, the Board of Directors of Reorganized Lodgian will declare such dividends and will have the option to pay such dividends in cash or in kind with additional shares of New Preferred Stock. For a more detailed description of the New Preferred Stock, see section II.F.1.

         5.       Restrictions on Transfer

                  Holders of Plan Securities who are deemed to be "underwriters" as defined in section 1145(b) of the Bankruptcy Code, including holders who are deemed to be "affiliates" or "control persons" within the meaning of the Securities Act, will be unable freely to transfer or to sell their securities except pursuant to (i) "ordinary trading transactions" by a holder that is not an "issuer" within the meaning of section 1145(b), (ii) an effective registration of such securities under the Securities Act and under equivalent state securities or "blue sky" laws, or (iii) pursuant to the provisions of Rule 144 and Rule 144A under the Securities Act or another available exemption from registration requirements. For a more detailed description of these matters, see section II.G, above.

         6.       Trading Values of the Plan Securities

                  The estimated valuation of the Reorganized Lodgian Debtors used in this Disclosure Statement has been prepared based on commonly accepted valuation analysis and is not intended to represent the trading values of the Plan Securities in public or private markets. The estimated recoveries to Classes 3, 4, 7 and 8 are based on this theoretical valuation analysis. This valuation analysis is based on capital and financial market conditions as of the date of this Disclosure Statement and numerous assumptions, (the realization of many of which is beyond the control of the Reorganized Lodgian Debtors), including: the ability of the Reorganized Lodgian Debtors to (a) meet the Projections included in this Disclosure Statement; (b) maintain sufficient financial flexibility to fund operations, working capital requirements and capital expenditures; and (c) attract and retain key managers.


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

                  Even if the Reorganized Lodgian Debtors successfully achieves the Projections included in this Disclosure Statement, the trading market values for the Plan Securities could be adversely impacted by: (a) lack of trading liquidity for such securities; (b) lack of institutional research coverage; and
(c) concentrated selling by recipients of the Plan Securities.

C.       FINANCING RISKS

         1.       Post-Reorganization Obligations

                  The Reorganized Debtors may not be able to meet their post-reorganization debt obligations, operating expenses, working capital and other capital expenditures. The Debtors are currently highly leveraged. The Reorganized Debtors will be substantially less leveraged; however, the Debtors cannot assure you that the operating cash flow of the Reorganized Debtors will be adequate to pay the principal and interest payments under their post-reorganization indebtedness when due, as well as to fund all capital expenditures contemplated in the cash-flow Projections.

         2.       Limited Access to Working Capital

                  The Reorganized Debtors' businesses are expected to require certain amounts of working capital. While the Projections assume that sufficient funds to meet their working capital needs for the foreseeable future will be available from the cash generated by the businesses of the Reorganized Lodgian Debtors and from the proceeds of the Exit Financing Facility, the ability of the Reorganized Debtors to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors, industry conditions and the terms of the Exit Financing Facility and the restructured Mortgage Financings.

                  The Lodgian Debtors expect that the Exit Financing Facility will contain restrictive financial and operating covenants and prohibitions, including provisions that will limit the ability of the Reorganized Lodgian Debtors to make capital expenditures and pay cash dividends and make other distributions to holders of New Preferred Stock and New Common Stock. Restrictions on capital investment are expected to be more restrictive if Reorganized Lodgian's cash flow is lower than projected. As noted above, failure to make necessary capital expenditures could have an adverse effect on the ability of the Reorganized Lodgian Debtors to remain competitive.

D.       RISKS ASSOCIATED WITH THE BUSINESSES

                  The following categories of risks associated with each of the Debtors' businesses are set forth in their Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 13, 1999 (as amended on September 7, 1999): Risk Associated With The Lodging Industry - Economic Conditions, Oversupply, Travel Patterns and Other Conditions Beyond the Debtors' Control and Risk Related to Development of New Projects, Acquisitions and Renovations. Please refer to such filing for further discussion on this topic.


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

         1.       Certain Tax Implications

                  Certain tax implications of the Debtors' bankruptcy and reorganization may increase the tax liability of the Reorganized Group. The U.S. federal income tax consequences of consummation of the Plan to holders of Claims or Equity Interests are complex and subject to uncertainty. Certain U.S. tax attributes of the Debtors, including net operating loss carryovers ("NOLs"), may be reduced or eliminated as a consequence of the Plan. The elimination or reduction of NOLs and such other tax attributes may increase the amount of tax payable by the Reorganized Group following the consummation of the Plan as compared with the amount of tax payable had no such reduction been required.

                  See section XI, "Certain Federal Income Tax Consequences of the Plan", for a discussion of the U.S. federal income tax consequences for certain holders of Claims and Equity Interests and certain Debtors resulting from the consummation of the Plan.

                                       IX.

                            CONFIRMATION OF THE PLAN

A.       CONFIRMATION HEARING


                              CONFIRMATION HEARING

         The Court will hold the confirmation hearing at the following time and place:

         DATE AND TIME: commencing at 10:00 a.m. (Eastern time), on November 5, 2002.

         PLACE: The United States Bankruptcy Court, Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004.

         JUDGE:  The Honorable Burton R. Lifland

         The confirmation hearing may be adjourned from time to time by the respective Debtors or the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.


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

                  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be in writing, state the name and address of the objecting party and the nature of the Claim or Equity Interest of such party, provide a concise statement of the basis for such objection or proposed modification, including, if applicable: (i) the specific page number of the Plan to which the objection refers; (ii) the specific language proposed to be deleted, if a deletion is sought; (iii) a draft of the precise language that the objecting party proposes be added or substituted; and (iv) the reasons and


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

statutory or other authority therefor and be filed, together with proof of service, with the Bankruptcy Court (with a copy to the chambers of the Honorable Judge Burton R. Lifland), and must further be served upon the following parties:
(1) Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York 10038,
Attn: Adam C. Rogoff, Esq., counsel to the Debtors and Debtors-in-Possession;
(2) Curtis, Mallet-Prevost Colt & Mosle LLP, 101 Park Avenue, New York, New York 10178, Attn: Steven J. Reisman, Esq., co-counsel to the Debtors and Debtors-in-Possession; (3) Debevoise & Plimpton, 919 Third Avenue, New York, New York 10022, Attn: George E.B. Maguire, Esq., counsel for the Committee; and (4) Lodgian, Inc., et al., 3445 Peachtree Road, Suite 700, Atlanta, Georgia 30326,
Attn: Daniel Ellis, Esq., in each case SO AS -- -- TO BE ACTUALLY RECEIVED NO LATER THAN 4 P.M. (EASTERN TIME) ON OCTOBER 28, 2002.

                  Objections to confirmation of the Plan are governed by Rule 9014 of the Federal Rules of Bankruptcy Procedure. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.       GENERAL REQUIREMENTS OF SECTION 1129

                  At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

         1. The Plan complies with the applicable provisions of the Bankruptcy Code.

         2. Each of the Debtors has complied with the applicable provisions of the Bankruptcy Code.

         3. The Plan has been proposed in good faith and not by any means proscribed by law.

         4. Any payment made or promised by each of the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

         5. Each of the Debtors has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee of the respective Debtors, affiliates of each of the Debtors participating in the Plan with each of the Debtors, or a successor to each of the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and each of the Debtors has disclosed the identity of any insider that will be employed or retained by each of the Debtors, and the nature of any compensation for such insider.


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

         6. With respect to each Class of Claims or Equity Interests, each holder of an impaired Claim or impaired Equity Interest either has accepted the Plan or will receive or retain under the Plan, on account of such holder's Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the applicable Debtor was liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of "Best Interests Test," below.

         7.       Except to the extent that the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each Class of Claims or Equity Interests has either accepted the Plan or is not impaired under the Plan. Class 3 Liquidating Subclasses, Class 8 (Old Lodgian Common Stock Interests), Class 9 Liquidating Subclasses, Subclasses in Division A of Class 10 (Third Party Owned Old Subsidiary Equity Interests) and Class 11 (Subordinated Claims), are deemed to have rejected the Plan and thus the Plan can be confirmed only if the requirements of section 1129(b) of the Bankruptcy Code are met.

         8. Except to the extent that the holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that Administrative Expense Claims and Priority Non-Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims deferred cash payments, over a period not exceeding six years after the date of assessment of such Claims, of a value, as of the Effective Date, equal to the Allowed amount of such Claims.

         9. At least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class.

         10. Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of any of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of "Feasibility," below.

C.       BEST INTERESTS TESTS

                  As described above, the Bankruptcy Code requires that each holder of an impaired Claim or Equity Interest either (i) accept the Plan or
(ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the applicable Debtor was liquidated under chapter 7 of the Bankruptcy Code.

                  The first step in determining whether this test has been satisfied is to determine the dollar amount that would be generated from the liquidation of the applicable Debtor's assets and properties in the context of a chapter 7 liquidation case. The gross amount of cash that would be available for satisfaction of Claims and Equity Interests would be the sum consisting of the proceeds resulting from the disposition of the unencumbered assets and properties of the applicable Debtor, augmented by the unencumbered cash held by the applicable Debtor at the time of the commencement of the liquidation case.

                  The next step is to reduce that gross amount by the costs and expenses of liquidation and by such additional administrative and priority Claims that might result from the termination of the applicable Debtor's business and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code. Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) are compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

                  The applicable Debtor's costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. Other liquidation costs include the expenses incurred during the Chapter 11 Cases that are Allowed Claims in the chapter 7 case, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals for the applicable Debtor and the Committee, and costs and expenses of members of the Committee, as well as other compensation Claims. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the applicable Debtor during the pendency of the Chapter 11 Cases.

                  The foregoing types of Claims, costs, expenses, fees and such other Claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-petition secured, priority and unsecured Claims. Each of the Debtors believes that in a chapter 7 case, Class 3 Liquidating Subclasses, Class 8 (Old Lodgian Common Stock Interests), Class 9 Liquidating Subclasses, Subclasses in Division A of Class 10 (Third Party Owned Old Subsidiary Equity Interests) and Class 11 (Subordinated Claims) would receive no distribution of property.

                  After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) additional costs associated with the rapid transfer or cessation of operations at the facilities and the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, and (iii) the substantial increases in Claims that would be satisfied on a priority basis, each of the Debtors has determined that confirmation of the Plan will provide each holder of an Allowed Claim and Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of each of the Debtors under chapter 7.

                  Each of the Debtors also believes that the value of any distributions to each Class of Allowed Claims and Equity Interests in a chapter 7 case, including all secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for one year or more after the completion of such liquidation in order to resolve Claims and Equity Interests and prepare for distributions. In the event that litigation was necessary to resolve Claims and Equity Interests asserted in a chapter 7 case, the delay could be prolonged and administrative expenses increased.

D.       LIQUIDATION ANALYSIS


               IMPORTANT NOTE ON THE DEBTORS' LIQUIDATION ANALYSIS

         The Liquidation Analysis presented below is an estimate, based on a number of significant assumptions, of the proceeds that may be generated in a hypothetical chapter 7 liquidation of each of the Debtors. The Liquidation Analysis is not, and does not purport to be, a valuation of the Debtors' assets or indicative of the values that may be realized in an actual liquidation.

                  Attached as Exhibit B is a separate liquidation analysis for each Debtor (the "Liquidation Analysis"). Attached as Exhibit F are the assumptions underlying the Liquidation Analysis and a summary of liquidation recovery by Class.

                  The Debtors have prepared the Liquidation Analysis in consultation with Chilmark. The Liquidation Analysis reflects the projected outcome of a hypothetical, orderly liquidation under chapter 7 of the Bankruptcy Code. In each case, the projected liquidation proceeds to each Class was less than or equal to the estimated recoveries under the Plan.

                  Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to economic, competitive and other contingencies beyond the control of the Debtors and management. It is possible that the time needed to dispose of the assets could exceed the timeframes assumed in this analysis, causing an adverse impact on the recoveries depicted herein. Similarly, other assumptions with respect to the liquidation process may be subject to change. Upon a liquidation, there is a general risk of unanticipated events which could have a significant impact upon projected cash receipts and disbursements. Cash flows could be impaired due to events such as:
(i) an adverse impact on customers' perceptions; (ii) disruptions in the employee base; (iii) a loss of vendor support and/or change in terms; (iv) an adverse affect on the relationship with franchisors; (v) the inability to find a purchaser for a specific property within the six month liquidation period; and
(vi) significant changes in the economy during the liquidation period. In addition, the proceeds from the liquidation have not been discounted to reflect any delay in distributions following the completion of the liquidation process. Applying an additional discount factor to the proceeds from the liquidation to account for any such delay would result in a lower range of recoveries for certain creditors. For all of the foregoing reasons, there can be no assurance that the values reflected in the Liquidation Analysis or recovery percentages would be realized if the Debtors were, in fact, liquidated in chapter 7 cases, and actual results could vary materially from those shown in this analysis.

E.       FEASIBILITY

                  As a condition to confirmation of the Plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. In connection with the development of the Plan and for the purpose of determining whether the Plan satisfies this feasibility standard, the Debtors developed the Projections, which include certain income statement, cash flows and balance sheet projections for the Projection Period consisting of the fiscal years 2003 through 2005 for the Reorganized Lodgian Debtors on a consolidated basis. The Projections, together with a discussion of the assumptions underlying the Projections, are included in section IV.B, above, and Exhibit D, "Projections". Based on the Projections, the Debtors believe that the Reorganized Lodgian Debtors will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. Because the Plan contemplates an orderly liquidation of the Liquidating Debtors, there are no Projections required or provided for such Debtors.

F.       SECTION 1129(B)

                  The Bankruptcy Court may confirm the Plan over the rejection or deemed rejection of the Plan by a Class of Claims or Equity Interests if the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such Class.

         1.       No Unfair Discrimination

                  This test applies to Classes of Claims or Equity Interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be "fair."

         2.       Fair and Equitable Test

                  This test applies to Classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no Class of Claims receive more than 100% of the amount of the Allowed Claims in such Class. As to the dissenting Class, the test sets different standards, depending on the type of Claims or Equity Interests in such Class:

                  - Secured Creditors. Each holder of an impaired Secured Claim either (i) retains its liens on the property, to the extent of the amount of its Allowed Secured Claim and receives deferred cash payments having a value, as of the effective date, of at least the amount of such Allowed Claim, (ii) has the right to credit bid the amount of its Claim if its property is sold and retains its liens on the proceeds of the sale or (iii) receives the "indubitable equivalent" of its Allowed Secured Claim.

                  - Unsecured Creditors. Either (i) each holder of an impaired unsecured Claim receives or retains under the plan property of a value equal to the amount of its Allowed Claim, or (ii) the holders of Claims and Equity Interests that are junior to the Claims of the dissenting Class will not receive any property under the Plan.

                  - Equity Interests. Either (i) each Equity Interest holder receives or retains under the Plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such Equity Interest and (b) the value of the Equity Interest, or (ii) the holders of Equity Interests that are junior to the Equity Interests of the dissenting Class will not receive or retain any property under the Plan.

These requirements are in addition to other requirements established by case law interpreting the statutory requirement.

                  Each of the Debtors believes that the Plan will satisfy the "fair and equitable" requirement notwithstanding that Class 3 Liquidating Subclasses, Class 8 (Old Lodgian Common Stock Interests), Class 9 Liquidating Subclasses, Subclasses in Division A of Class 10 (Third Party Owned Old Subsidiary Equity Interests) and Class 11 (Subordinated Claims) are deemed to reject the Plan because no Class that is junior to such Classes and Subclasses will receive or retain any property on account of the Claims or Equity Interests in such Class.

                                      X.

           ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.       LIQUIDATION UNDER CHAPTER 7

                  If no chapter 11 plan can be confirmed for any Debtor(s), the applicable Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims is set forth in sections IX.C and IX.D, above. Each of the Debtors believes that liquidation under chapter 7 would result in smaller distributions being made to the respective holders of Claims and Equity Interests than those provided for in the Plan because of (i) the likelihood that other assets of each of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion, (ii) additional administrative expenses attendant to the appointment of a trustee and the trustee's employment of attorneys and other professionals, and (iii) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of each of the Debtors' operations. In a chapter 7 liquidation, each of the Debtors believes that there would be no distribution to holders of Claims in Class 3 Liquidating Subclasses, Class 8 (Old Lodgian Common Stock Interests), Subclasses in Division A of Class 10 (Third Party Owned Old Subsidiary Equity Interests) and Class 11 (Subordinated Claims).

B.       ALTERNATIVE PLAN

                  If the Plan is not confirmed, each of the Debtors or any other party in interest (if the applicable Debtor's exclusive period in which to file a Plan has expired) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of


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
the applicable Debtor's business or an orderly liquidation of the Debtor's assets under chapter 11. Each of the Debtors has concluded that the Plan enables creditors and equity holders to realize the most value under the circumstances. In a liquidation under chapter 11, each of the Debtors would still incur the expenses associated with closing or transferring to new operators numerous facilities. The process would be carried out in a more orderly fashion over a greater period of time. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, each of the Debtors believes that liquidation under chapter 11 is a much less attractive alternative to creditors and equity holders than the Plan because of the greater return provided by the Plan.

                                      XI.

              CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

                  The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to certain Debtors and certain holders of Claims and Equity Interests. The following summary does not address the federal income tax consequences to (i) holders whose Claims are entitled to reinstatement or payment in full in cash, or are otherwise unimpaired under the Plan, (ii) holders of Equity Interests or Claims which are extinguished without a distribution in exchange therefor, and (iii) holders of Equity Interests which are otherwise unimpaired under the Plan.

                  The following summary is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

                  The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. None of the Debtors have requested or will request a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address all federal income tax consequences of the Plan that may be relevant to specific taxpayers in light of their particular circumstances or to special classes of taxpayers (such as foreign taxpayers, broker-dealers, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, investors in pass-through entities, dealers in securities, U.S. expatriates or persons who have acquired the Claims or the Equity Interests as part of a straddle, hedge, conversion transaction or other integrated investment).

                  This discussion assumes that the various debt and other arrangements to which each of the Debtors is currently a party and any consideration issued by each of the Debtors under the Plan will be respected for federal income tax purposes in accordance with their form.


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
                  ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR AN EQUITY INTEREST. ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE IMPLEMENTATION OF THE PLAN.

A.       CONSEQUENCES TO CERTAIN DEBTORS

                  The Debtors, other than those Debtors that are treated as partnerships for federal income tax purposes, file a consolidated federal income tax return (such Debtors filing a consolidated federal income tax return, collectively, the "Lodgian Group").

                  For federal income tax purposes, the Lodgian Group has consolidated net operating loss ("NOL") carryforwards of roughly $263 million as of December 31, 2001.

                  As discussed below, the Lodgian Group's current year NOLs, if any, and NOL carryforwards will be substantially reduced, and may be subject to additional limitations upon implementation of the Plan. In addition, certain other tax benefits may be reduced, or subject to limitation, upon implementation of the Plan. The amount of such losses and other tax benefits may be adjusted during the course of the preparation of the Debtors' tax returns and remain subject to examination by the IRS.

         1.       Cancellation of Debt

                  In general, the discharge of a debt obligation by a debtor for an amount less than the remaining balance of the debt obligation (as determined for federal income tax purposes) gives rise to cancellation of debt ("COD") income which must be included in the debtor's income, subject to certain exceptions. One of the exceptions applies to corporate and certain other debtors if the discharge is granted in a title 11 bankruptcy case or pursuant to a plan approved by a bankruptcy court.

                  In general, no portion of the COD income recognized by debtors in bankruptcy is includable in income; however, a debtor must still reduce certain of its tax attributes - such as NOL carryforwards, current year NOLs, capital loss carryforwards, current year capital losses, tax credits and tax basis in assets - by the amount of any COD income. To the extent that the amount of COD income exceeds the tax attributes available for reduction, the remaining excludable COD income is simply forgiven. It is unclear whether the reduction in certain tax attributes (especially with respect to NOLs) should occur on a consolidated group or separate company basis, since the Debtors (other than Debtors treated as partnerships) file consolidated federal income tax returns with the other members of their group, and the IRS has, in certain cases, asserted that such reduction generally should occur on a consolidated basis. Any reduction in tax attributes does not occur until the first day of the taxable year following the year during which the COD income is realized. If advantageous, a debtor could elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards.

                  In the case of a partnership (or a limited liability company treated as a partnership for federal income tax purposes), the above described bankruptcy exception to COD income


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
applies at the partner level, rather than the partnership level, and is determined on the basis of the financial status of each partner. Thus, a corporate partner that is itself in bankruptcy should be able to apply the above bankruptcy exception to its allocable share of the COD income of the partnership.

                  As a result of the discharge of Claims pursuant to the Plan, certain of the Debtors will incur COD income, resulting in a reduction of the NOL carryforwards, and, possibly, the tax basis in the assets of the Lodgian Group, effective as of the beginning of the taxable year following the taxable year in which the Effective Date occurs. The extent of such COD income and resulting tax attribute reduction will depend, in part, on the fair market value of the New Common Stock, New Preferred Stock and Warrants, the amount of cash distributed and the dollar amount of claims ultimately allowed. Based on the estimated enterprise value of the Reorganized Debtors (see section IV.C, above), it is anticipated that the Reorganized Debtors will incur approximately $230 million of COD income.

                  As of the date of the filing of the Plan and Disclosure Statement, the Debtors estimate that after reducing the Lodgian Group's NOLs by the amount of COD income realized, at least $30 million of Lodgian Group NOL carryforwards will remain. Due to the magnitude of the NOL carryforwards, it is not anticipated that the Debtors' tax basis in their depreciable or amortizable assets will be significantly reduced, if at all. Accordingly, for purposes of calculating the Projections included in this Disclosure Statement (see section IV.B, above, and Exhibit D, "Projections"), it has been assumed that any reduction in the tax basis in depreciable or amortizable assets of the Debtors would be insignificant.

         2.       Limitations on NOL Carryforwards and Other Tax Benefits

                  Following the implementation of the Plan, the NOLs, NOL carryforwards and certain other tax attributes of the Lodgian Group allocable to the period prior to the Effective Date of the Plan will be subject to the limitations imposed by Section 382 of the Tax Code.

                  Under Section 382, after a corporation undergoes an "ownership change", the amount of its pre-change losses that may be utilized to offset future taxable income is, in general, subject to an annual limitation. Such limitation also may apply to certain losses or deductions that are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change that are subsequently recognized. The Debtors anticipate that an ownership change will occur with respect to the Lodgian Group upon implementation of the Plan.

                  a. General Section 382 Limitation. The amount of the annual limitation to which a loss corporation may be subject (i) depends, in part, on whether the corporation is in bankruptcy and the ownership change occurs pursuant to a Plan confirmed by the bankruptcy court, and (ii) generally applies on a consolidated basis to an affiliated group of corporations that file a consolidated federal income tax return.

                  In general, the amount of the annual limitation to which a corporation (or consolidated group) would be subject would be equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the


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
"long-term tax-exempt rate" in effect for the month in which the ownership change occurs (4.91% for ownership changes occurring in September 2002). For a corporation in bankruptcy and, presumably, as in the case of the Debtors, when a consolidated group's parent corporation is in bankruptcy and undergoes the ownership change pursuant to a confirmed bankruptcy plan, and if certain other conditions are met, the stock value generally is determined immediately after (rather than before) the ownership change, and some of the adjustments that ordinarily would apply do not apply. For example, the annual limitation applicable to a corporation not in bankruptcy is generally determined after reduction of its stock value for any capital infusions within the two year period ending on the date of the ownership change, whereas the stock value of each of the Debtors for purposes of computing the annual limitation generally would not be so reduced.

                  Regardless of whether the ownership change occurs pursuant to a confirmed plan, certain "anti-duplication" rules apply. These rules principally are intended to prevent the value of a nonconsolidated, more than 50% owned subsidiary from being taken into account both in the determination of such subsidiary's own annual limitation and, as a result of being an asset of the controlling corporation, indirectly in the determination of the annual limitation of the controlling corporation (or group). Similar rules or principles can apply within a consolidated group in those cases where the consolidated return regulations continue to require separate company (or subgroup) annual limitations.

                  Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

                  b. Built-In Gains and Losses. If a loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change (determined by taking into account most assets and all items of "built-in" income and deductions), any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance.

                  On the other hand, if the loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change, any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as a pre-change loss and will be subject to the annual limitation in the same fashion as a pre-change NOL carryforward. In addition, although this net built-in loss rule generally applies to consolidated groups on a consolidated basis, any corporation that joins the consolidated group within the preceding five years may have to be excluded from the group computation and tested for a net built-in loss on a separate company basis. Accordingly, even though a consolidated group of corporations may not have a net unrealized built-in loss on an overall group basis, the group may have a net unrealized built-in loss if certain members of the group are required to be excluded. Additionally, if the excluded member has a net built-in loss when tested on a separate company basis, any subsequently recognized built-in losses of such


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
corporation may be subject to a more restrictive annual limitation based on the separate value of such member.

                  A loss corporation's (or consolidated group's) net unrealized built-in gain or loss generally will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its gross assets (with certain adjustments) immediately before the ownership change.

                  It is currently unclear whether each of the Debtors will be in a net unrealized built-in loss position or a net unrealized built-in gain position as of the Effective Date.

         3.       Alternative Minimum Tax

                  In general, an alternative minimum tax ("AMT") is imposed on a corporation's "alternative minimum taxable income" ("AMTI") at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, a corporation (or consolidated group) is generally entitled to offset no more than 90% of its AMTI with NOLs as recomputed for AMT purposes ("AMTNOLs"). Under a new law, however, up to 100% of AMTI can be offset with carrybacks of AMTNOLs generated in 2001 or 2002 and AMTNOLs carried forward to 2001 or 2002.

                  In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of Section 382 and is in a net unrealized built-in loss position on the date of the ownership change, the corporation's (or group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. The application of this provision is unaffected by whether the special bankruptcy exception to the Section 382 annual limitation (and built-in loss) rules applies.

                  Any AMT that the corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to AMT.

B.       CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS

                  The federal income tax consequences of the Plan to holders of Claims against Lodgian, Inc. depend, in part, on whether such claims constitute "securities" for federal income tax purposes. For purposes of this discussion and the following sections, "Lodgian, Inc." includes any entity that is treated as a disregarded entity not separate from Lodgian, Inc. for federal income tax purposes. The term "security" is not defined in the Tax Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade


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
debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities.

                  The following discussion does not necessarily apply to holders who have claims in more than one class relating to the same underlying obligation (such as where the underlying obligation is classified as partially secured and partially unsecured). Such holders should consult their tax advisors regarding the effect of such dual status obligations on the federal income tax consequences of the Plan to them.

         1. Consequences to Holders of General Unsecured Claims Against Lodgian, Inc. That Do Not Constitute "Securities" Who Receive New Common Stock and New Preferred Stock

                  In general, holders of General Unsecured Claims against Lodgian, Inc. that do not constitute "securities", who receive New Common Stock and New Preferred Stock, would recognize gain or loss in an amount equal to the difference between (i) the "amount realized" by the holder in satisfaction of its claim (other than any claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in its claim (other than any claim for accrued but unpaid interest). For a discussion of the tax consequences of any claims for accrued interest, see section XI.B.7, below.

                  For these purposes, the "amount realized" by a holder will equal the sum of the aggregate of (i) cash, if any, (ii) the fair market value of any New Preferred Stock, and (iii) the fair market value of any New Common Stock received by the holder (less any portion of such distribution required to be treated as imputed interest as a result of any such distribution being made after the Effective Date).

                  Due to the possibility that a holder of a General Unsecured Claim may receive a distribution of New Preferred Stock and New Common Stock subsequent to the Effective Date in respect of any subsequently allowed disputed claims, the imputed interest provisions of the Tax Code may apply to treat a portion of the distribution to such holders as imputed interest. With respect to certain holders, such imputed interest may accrue over time using the constant interest method, in which case such holders may be required to include such imputed interest in income prior to the actual distribution.

                  In addition, because distributions of New Preferred Stock and New Common Stock to such holders may be made after the Effective Date, recognition of any loss, and a portion of any gain, realized by a holder in satisfaction of its claim may be deferred until all such subsequent distributions are made. Such holders are urged to consult their tax advisors regarding the possible application of (or ability to elect out of) the "installment method" of reporting any gain that may be recognized by such holder with respect to its claim.

                  Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the claim was acquired


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with market discount, and whether and to what extent the holder had previously claimed a bad debt deduction.

                  A holder's aggregate tax basis in any New Preferred Stock and New Common Stock received will equal the fair market value of such New Preferred Stock and New Common Stock. The holding period for any New Preferred Stock and New Common Stock generally will begin the day following the issuance of such New Preferred Stock and New Common Stock.

         2. Consequences to Holders of General Unsecured Claims Against Lodgian, Inc. That Constitute "Securities" Who Receive New Common Stock and New Preferred Stock

                  The receipt of New Common Stock and New Preferred Stock in satisfaction of a General Unsecured Claim against Lodgian, Inc. that constitutes a "security" likely would constitute a "recapitalization" for federal income tax purposes. Assuming such exchange constitutes a "recapitalization," in general, the holder of a General Unsecured Claim against Lodgian, Inc. that constitutes a "security" will not recognize loss upon such exchange, but will recognize any gain to the extent of the fair market value of any consideration received other than New Preferred Stock and New Common Stock (such as proceeds from insurance). The character and timing of such gain would be determined in accordance with the principles discussed in the preceding section. The portion of any consideration allocable to a claim for accrued but unpaid interest (see section XI.B.7, below) or required to be treated as imputed interest due to the distribution of additional consideration after the Effective Date (see section XI.B.1, above), is excluded from the above calculation and taxed under separate rules.

                  In the case of a recapitalization, a holder's aggregate tax basis in any New Preferred Stock and New Common Stock received in satisfaction of its claim (other than a claim or portion thereof for accrued but unpaid interest) will equal the holder's aggregate adjusted tax basis in its claim increased by any gain recognized with respect to such claim and decreased by the fair market value of any consideration other than New Preferred Stock and New Common Stock received with respect to such claim. Such tax basis would be allocated between the New Preferred Stock and New Common Stock based on their relative fair market values. In general, the holder's holding period for the New Preferred Stock and New Common Stock received will include the holder's holding period for the claim except to the extent that the New Preferred Stock and New Common were issued in respect of a claim for accrued but unpaid interest or treated as imputed interest.

                  Notwithstanding the foregoing, it is possible that the IRS may seek to treat the receipt of New Preferred Stock and New Common Stock as part of a non-recognition transaction under Section 351 of the Tax Code. If the satisfaction of claims were so treated, holders would not recognize any loss, but would recognize any gain to the extent of the greater of (i) the fair market value of any consideration received other than New Common Stock (including the New Preferred Stock received and any proceeds from insurance) and (ii) the accrued market discount, if any (see section XI.B.8, below). The character and timing of such gain would be determined in accordance with the principles discussed in section XI.B.1, above. The portion of any consideration allocable to a claim for accrued but unpaid interest (see section XI.B.7, below) or required to be treated as imputed interest due to the distribution of additional consideration after the Effective Date (see section XI.B.1, above), would be excluded from the above calculation and taxed under separate rules. A holder's aggregate tax basis in New Common Stock received in satisfaction of its claim would equal the holder's aggregate adjusted tax basis in such claim increased by any gain recognized with respect to such claim and decreased by the fair market value of any consideration other than New Common Stock received with respect to such claim. A holder's aggregate tax basis in New Preferred Stock received would equal the fair market value of such stock. In general, the holder's holding period for the New Common Stock received will include the holder's holding period for the claim except to the extent that the New Common Stock was issued with respect to a claim for accrued but unpaid interest or treated as imputed interest. Although the issue is not free from doubt, the Debtors intend to treat the transfer of New Common Stock and New Preferred Stock in satisfaction of a General Unsecured Claim against Lodgian, Inc. that constitutes a "security" as a "recapitalization" for federal income tax purposes.

         3. Consequences to Holders of General Unsecured Claims Against Lodgian Debtors Other Than Lodgian, Inc.

                  The receipt of New Preferred Stock and New Common Stock in exchange for General Unsecured Claims against Lodgian Debtors other than Lodgian, Inc. likely would not constitute a "recapitalization" or other "reorganization" transaction for federal income tax purposes. Accordingly, holders may recognize gain or loss in an amount equal to the difference between
(i) the "amount realized" by the holder in satisfaction of its claim (other than any claim for accrued but unpaid interest), and (ii) the holder's adjusted tax basis in its claim (other than any claim for accrued but unpaid interest). See section XI.B.1, above for a discussion of the character and timing of gain or loss. For a discussion of the tax consequences of the portion of any claim attributable to accrued interest, see section XI.B.7, below.

                  Assuming the exchange is taxable, the "amount realized" by a holder will equal the sum of the fair market values of New Preferred Stock and New Common Stock received by the holder (less any portion of such distribution required to be treated as imputed interest as a result of any such distribution being made after the Effective Date). See section XI.B.1, above for a discussion of the imputed interest rules.

                  A holder's tax basis in the New Preferred Stock and New Common Stock received will equal the fair market value of such New Preferred Stock and New Common Stock, respectively, assuming the exchange of the holder's claim is taxable. Furthermore, the holding period for such New Preferred Stock and New Common Stock generally will begin the day following the issuance of such New Preferred Stock and New Common Stock.

                  Notwithstanding the foregoing, it is possible that the IRS may seek to treat the receipt of New Preferred Stock and New Common Stock as part of a non-recognition transaction under Section 351 of the Tax Code. If the transaction were so treated, a holder would not be permitted to recognize any loss, but such holder would still be required to recognize any gain to the extent of the greater of (i) the fair market value of the New Preferred Stock received and (ii) the accrued market discount, if any (see section XI.B.8, below). The holder's tax basis and holding period in the New Preferred Stock will generally be the same as that of the New Preferred Stock received by a holder in a fully taxable transaction as described above. However, the holder's tax basis in its New Common Stock will generally equal its tax basis in the claims surrendered, increased by the amount of gain recognized and decreased by the fair market value of the New Preferred Stock received. In addition, the holder's holding period in the New Common Stock would include its holding period in the claims. Although the issue is not free from doubt, the Debtors intend to treat the satisfaction of General Unsecured Claims against Lodgian Debtors other than Lodgian, Inc. for New Common Stock and New Preferred Stock as a fully taxable transaction, in which holders would recognize both gain and loss, as applicable.

         4.       Consequences to Holders of Senior Subordinated Notes Claims

                  Because the Senior Subordinated Notes were issued by Lodgian Financing Corp. (rather than Lodgian, Inc.), the receipt of New Preferred Stock and New Common Stock in exchange for Senior Subordinated Notes likely would not constitute a "recapitalization" or other "reorganization" transaction for federal income tax purposes. Accordingly, holders may recognize gain or loss in an amount equal to the difference between (i) the "amount realized" by the holder in satisfaction of its claim (other than any claim for accrued but unpaid interest), and (ii) the holder's adjusted tax basis in its claim (other than any claim for accrued but unpaid interest). See section XI.B.1, above for a discussion of the character and timing of gain or loss. For a discussion of the tax consequences of the portion of any claim attributable to accrued interest, see section XI.B.7, below.

                  Assuming the exchange is taxable, the "amount realized" by a holder will equal the sum of the fair market values of New Preferred Stock and New Common Stock received by the holder (less any portion of such distribution required to be treated as imputed interest as a result of any such distribution being made after the Effective Date). See section XI.B.1, above for a discussion of the imputed interest rules.

                  A holder's tax basis in the New Preferred Stock and New Common Stock received will equal the fair market value of such New Preferred Stock and New Common Stock, respectively, assuming the exchange of the holder's claim is taxable. Furthermore, the holding period for such New Preferred Stock and New Common Stock generally will begin the day following the issuance of such New Preferred Stock and New Common Stock.

                  Notwithstanding the foregoing, it is possible that the IRS may seek to treat the receipt of New Preferred Stock and New Common Stock as part of a non-recognition transaction under Section 351 of the Tax Code. If the transaction were so treated, a holder would not be permitted to recognize any loss, but such holder would still be required to recognize any gain to the extent of the greater of (i) the fair market value of the New Preferred Stock received and (ii) the accrued market discount, if any (see section XI.B.8, below). The holder's tax basis and holding period in the New Preferred Stock will generally be the same as that of the New Preferred Stock received by a holder in a fully taxable transaction as described above. However, the holder's tax basis in its New Common Stock will generally equal its tax basis in the Senior Subordinated Notes surrendered, increased by the amount of gain recognized and decreased by the fair market value of the New Preferred Stock received. In addition, the holder's holding period in the New Common Stock would include its holding period in its Senior Subordinated Notes. Although not free from doubt, the Debtors intend to treat the satisfaction by Lodgian Financing Corp. of Senior Subordinated Notes Claims for New Common Stock and New


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
Preferred Stock as a fully taxable transaction, in which holders would recognize both gain and loss, as applicable.

         5. Consequences to Holders of CRESTS Junior Subordinated Debentures Claims

                  Assuming that the CRESTS Junior Subordinated Debentures are treated as debt for federal income tax purposes, such debentures will constitute "securities," and the receipt of New Common Stock and Warrants in satisfaction of CRESTS Junior Subordinated Debentures likely would constitute a "recapitalization" for federal income tax purposes. Assuming such exchange is treated as a "recapitalization," in general, the holder of a CRESTS Junior Subordinated Debentures Claim will not recognize loss upon such exchange, but will recognize gain, if any, to the extent of any consideration received other than the New Common Stock and Warrants (such as proceeds from insurance). The portion of any consideration allocable to a claim for accrued but unpaid interest (see section XI.B.7, below) or required to be treated as imputed interest due to the distribution of such consideration after the Effective Date (see section XI.B.1, above) is excluded from the above calculation and taxed under separate rules.

                  In addition, a holder's aggregate tax basis in any New Common Stock and Warrants received in satisfaction of its claim (other than a claim or portion thereof for accrued but unpaid interest) will equal the holder's aggregate adjusted tax basis in such claim increased by any gain recognized with respect to such claim and decreased by the fair market value of any consideration other than the New Common Stock and Warrants received with respect to such claim. Such tax basis would be allocated between the New Common Stock and Warrants based on relative fair market value. In general, the holder's holding period for the New Common Stock and Warrants received will include the holder's holding period for the claim except to the extent that the New Common Stock and Warrants were issued in respect of a claim for accrued but unpaid interest or treated as imputed interest.

                  Notwithstanding the foregoing, it is possible that the IRS may seek to treat the receipt of New Common Stock and Warrants as part of a non-recognition transaction under Section 351 of the Tax Code. If so treated, holders would not recognize any loss, but would recognize any gain to the extent of the greater of (i) the fair market value of any consideration received other than New Common Stock (including the Warrants received and any proceeds from insurance) and (ii) the accrued market discount, if any (see section XI.B.8, below). The character and timing of such gain would be determined in accordance with the principles discussed in section XI.B.1, above. The portion of any consideration allocable to a claim for accrued but unpaid interest (see section XI.B.7, below) or required to be treated as imputed interest due to the distribution of additional consideration after the Effective Date (see section XI.B.1, above), would be excluded from the above calculation and taxed under separate rules. A holder's aggregate tax basis in New Common Stock received in satisfaction of its claim would equal the holder's aggregate adjusted tax basis in such claim increased by any gain recognized with respect to such claim and decreased by the fair market value of any consideration other than New Common Stock received with respect to such claim. A holder's aggregate tax basis in the Warrants received would equal the fair market value of such warrants. In general, the holder's holding period for the New Common Stock received will include the holder's holding period for the claim except to the extent that the New Common Stock was issued with respect to a claim for


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accrued but unpaid interest or treated as imputed interest. Although the issue is not free from doubt, the Debtors intend to treat the issuance of New Common Stock and Warrants in satisfaction of CRESTS Junior Subordinated Debentures as a "recapitalization" for federal income tax purposes.

         6.       Consequences to Holders of Old Lodgian Common Stock Interests

                  The receipt of New Common Stock, A Warrants and B Warrants in exchange for Old Lodgian Common Stock likely would be treated as a "recapitalization" for federal income tax purposes. Assuming such exchange constitutes a "recapitalization," in general, the holder of an Old Lodgian Common Stock Interest will not recognize loss upon such exchange, but will recognize gain, if any, to the extent of any consideration received other than New Common Stock, A Warrants and B Warrants (such as proceeds from insurance). The portion of any consideration required to be treated as imputed interest due to the distribution of such consideration after the Effective Date is excluded from the above calculation and taxed under separate rules (see section XI.B.1, above).

                  In addition, a holder's aggregate tax basis in New Common Stock, A Warrants and B Warrants received in exchange for its Old Lodgian Common Stock Interest will equal the holder's aggregate adjusted tax basis in such interest, increased by any gain recognized with respect to such interest and decreased by any consideration other than New Common Stock, A Warrants and B Warrants received with respect to such interest. Such tax basis would be allocated between the New Common Stock, A Warrants and B Warrants based on their relative fair market values. In general, the holder's holding period for the New Common Stock, A Warrants and B Warrants received will include the holder's holding period for its Old Lodgian Common Stock Interest.

                  Notwithstanding the foregoing, it is possible that the IRS may seek to treat the receipt of New Common Stock, A Warrants and B Warrants as part of a non-recognition transaction under Section 351 of the Tax Code. If so treated, holders would not recognize any loss, but would recognize any gain to the extent of the fair market value of any consideration received other than New Common Stock (including the A Warrants and B Warrants received and any proceeds from insurance). The character and timing of such gain would be determined in accordance with the principles discussed in section XI.B.1, above. The portion of any consideration allocable to a claim for accrued but unpaid interest (see section XI.B.7, below) or required to be treated as imputed interest due to the distribution of additional consideration after the Effective Date (see section XI.B.1, above), would be excluded from the above calculation and taxed under separate rules. A holder's aggregate tax basis in New Common Stock received in satisfaction of its claim would equal the holder's aggregate adjusted tax basis in such claim increased by any gain recognized with respect to such claim and decreased by the fair market value of any consideration other than New Common Stock received with respect to such claim. A holder's aggregate tax basis in the A Warrants and B Warrants received would equal the fair market value of such warrants. In general, the holder's holding period for the New Common Stock received will include the holder's holding period for the claim except to the extent that the New Common Stock was issued with respect to a claim for accrued but unpaid interest or treated as imputed interest. Although the issue is not free from doubt, the Debtors intend to treat the


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issuance of New Common Stock, A Warrants and B Warrants in satisfaction of Old
Lodgian Common Stock as a "recapitalization" for federal income tax purposes.

         7.       Distributions in Discharge of Accrued Interest

                  Pursuant to the Plan, all distributions in respect of an allowed claim will be allocated first to the principal amount of the claim, with any excess allocated to the remaining portion of the claim. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes. In general, to the extent that any amount received (whether stock, cash, or other property) by a holder of a debt is treated as received in satisfaction of accrued interest during its holding period, such amount will be taxable to the holder as interest income (if and to the extent not previously included in the holder's gross income). Conversely, a holder would generally recognize a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. However, it is possible that the IRS may seek to deny loss recognition with respect to claims allocable to accrued interest held against Debtors other than Lodgian, Inc. by treating such claims as having been transferred in a non-recognition transaction. Although the issue is not free from doubt, the Debtors intend not to treat such claims as having been transferred in a non-recognition transaction. Each holder of a claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

         8.       Market Discount

                  A holder that purchased its claim from a prior holder with market discount will be subject to the market discount rules of the Tax Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such claim as of the date of the exchange.

                  To the extent that a holder's claim is exchanged in a "recapitalization" for federal income tax purposes, any accrued market discount not treated as ordinary income upon such exchange should carry over, on an allocable basis, to any New Common Stock, New Preferred Stock, and/or Warrants received, such that any gain recognized by the holder upon a subsequent disposition of such New Common Stock, New Preferred Stock, or Warrants would be treated as ordinary income to the extent of any accrued market discount not previously included in income.

         9. Treatment of Subsequent Distributions on New Preferred Stock and New Common Stock

                  Distributions - In General. The amount of distributions, other than any constructive distributions on the New Preferred Stock (see discussion below), if any, by the Reorganized Debtors in respect of the New Common Stock and the New Preferred Stock will be equal to the amount of cash and the fair market value as of the date of distribution of any property distributed. Subject to the discussion in section XI.B.11, below, regarding redemption of New Preferred Stock, distributions generally will be treated for federal income tax purposes first as a taxable dividend to the extent of Reorganized Debtors' current and accumulated


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earnings and profits (as determined for federal income tax purposes) and then as a tax-free return of capital to the extent of the holder's tax basis in its stock, with any excess treated as capital gain from the sale or exchange of the stock.

                  PIK Distributions. Distributions on the New Preferred Stock will, for the first year following the Effective Date, and may, for the later years, be paid in kind with additional shares of New Preferred Stock. Any such distribution of additional shares of New Preferred Stock generally will be taxed under the general distribution rules described above. Under these rules, the amount of any such distribution generally will equal the fair market value of the New Preferred Stock so received on the distribution date and be treated for federal income tax purposes first as a taxable dividend to the extent of the Reorganized Debtors' current and accumulated earnings and profits (as determined for federal income tax purposes) and then as a tax-free return of capital to the extent of the holder's tax basis in its stock, with any excess treated as capital gain from the sale or exchange of the stock. In addition, a holder's tax basis in the New Preferred Stock so received will equal the fair market value of such stock on the distribution date, and such holder's holding period for such stock will commence on the day following the distribution date.

                  Constructive Distributions on New Preferred Stock. Because the New Preferred Stock is mandatorily redeemable on the tenth anniversary of the Effective Date, if the New Preferred Stock is treated as having more than a de minimis "redemption premium" (i.e., an excess of the "issue price" of the New Preferred Stock over its redemption price), holders would be treated as receiving distributions totaling the amount of such "redemption premium" over the period of time during which the New Preferred Stock is held, based on a constant yield-to-maturity method that reflects compounding. The applicable sections of the Tax Code and Treasury Regulations do not state how the "issue price" of preferred stock is to be determined. If, as the Debtors believe, the "issue price" of preferred stock is determined in the same manner as the issue price of debt instruments, and the New Preferred Stock is not publicly traded within 30 days after the Effective Date, the "issue price" of the New Preferred Stock should equal its liquidation preference. However, there can be no assurance that the IRS will agree with the Debtors on the correct manner of determining the "issue price" of preferred stock. In addition, because the New Preferred Stock provides for cumulative dividends and its liquidation preference will increase by the amount of any accrued, unpaid dividends, the IRS may take the position that the amount of cumulative dividends must be added to the redemption price of the New Preferred Stock, thus creating a redemption premium. Although the issue is not free from doubt, the Debtors intend to take the position that the New Preferred Stock has no redemption premium.

                  Distributions to Corporate Shareholders. In general, distributions to corporate shareholders that constitute dividends for federal income tax purposes will qualify for the 70% dividends received deduction, which is available to corporate shareholders that own less than 20% of the voting power or value of the outstanding stock of the distributing corporation (other than certain preferred stock not applicable here). A corporate shareholder holding 20% or more of the distributing corporation (other than certain preferred stock not applicable here) may be eligible for an 80% dividends received deduction. For purposes of applying the 20% ownership test, the New Preferred Stock likely would not be taken into account. No assurance can be given that the Reorganized Debtors will have sufficient earnings and profits (as determined for federal


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
income tax purposes) to cause any distributions to be eligible for a dividends received deduction. Dividend income that is not subject to regular federal income tax as a consequence of the dividends received deduction may be subject to the federal alternative minimum tax.

                  The dividends received deduction is only available if certain holding periods and other taxable income requirements are satisfied. The length of time that a shareholder has held stock is reduced by any period during which the shareholder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. Also, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed. In addition, any dividend received by a corporation may also be subject to the "extraordinary distribution" provisions of the Tax Code.

         10.      Subsequent Sale of New Common Stock or New Preferred Stock

                  Any gain recognized by a holder upon a subsequent taxable disposition of New Preferred Stock or New Common Stock (including any New Common Stock received upon exercise of a Warrant) received pursuant to the Plan (or any stock or property received for it in a later tax-free exchange) will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its claim and any ordinary loss deductions incurred upon satisfaction of its claim, less any income (other than interest income) recognized by the holder upon satisfaction of its claim, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holder's claim had been satisfied in full but which was not included by reason of the cash method of accounting.

                  In addition, a portion of any gain recognized by a holder upon a subsequent taxable disposition of New Preferred Stock or New Common Stock may be treated as ordinary income under the "market discount" rules of the Tax Code. See section XI.B.8, above.

         11.      Redemption of New Preferred Stock

                  The federal income tax treatment of a redemption to a holder of New Preferred Stock will depend on the particular facts relating to such holder at the time of the redemption. If, after applying certain constructive stock ownership rules, the redemption of such stock (i) is "not essentially equivalent to a dividend" with respect to the holder (taking into account any ownership of common stock), (ii) is "substantially disproportionate" with respect to the holder (defined generally as a greater than 20% reduction in a holder's voting stock interest in a corporation), or (iii) results in a "complete termination" of all such holder's equity interest in the corporation, then the receipt of cash or property by such holder will be treated as a taxable exchange with respect to which gain or loss will be recognized. In such a case, any gain recognized by a holder will nonetheless be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its claim and any ordinary loss deductions incurred upon satisfaction of its claim, less any income (other than interest income) recognized by the holder upon satisfaction of its claim, and (ii) any amounts received by cash-basis holders which would have been included in


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
the holder's gross income if the holder's claim had been satisfied in full but which was not included by reason of the cash method of accounting.

                  If none of the above tests giving rise to taxable exchange treatment is satisfied in respect of a redemption of New Preferred Stock, the holder will be treated as having received an ordinary distribution with respect to such stock. The amount of such distribution generally will equal the amount of cash and the fair market value of property received in the redemption, and will be treated first as a taxable dividend to the extent of the Reorganized Debtors' current and accumulated earnings and profits, if any, and then as a tax-free return of capital to the extent of the holder's tax basis in the stock redeemed, with any excess treated as capital gain from the sale or exchange of such stock. See the discussion in section XI.B.9, above with respect to distributions to corporate shareholders.

         12.      Ownership and Disposition of Warrants

                  A holder of a Warrant will not recognize gain or loss upon the exercise of such warrant (except possibly in respect of any cash received in lieu of fractional shares). A holder's tax basis in the New Common Stock received upon exercise of a Warrant will be equal to the sum of the holder's tax basis in the Warrant and the exercise price (less the portion of the holder's tax basis allocable to any fractional shares as to which the holder receives cash, as discussed below). The holding period of the New Common Stock received upon exercise of a Warrant will commence on the day following the exercise of such warrant.

                  A holder who receives cash in lieu of a fractional share upon exercise of a Warrant should recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the holder's tax basis in the Warrant allocable to such fractional share, assuming the Warrant is a capital asset in the hands of such holder.

                  The presence of an adjustment to the exercise price of the Warrants under anti-dilution provisions may, under certain circumstances, result in constructive distributions to the holder. Conversely, the absence of an adjustment to the exercise price of the Warrants may result in a constructive distribution to the holders of the New Common Stock.

                  Upon the lapse or disposition of a Warrant, the holder generally should recognize gain or loss equal to the difference between the amount received (nothing in the case of a lapse) and its tax basis in the warrant. In general, such gain or loss should be a capital gain or loss, long-term or short-term, depending on whether the Warrant was held as a capital asset and whether the requisite holding period was satisfied.

         13.      Information Reporting and Withholding

                  All distributions to holders of allowed claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a rate not to exceed 31%. Backup withholding generally applies if the holder (i) fails to furnish its social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment of tax, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, and OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

                                     XII.

                                   CONCLUSION

                  Each of the Debtors believes that the Plan is in the best interests of all of its creditors and equity holders and urges the holders of impaired Claims in Classes 1, 3, 4, 5, 10-A and 11 to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received by the Voting Agent NOT LATER THAN 5:00 P.M. (PACIFIC TIME) ON OCTOBER 28, 2002.

Dated:   As of September 25, 2002



                                        Respectfully submitted,


                                        LODGIAN, INC.


                                        By: /s/ David Hawthorne
                                           ------------------------------------
                                        Name:  David Hawthorne
                                        Title: Chief Executive Officer


                                        LODGIAN FINANCING CORP.
                                        1075 HOSPITALITY, L.P.
                                        ALBANY HOTEL, INC.
                                        AMI OPERATING PARTNERS, L.P.
                                        APICO HILLS, INC.
                                        APICO INNS OF GREEN TREE, INC.
                                        APICO INNS OF PITTSBURGH, INC.
                                        ATLANTA-BOSTON HOLDINGS L.L.C.
                                        ATLANTA-BOSTON LODGING L.L.C.


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
                                        ATLANTA-HILLSBORO LODGING, L.L.C.
                                        BRECKSVILLE HOSPITALITY, L.P.
                                        BRUNSWICK MOTEL ENTERPRISES, INC.
                                        COLUMBUS HOSPITALITY ASSOCIATES, L.P.
                                        DEDHAM LODGING ASSOCIATES I, L.P.
                                        DOTHAN HOSPITALITY 3053, INC.
                                        DOTHAN HOSPITALITY 3071, INC.
                                        EAST WASHINGTON HOSPITALITY LIMITED
                                             PARTNERSHIP
                                        FORT WAYNE HOSPITALITY ASSOCIATES II,
                                             L.P.
                                        GADSDEN HOSPITALITY, INC.
                                        HILTON HEAD MOTEL ENTERPRISES, INC.
                                        IMPAC HOTEL GROUP, L.L.C.
                                        IMPAC HOTEL MANAGEMENT L.L.C.
                                        IMPAC HOTELS I, L.L.C.
                                        ISLAND MOTEL ENTERPRISES, INC.
                                        KINSER MOTEL ENTERPRISES
                                        LAWRENCE HOSPITALITY ASSOCIATES, L.P.
                                        LITTLE ROCK LODGING ASSOCIATES, LIMITED
                                             PARTNERSHIP
                                        LODGIAN AMI, INC.
                                        LODGIAN HOTELS, INC.
                                        LODGIAN MOUNT LAUREL, INC.
                                        LODGIAN ONTARIO, INC.
                                        LODGIAN RICHMOND, LLC.
                                        MANHATTAN HOSPITALITY ASSOCIATES, L.P.
                                        MCKNIGHT MOTEL, INC.
                                        MELBOURNE HOSPITALITY ASSOCIATES, L.P.
                                        MINNEAPOLIS MOTEL ENTERPRISES, INC.
                                        MOON AIRPORT MOTEL, INC.
                                        NEW ORLEANS AIRPORT MOTEL ASSOCIATES,
                                             L.P.
                                        NH MOTEL ENTERPRISES, INC.
                                        PENMOCO, INC.
                                        RALEIGH-DOWNTOWN ENTERPRISES, INC.
                                        SAGINAW HOSPITALITY, L.P.
                                        SECOND FAYETTEVILLE MOTEL ENTERPRISES,
                                             INC.
                                        SERVICO AUSTIN, INC.
                                        SERVICO CEDAR RAPIDS, INC.
                                        SERVICO CENTRE ASSOCIATES, LTD.
                                        SERVICO COLUMBIA, INC.
                                        SERVICO COUNCIL BLUFFS, INC.
                                        SERVICO FORT WAYNE, INC.
                                        SERVICO FRISCO, INC.
                                        SERVICO GRAND ISLAND, INC.
                                        SERVICO HOTELS I, INC.
                                        SERVICO HOTELS II, INC.


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
                                        SERVICO HOTELS III, INC.
                                        SERVICO HOTELS IV, INC.
                                        SERVICO HOUSTON, INC.
                                        SERVICO JAMESTOWN, INC.
                                        SERVICO LANSING, INC.
                                        SERVICO MANAGEMENT CORP.
                                        SERVICO MARKET CENTER, INC.
                                        SERVICO MARYLAND, INC.
                                        SERVICO METAIRIE, INC.
                                        SERVICO NEW YORK, INC.
                                        SERVICO NIAGARA FALLS, INC.
                                        SERVICO NORTHWOODS, INC.
                                        SERVICO OMAHA CENTRAL, INC.
                                        SERVICO OMAHA, INC.
                                        SERVICO PENSACOLA 7200, INC.
                                        SERVICO PENSACOLA 7330, INC.
                                        SERVICO PENSACOLA, INC.
                                        SERVICO ROLLING MEADOWS, INC.
                                        SERVICO WEST DES MOINES, INC.
                                        SERVICO WICHITA, INC.
                                        SERVICO WINDSOR, INC.
                                        SERVICO WINTER HAVEN, INC.
                                        SERVICO, INC.
                                        SHEFFIELD MOTEL ENTERPRISES, INC.
                                        SIOUX CITY HOSPITALITY, L.P.
                                        WASHINGTON MOTEL ENTERPRISES, INC.
                                        WORCESTER HOSPITALITY, L.P.


                                        By: /s/ Daniel Ellis
                                           ------------------------------------
                                        Name:  Daniel Ellis
                                        Title: Authorized Officer


                                        OFFICIAL COMMITTEE OF UNSECURED
                                        CREDITORS


                                        By: /s/ Sean Armstrong
                                           ------------------------------------
                                        Name:  Sean Armstrong
                                        Title: Chairman

                                   EXHIBIT A

                     DEBTORS' JOINT PLAN OF REORGANIZATION

                            Please see the attached.

                                   EXHIBIT B

          ESTIMATED PLAN RECOVERIES AND LIQUIDATION ANALYSIS BY DEBTOR

         The material contained in this Exhibit B reflects the financial analysis conducted by the Debtors and their financial advisor. For each Debtor, this Exhibit contains a set of columns labeled "Recovery" setting forth the estimated reorganization value of the Debtor, the categories and estimated amount of Claims against such Debtor, and the estimated percentage recovery on those Claims using the Bankruptcy Code's strict priority scheme for payment of Claims. A similar analysis is provided in the second set of columns labeled "Liquidation" assuming a hypothetical liquidation of the Debtors in a chapter 7 bankruptcy proceeding, utilizing the assumptions set forth in Exhibit F to the Disclosure Statement.

         For the "Recovery" case, the estimated reorganization value of individual Debtors (the amount shown on the line labeled "Total Estimated Value") is composed mainly of the estimated value of hotel assets, which is reflected in the line labeled "Hotel Assets Estimated Value" and was generally determined by applying a consistent valuation multiple to each Debtor's trailing twelve month EBITDA (the amount shown on the line labeled "Operating Profit"), subject to certain adjustments. The estimated value of any non-hotel assets is shown on the line labeled "Non-Hotel Assets Estimated Value."

         For the "Liquidation" case, the estimated liquidation value of individual Debtors was calculated using approximately 80% of the "Recovery" value to reflect the reduced proceeds that the Debtors believe would result in a liquidation auction sale as compared to going concern value. Also, in the "Liquidation" case, liquidation costs estimated at 10% of gross proceeds are deducted reflecting the payment of chapter 7 trustee fees and other direct sale costs, including other professional fees.

         Please see the attached.

                                   EXHIBIT C

                      ESTIMATED CLASS 3 ALLOWED CLAIMS AND
             RECOVERIES AND ALLOCATIONS OF CLASS 3 PLAN SECURITIES

                            Please see the attached.

                                   EXHIBIT D

                                  PROJECTIONS

PRINCIPAL ASSUMPTIONS

Overall

1.       The Effective Date of the Plan is December 31, 2002.

2. The recoveries and treatment of each Class of Claims and Equity Interests are those set forth in the Plan.

3.       From and after the Effective Date:

         1. The consolidated results, assets and liabilities of the Reorganized Lodgian Debtors exclude the respective results, assets and liabilities of the Liquidating Debtors and the CCA Debtors.

         2. The Reorganized Lodgian Debtors' 30% ownership interest in Columbus Hospitality Associates, L.P., a Debtor, is increased to greater than 50% and therefore the results, assets and liabilities of Columbus Hospitality Associates, L.P. are included in the Projections for the Reorganized Lodgian Debtors.

         3. The Reorganized Lodgian Debtors' majority ownership interests in each of New Orleans Airport Motel Associates, L.P. and Servico Centre Associates, Ltd., each a Debtor and owner of a Hotel Property, is increased to 85% or greater.

4.       No purchases or sales of hotels occur during the Projection Period.

5. The mortgage financing on the hotel property owned by Macon Hotel Associates, LLC, which matures in September 2003, is extended on the same terms through the end of the Projection Period. The Lodgian Debtors currently have a 60% ownership interest in Macon Hotel Associates, LLC, which is not a Debtor. Accordingly, the results, assets and liabilities of Macon Hotel Associates, LLC are included in the Projections for the Reorganized Lodgian Debtors.

Income Statement

6. The income statements for 2002 are comprised of six months actual and six months forecast operating results and exclude the Liquidating Debtors and the CCA Debtors. Depreciation is based upon historical cost, whereas depreciation expense for the Projection Period is based upon the fair value of assets calculated under the fresh-start accounting methodology.

7. Present economic conditions continue through the 3rd quarter of 2003 and then improve gradually during the remainder of the Projection Period. Accordingly, occupancy and


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         average daily rate ("ADR") are assumed to increase gradually through the Projection Period.

8. Market share (as reflected in annual change in revenue per available room ("RevPAR") compared with competing hotels) remains constant.

9. Annual increases in operating profit result from increased revenues rather than improved efficiencies.

10.      Management fees for all hotels are 4% of total revenues.

11. The cost of property and general liability insurance has been increased by more than 20% for the year ending 2003 to reflect increased industry costs. No further changes are assumed for 2004 and 2005.

12. Current interest rates have been used for variable rate financing and have been held constant throughout the Projection Period.

13. Depreciation has been calculated on the fair value of the fixed assets as shown in the fresh start balance sheet using management's estimate of the remaining useful life on a straight line basis consistent with prior years.

14. The costs of the Exit Financing Facility, estimated at approximately $8 million, have been charged to the Reorganized Lodgian Debtors and are amortized over two years, which is the original term of the Exit Financing Facility.

15. Unusual expenses in 2003 include an estimated $2.6 million for the Reorganized Lodgian Debtors for residual Chapter 11 reorganization costs.

16. Federal taxable income for the Reorganized Lodgian Debtors during the Projection Period is assumed to be offset by net operating losses brought forward and accordingly no payment is shown for taxes nor is any charge or credit shown for Federal tax provisions during the Projection Period. A charge for and payment of State taxes has been assumed at $0.5 million in fiscal 2003 increasing to $1 million in fiscal 2005.

Pro Forma Balance Sheet

1. The pro forma balance sheets show (a) the fresh start accounting treatment of anticipated Allowed Claims and Equity Interests as contemplated by the Plan and (2) debt discharge contemplated by the Plan. The pro forma balance sheets illustrate the pro forma unaudited pre-confirmation balance sheets and pro forma adjustments to record the Plan confirmation which, when combined, form the pro forma unaudited balance sheets of the Reorganized Lodgian Debtors as of December 31, 2002.

2. Fixed assets have been restated to fair value in accordance with reorganization fresh start principles - the effect has been to reduce the net book value by approximately $162 million.


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
3. Long term secured debt of the Reorganized Lodgian Debtors includes (a) the variable rate Exit Financing Facility, which is secured by 56 Hotel Properties, (b) the Mortgage Financings (other than the GMAC-Orix Mortgage Financing, the Roundabout Mortgage Financing and the CCA Mortgage Financing), which, as restructured pursuant to the Plan, accrue interest at their pre-petition rates or, in the case of the DDL Kinser and Wells Fargo Mortgage Financings, at the modified rate specified herein and (c) the mortgage financing on the Macon Hotel Associates, LLC hotel property, which continues at the existing interest rate.

4. $13.6 million of priority tax claims payable over 5 years at an assumed rate of interest of 3.5% are included in other long term debt of the Reorganized Lodgian Debtors. Interest is paid currently on all other long term debt.

5. Stockholders' equity of the Reorganized Lodgian Debtors has been valued at a total of $214 million ($89 million for common equity and $125 million for preferred stock). The New Preferred Stock has a 12.25% coupon, which accrues from the Effective Date with the first cash dividend payments commencing in the first quarter of 2004.

PROJECTIONS

Please see the attached income statement, balance sheet, cash flow statement, pro forma consolidated balance sheet and related notes.

LODGIAN, INC.
PROJECTED CONSOLIDATED FINANCIAL STATEMENTS
($ MILLIONS)

                                                           PREDECESSOR               REORGANIZED LODGIAN DEBTORS
                                                           -----------      --------------------------------------------
                                                              2002             2003            2004             2005
                                                           -----------      ----------       ----------       ----------
INCOME STATEMENT

Available Rooms (1)                                         5,715,293        5,715,293        5,730,951        5,715,293

Revenues:
  Rooms                                                    $    253.3       $    265.6       $    284.7       $    300.0
  Food and beverage                                              77.6             79.7             83.1             85.2
  Other                                                          13.6             13.1             13.7             14.0
                                                           ----------       ----------       ----------       ----------
    Total revenues                                              344.5            358.3            381.5            399.2
                                                           ----------       ----------       ----------       ----------

Operating expenses:
  Direct                                                        135.2            138.5            143.6            147.9
  General, administrative and other                             144.4            148.7            154.7            159.0
  Depreciation & amortization                                    49.7             44.9             47.1             44.8
  Restructuring expenses                                         21.7              2.6               --               --
                                                           ----------       ----------       ----------       ----------
    Total operating expenses                                    351.1            334.6            345.4            351.7
                                                           ----------       ----------       ----------       ----------
        Operating profit                                         (6.6)            23.7             36.1             47.5

Other (income)/expense:
  Interest income and other                                      (0.3)              --               --               --
  Interest expense                                               31.9             28.0             26.7             24.5
  Minority interest                                              (0.4)              --               --               --
                                                           ----------       ----------       ----------       ----------

Income/(loss) before taxes                                      (37.8)            (4.3)             9.5             23.0
Provision for income taxes                                       (0.4)            (0.5)            (0.8)            (1.0)
                                                           ----------       ----------       ----------       ----------
Net income/(loss)                                               (38.2)            (4.8)             8.7             22.0
Less preferred stock dividends                                     --            (16.0)           (17.3)           (17.3)
                                                           ----------       ----------       ----------       ----------
Net income/(loss) attributable to common shareholders      $    (38.2)      $    (20.9)      $     (8.5)      $      4.7
                                                           ==========       ==========       ==========       ==========

EBITDA                                                           44.0             68.5             83.2             92.3
Unusual Expenses                                                 21.7              2.6               --               --
                                                           ----------       ----------       ----------       ----------
EBITDA before unusual expenses                             $     65.7       $     71.1       $     83.2       $     92.3
                                                           ==========       ==========       ==========       ==========

Notes:

(1)      Increase in available rooms in 2004 due to leap year

(2)      Excludes CCA, GMAC/Orix, and Roundabout Debtors

                     Please refer to Principal Assumptions

LODGIAN, INC.
PROJECTED CONSOLIDATED FINANCIAL STATEMENTS- REORGANIZED LODGIAN DEBTORS ($ MILLIONS)

                                     2002          2003          2004          2005
                                    ------        ------        ------        ------
BALANCE SHEET

Cash balance                        $ 15.5        $ 14.2        $  5.0        $  5.0
Cash - restricted                      9.3           9.3           9.3           9.3
Accounts receivable                   11.7          12.2          13.0          13.6
Inventories                            5.5           6.0           6.1           6.2
Prepaid expenses                      10.0           9.1           9.1           9.1
                                    ------        ------        ------        ------
  Total current assets                52.0          50.8          42.5          43.2
Property & equipment, net            604.9         591.0         565.3         538.4
Capex escrows                          4.2           4.4           4.4           4.4
Other assets                           8.1           4.1            --            --
                                    ------        ------        ------        ------
TOTAL ASSETS                        $669.2        $650.3        $612.2        $586.1
                                    ======        ======        ======        ======

Accounts payable                    $  9.3        $  9.9        $ 10.5        $ 11.0
Accrued liabilities                   35.6          31.1          33.0          34.6
Advance deposits                       1.8           1.7           1.8           1.9
                                    ------        ------        ------        ------
  Total current liabilities           46.7          42.7          45.3          47.5
Merrill Lynch financing              286.2         283.2         273.5         247.4
Other long term secured debt         105.1         100.7          80.9          76.6
Other long term debt                  13.6          10.9           8.2           5.4
Minority Interest                      3.7           3.7           3.7           3.7
Preferred Stock                      125.0         141.0         141.0         141.0
Stockholders' equity                  89.0          68.1          59.6          64.3
                                    ------        ------        ------        ------
TOTAL LIABILITIES & EQUITY          $669.2        $650.3        $612.2        $586.1
                                    ======        ======        ======        ======

                     Please refer to Principal Assumptions

LODGIAN, INC.
PROJECTED CONSOLIDATED FINANCIAL STATEMENTS- REORGANIZED LODGIAN DEBTORS ($ MILLIONS)

                                                    2003             2004           2005
                                                    -----           -----           -----
CASH FLOWS

Net income/(loss)                                   $(4.8)          $ 8.7           $22.0
Depreciation & amortization                          44.9            47.1            44.8

Changes in operating assets & liabilities:
  Accounts receivable                                (0.5)           (0.7)           (0.6)
  Inventory                                          (0.5)           (0.1)           (0.1)
  Accounts payable                                    0.6             0.6             0.5
  Accrued liabilities                                (4.5)            1.9             1.6
  Advance deposits                                   (0.1)            0.1             0.1
                                                    -----           -----           -----
Net cash from operations                             35.9            57.6            68.3

Investing:
Capital improvements, gross                         (26.9)          (17.3)          (18.0)
Net funding to capex escrow                          (0.1)             --              --
                                                    -----           -----           -----
Net cash from investing                             (27.1)          (17.3)          (18.0)

Financing:
Additional repayment of ML financing                   --            (5.2)          (20.1)
Repayment of long term debt                          (7.4)          (24.3)          (10.3)
Repayment of other debt                              (2.7)           (2.7)           (2.7)
Preferred stock dividends                              --           (17.3)          (17.3)
                                                    -----           -----           -----
Net cash from financing                             (10.1)          (49.5)          (50.3)
                                                    -----           -----           -----

Net change in cash                                   (1.3)           (9.2)             --

Cash balance, beginning                              15.5            14.2             5.0
                                                    -----           -----           -----
Cash balance, ending                                $14.2           $ 5.0           $ 5.0
                                                    =====           =====           =====

                     Please refer to Principal Assumptions

                          REORGANIZED LODGIAN DEBTORS
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 2002
                                  (Unaudited)
                             (Dollars in millions)

                                                                                                                          Projected
                                                                      Projected                                            Precon-
                                                                       Precon-                                           firmation
                                                                      firmation             Deduct                         Balance
                                                                       Balance     Deduct   Round-     Add      Deduct    Sheet (as
                                                                        Sheet       CCA      about   Columbus GMAC/Orix   adjusted)
                                                                      ---------    ------   ------   -------- ---------  ----------
ASSETS
Current assets:
     Cash and cash equivalents .....................................    $ 17.9     $  1.7              $ 0.9    $  0.2     $ 16.9
     Cash restricted (including cash escrows
        for LC backing) ............................................       7.6        3.5                          0.4        3.7
     Accounts receivable, net of allowances ........................      14.1        1.8                0.2       0.8       11.7
     Inventories ...................................................       7.4        1.2      0.1       0.1       0.7        5.5
     Prepaid expenses and other current assets .....................       8.2        0.5                          0.7        7.0
                                                                        ------     ------    -----     -----    ------     ------
            Total current assets ...................................      55.2        8.7      0.1       1.2       2.8       44.8
Property and equipment, net ........................................     895.5      107.8      1.7       7.0      26.3      766.7
Deposits for capital expenditures ..................................       5.8        1.5                          0.1        4.2
Other assets, net ..................................................       2.7        0.1                          0.1        2.5
                                                                        ------     ------    -----     -----    ------     ------
                                                                        $959.3     $118.1    $ 1.8     $ 8.2    $ 29.3     $818.3
                                                                        ======     ======    =====     =====    ======     ======

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
  Current liabilities:
      Accounts payable .............................................    $ 11.4     $  1.0    $ 0.2     $ 0.1    $  1.0        9.3
       Other accrued liabilities ...................................      39.8        2.1                0.4       1.5       36.6
       Advance deposits ............................................       2.0        0.1                          0.1        1.8
       Current portion of long-term debt and capital
          lease obligations ........................................       0.3         --                           --        0.3
                                                                        ------     ------    -----     -----    ------     ------
       Total current liabilities ...................................      53.5        3.2      0.2       0.5       2.6       48.0
   Other long-term debt and capital
      lease obligations.............................................       7.3         --                                     7.3
 Liabilities Subject to Compromise .................................     928.7      111.4      1.9       6.2      27.7      793.9
 Merrill Lynch financing ...........................................        --                                                 --
 GMAC/Orix financing ...............................................        --
 Other Long Term Secured Debt ......................................        --                                                 --
 Other Long Term Debt ..............................................        --                                                 --
 Minority interests ................................................       6.7                                                6.7
 Stockholders' (deficit) equity:
    Common stock (old) .............................................       0.3                                                0.3
    Common stock (new) .............................................        --
    Preferred stock ................................................        --                                                 --
    Additional paid-in capital .....................................     263.3                                              263.3
    Accumulated deficit ............................................    (299.1)       3.5     (0.3)      1.5      (1.0)    (299.8)
    Accumulated other comprehensive loss ...........................      (1.4)                                              (1.4)
                                                                        ------     ------    -----     -----    ------     ------
           Total stockholders' deficit .............................     (36.9)       3.5     (0.3)      1.5      (1.0)     (37.6)
                                                                        ------     ------    -----     -----    ------     ------
                                                                        $959.3     $118.1    $ 1.8     $ 8.2    $ 29.3     $818.3
                                                                        ======     ======    =====     =====    ======     ======

                                                                               Debt
                                                              Merrill          For-
                                                               Lynch         giveness &                      Reorganized
                                                             Financing       Fresh Start       Other        Balance Sheet
                                                             ---------       -----------       -----        -------------

ASSETS
Current assets:
     Cash and cash equivalents .....................          $ (1.9)          $   0.5                          $ 15.5
     Cash restricted (including cash escrows
        for LC backing) ............................             7.1(b)           (0.5)           (1.0)(e)         9.3
     Accounts receivable, net of allowances ........                                                              11.7
     Inventories ...................................                                                               5.5
     Prepaid expenses and other current assets .....             2.0(b)                            1.0(e)         10.0
                                                              ------           -------          ------          ------
            Total current assets ...................             7.2                --              --            52.0
Property and equipment, net ........................                            (161.8)(d)                       604.9
Deposits for capital expenditures ..................                                                               4.2
Other assets, net ..................................             8.1(a)           (2.5)(d)                         8.1
                                                              ------           -------          ------          ------
                                                              $ 15.3           $(164.3)         $   --          $669.2
                                                              ======           =======          ======          ======

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
  Current liabilities:
      Accounts payable .............................                                                               9.3
       Other accrued liabilities ...................            (1.0)(b)                                          35.6
       Advance deposits ............................                                                               1.8
       Current portion of long-term debt and capital
          lease obligations ........................                                              (0.3)             --
       Total current liabilities ...................            (1.0)                             (0.3)           46.7
   Other long-term debt and capital
      lease obligations ............................                                              (7.3)             --
 Liabilities Subject to Compromise .................                            (262.3)(b)      (111.1)(f)          --
 Merrill Lynch financing ...........................           286.2                                             286.2
 GMAC/Orix financing ...............................                                                                --
 Other Long Term Secured Debt ......................                                             105.1(f)        105.1
 Other Long Term Debt ..............................                                              13.6            13.6
 Minority interests ................................                              (3.0)(d)                         3.7
 Stockholders' (deficit) equity:
    Common stock (old) .............................                              (0.3)                             --
    Common stock (new) .............................                              89.0(c)                         89.0
    Preferred stock ................................                             125.0(c)                        125.0
    Additional paid-in capital .....................                            (263.3)(d)                          --
    Accumulated deficit ............................            (7.6)(b)         307.4(d)                           --
    Accumulated other comprehensive loss ...........                               1.4(d)                           --
                                                              ------           -------          ------          ------
           Total stockholders' deficit .............            (7.6)            259.2              --           214.0
                                                              ------           -------          ------          ------
                                                              $ 15.3           $(164.3)         $   --          $669.2
                                                              ======           =======          ======          ======


The Projections should be read only in conjunction with the assumptions, qualifications and explanations under the caption "- Projected Financial Information".

                                 LODGIAN, INC.

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET


a) Reflects financing fees and expenses associated with the establishment of the Exit Financing Credit Facility.

b) Reflects the payment of (i) cure payments for assumptions of executory contracts; (ii) repayment of certain secured debt; (iii) certain professional fees, deposits and other expenses related to the Reorganization Cases; (iv) cash collateralization of letters of credit; and (v) management bonuses.

c)       Reflects distribution of equity under the Plan.

d) Reflects the write-down of identifiable assets to fair value in accordance with fresh-start reporting as well as other fresh start reporting adjustments.

e)       Reflects reclassification of deposit.

f)       Reflects the following treatment of debt:


Lehman/CriimiMae                                             $ 23.9
Local Federal                                                   2.5
GMAC                                                            5.3
First Union                                                     3.4
DLJ/Column/CriimiMae                                           29.6
DLJ/Column                                                      9.4
Column/CriimiMae                                                3.4
Chase                                                          11.7
Wells Fargo                                                     5.8
United Capital/Hudson United                                    0.2
Albany - deferred rent                                          2.3
Promissory note (priority tax claims)                          13.6
                                                             ------

LIABILITIES SUBJECT TO COMPROMISE                             111.1

Plus Macon (previously not subject to compromise)               7.6
Less Priority tax claims (shown separately)                   (13.6)
                                                             ------

OTHER LONG TERM SECURED DEBT                                 $105.1
                                                             ======

                                   EXHIBIT E

  COMMITMENT LETTER AND SUMMARY OF PRINCIPAL TERMS OF EXIT FINANCING FACILITY

                            Please see the attached.

                                   EXHIBIT F

 LIQUIDATION ANALYSIS ASSUMPTIONS AND SUMMARY OF LIQUIDATION RECOVERY BY CLASS

         The following major assumptions have been made in the liquidation analysis set forth in this Exhibit F:

1. The liquidation of assets commences on January 1, 2003 and is completed by June 30, 2003.

2. No additional income tax liabilities or other claims arise from the liquidation of the Debtors' assets.

3. During the liquidation process, the Debtors continue to operate their hotels as a going concern.

4. The Debtors are liquidated under the direction of a trustee appointed by the Bankruptcy Court who will be entitled to 3% of the gross liquidation proceeds as fees.

5. Other professionals, such as real estate brokers, attorneys and other advisors, will be utilized in order to expedite the liquidation process. In addition, corporate office and regional employees are assumed to assist in the liquidation process and receive severance payments. These and other direct costs related to the sales of the individual properties are estimated at 7% of the gross liquidation values.

6. Liens against the properties, such as property taxes, are deducted from the gross liquidation proceeds to arrive at the net liquidation proceeds available for creditors.

7. Any cash generated by the hotels during the liquidation period and since the Chapter 11 petitions were filed is assumed to be consumed by operating expenses, management fees, capital expenditures, administrative costs and interest expense on secured debt.

8. Proceeds from Hotel Properties have been calculated assuming that (i) all operations are sold through auctions in the Bankruptcy Court as "going-concerns" and (ii) all executory contracts and unexpired leases that have not been rejected or terminated by the Debtors are assigned to the purchasers. As a result, all cure costs related to these executory contracts and unexpired leases are paid out of the gross liquidation proceeds.

9. Hotel employees will be employed by the new hotel owners and therefore will not be entitled to severance or other termination benefits.

10. Estimated gross proceeds from asset sales are valued at a 30% discount to the reorganization value for the "Low" scenario and a 20% discount for the "High" scenario.

Please see the attached summary of liquidation recoveries by Class.